Exhibit 10.35

ARIBA PLAZA

SUBLEASE

Between

ARIBA, INC.

a Delaware corporation

as

SUBLANDLORD

and

NETSCREEN TECHNOLOGIES, INC.

a Delaware corporation

as

SUBTENANT

for

PREMISES

at

805 Eleventh Avenue

and

809 Eleventh Avenue

Sunnyvale, California 94089

BASIC SUBLEASE INFORMATION

1.	Sublease Date: October 18, 2002.

2.	Sublandlord: Ariba, Inc., a Delaware corporation.

3.	Subtenant: NetScreen Technologies, Inc., a Delaware corporation.

4.	Master Landlord: Moffett Park Drive LLC, a California limited liability company.

5.	Project: Ariba Plaza, 1111 Lockheed Martin Way, Sunnyvale, California (building addresses on Eleventh Avenue).

6.	Rentable Area of Project: 715,998 square feet.

7.	Premises: The Building Three Premises and the Building Four Premises, as determined from time to time (subject to Paragraph 40).

8.	Sublandlord’s Server Room: That portion of the first floor of Building Three designated as “Ariba Server Room” on Exhibit B, constituting 2,165 square feet.

9.	Fourth Floor Expansion Space: That portion of the fourth floor of Building Three designated as such on Exhibit B, constituting 21,860 rentable square feet.

10.	Building Three Premises:

Sublease Commencement Date through Fourth Floor Expansion Date: the entire second and third floors of Building Three, and that portion of the first floor of Building Three other than Sublandlord’s Server Room, and that portion of the fourth floor of Building Three other than the Fourth Floor Expansion Space, constituting 151,057 rentable square feet;

Fourth Floor Expansion Date through Expiration Date: the entire second, third and fourth floors of Building Three, and that portion of the first floor of Building Three other than Sublandlord’s Server Room, constituting 172,917 rentable square feet;

11.	Building Four Premises: subject to potential expansion in accordance with Paragraph 40, that portion of the first floor of Building Four designated by crosshatching on Exhibit B (“Subtenant’s Shipping Area”), constituting 4,707 rentable square feet.

12.	Rentable Area of Premises (subject to Paragraph 40):

Sublease Commencement Date through Fourth Floor Expansion Date:	155,764 rentable square feet.

Fourth Floor Expansion Date through Expiration Date:	177,624 rentable square feet.

13.	Sublease Commencement Date: November 1, 2002, subject to the provisions of Paragraph 2.2 below.

14.	Base Rent Inducement Period: Rent Commencement Date through the third monthly anniversary of the Rent Commencement Date.

15.	Fourth Floor Expansion Date: The earlier of (i) February 14, 2004, or (ii) the date Subtenant occupies all or any portion of the Fourth Floor Expansion Space.

16.	Sublease Expiration Date: May 13, 2008, subject to the provisions of Paragraph 2.2 below.

17.	Rent Commencement Date: February 14, 2003, subject to the provisions of Paragraph 3.1 below.

18.	Monthly Base Rent:

Rent Commencement Through Base Rent Inducement Period:	$0

Base Rent Inducement Period expiration through Fourth Floor Expansion Date:	$230,531

Fourth Floor Expansion Date through Sublease Expiration Date:	$262,884

19.	Subtenant’s Project Share:

Sublease Commencement Date through Fourth Floor Expansion Date	21.75	%.

Fourth Floor Expansion Date through Sublease Expiration Date:	24.81	%.

Subtenant’s Building Share:

Building Three	100.00%

Building Four (subject to Paragraph 40)	0%

20.	Security Deposit: the Security Deposit shall initially be an amount equal to the Monthly Base Rent following the Base Rent Inducement Period times three (3), or $691,593, to be increased to an amount equal to the Monthly Base Rent following the Fourth Floor Expansion Date times three (3), or $788,652, prior to the Fourth Floor Expansion Date; provided, that the Security Deposit shall by subject to increase to two (2) times the then current Security Deposit amount in accordance with Paragraph 4. The Security Deposit shall also be subject to increase upon expansion of the Premises, in accordance with Paragraph 40.

21.	Sublandlord’s Address:

Payment of Rent:	807 Eleventh Avenue
Sunnyvale, California, 94089
Attn: Real Estate Manager

Notices:	807 Eleventh Avenue
Sunnyvale, California, 94089
Attn: General Counsel
(650) 390-1377 Facsimile

and a copy to:

807 Eleventh Avenue

Sunnyvale, California, 94089 Attn: Real Estate Manager (650) 390-1315 Facsimile

22. Subtenant’s Address for Notices:

Prior to Sublease Commencement Date:

350 Oakmead Parkway Sunnyvale, CA 94085 Attn: General Counsel (408) 730-6760 Facsimile

and a copy to:

350 Oakmead Parkway Sunnyvale, CA 94085 Attn: Vice President of Operations (408) 730-6760 Facsimile

As of Sublease Commencement Date:

805 Eleventh Avenue Sunnyvale, CA 94089
Attn: General Counsel (650) Facsimile

and a copy to:

805 Eleventh Avenue Sunnyvale, CA 94089 Attn: Vice President of Operations (650) Facsimile

23.	Brokers: Cornish & Carey Commercial and Cushman and Wakefield (Sublandlord’s Broker) and The Staubach Company (Subtenant’s Broker).

The Basic Sublease Information set forth above is made a part of the Sublease. In the event of conflict between the Basic Sublease Information and another provision of the Sublease, the latter shall control.

7.	Utilities and Services		17

	7.1.	Standard Utilities and Services	17

	7.2.	Telecommunications	19

	7.3.	Utility Additions	21

	7.4.	Security	21

	7.5.	Building Three	22

8.	Maintenance and Repairs; Utility Installations, Trade Fixtures and Alterations		22

	8.1.	Sublandlord’s Obligations	22

	8.2.	Subtenant’s Obligations	23

	8.3.	Utility Installations; Trade Fixtures; Alterations	23

	8.4.	Ownership; Removal; Surrender; and Restoration	24

9.	Insurance; Waiver; Subrogation		25

	9.1.	Cost of Sublandlord’s Insurance	25

	9.2.	Subtenant’s Insurance	25

	9.3.	Insurance Policies	25

	9.4.	Failure of Subtenant to Purchase and Maintain Insurance	26

	9.5.	Additional Insureds and Coverage	26

	9.6.	Waiver of Subrogation	26

	9.7.	No Representation of Adequate Coverage	26

	9.8.	Furniture Casualty Loss	27

10.	Limitation of Liability and Indemnity		27

11.	Property Taxes		28

	11.1.	Payment of Taxes	28

	11.2.	Additional Improvements	28

	11.3.	Personal Property Taxes	28

12.	Assignment and Subletting		28

	12.1.	Generally	28

	12.2.	Notice	28

	12.3.	Sublandlord’s Election	29

	12.4.	Sublandlord’s Discretion; Factors	29

	12.5.	Bonus Rent	30

	12.6.	Encumbrances	30

	12.7.	Merger; Attornment	30

	12.8.	Sublandlord’s Costs	31

	12.9.	Affiliates	31

13.	Default; Breach; Remedies		31

	13.1.	Default; Breach	31

	13.2.	Remedies	32

	13.3.	Inducement Recapture	33

	13.4.	Breach by Sublandlord	33

14.	Damage or Destruction; Condemnation		34

15.	Brokerage Fees		34

16.	Estoppel Certificates		34

17.	Definition of Sublandlord		35

18.	Severability		35

19.	Days		35

20.	Limitation on Liability		35

21.	Time of Essence		35

22.	No Prior or Other Agreements		36

23.	Notices		36

	23.1.	Notice Requirements	36

	23.2.	Date of Notice	36

	23.3	Notices from Master Landlord	36

24.	Waivers		36

25.	No Right To Holdover		36

26.	Cumulative Remedies		36

27.	Covenants and Conditions; Construction of Agreement		37

28.	Binding Effect; Choice of Law		37

29.	Subordination; Attornment; Non-Disturbance		37

	29.1.	Subordination	37

	29.2.	Attornment	37

30.	Master Lease Provisions		37

	30.1.	Sublease Subordinate	37

	30.2.	Cooperation With Subtenant	39

	30.3.	Sublandlord Representations	39

	30.4.	Modification	39

	30.5.	Sublease Consent and Non-Disturbance Agreement	40

	30.6.	Multiple New Master Leases	40

	30.7.	Conflict	40

31.	Attorneys’ Fees		40

32.	Sublandlord’s Access to Premises		41

	32.1.	Generally	41

	32.2.	Subtenant’s Waiver	41

	32.3.	Method of Entry	41

33.	Auctions		41

34.	Signs		41

35.	[intentionally omitted]		42

36.	Consents		42

37.	Quiet Possession		42

38.	Options		42

	38.1.	Definition	42

	38.2.	Multiple Options	42

	38.3.	Master Lease Options	42

	38.4.	Effect of Default on Options	42

39.	Options to Extend Term		43

40.	Rights to Expand		44

	40.1.	Right of First Refusal	44

	40.2.	Offer Right	45

	40.3.	Generally	46

41.	[intentionally omitted]		46

42.	Reservations		46

43.	Performance Under Protest		46

44.	Authority		46

45.	Amendments		47

46.	Exhibits		47

SUBLEASE

This Sublease is made and entered into as of the 18th day of October, 2002 (“Effective Date”), by and between Ariba, Inc., a Delaware corporation (“Sublandlord”), and NetScreen Technologies, Inc., a Delaware corporation (“Subtenant”).

R E C I T A L S

A. Sublandlord, as tenant, and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), as landlord, previously entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, as amended by letter agreement dated September 11, 2000, and by a First Amendment to Lease dated January 12, 2001 (collectively, the “Master Lease”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Under the Master Lease, Master Landlord leases to Sublandlord certain premises located at 1111 Lockheed Martin Way in Sunnyvale, California, including four (4) free standing, four-story office and research and development buildings, and one (1) amenity building (collectively, the “Buildings”) and other improvements including a parking structure (collectively the “Project”). The four office and research development buildings are commonly known as: 803 Eleventh Avenue (“Building One”), 807 Eleventh Avenue (“Building Two”), 805 Eleventh Avenue (“Building Three”), and 809 Eleventh Avenue (“Building Four”). The amenity building (“Amenity Building”) is currently used as a fitness center. References in this Sublease to a “Building” shall refer to Buildings One, Two, Three and Four, and the Amenities Building, individually, and references in this Sublease to the “Buildings” shall refer to Buildings One, Two, Three and Four, and the Amenities Building, collectively, unless otherwise expressly stated.

B. Sublandlord wishes to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, on the terms and conditions set forth herein, the Premises, as defined in the Basic Lease Information.

C. Capitalized terms used herein without definition shall have the same meaning as in the Master Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

A G R E E M E N T

1. Sublease of Premises

1.1. Sublease. Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby accepts from Sublandlord, on the terms and conditions hereinafter set forth, the Premises. The Premises are depicted on Exhibit B, which is attached hereto and incorporated herein by this reference. Sublandlord and Subtenant conclusively agree, for purposes of this Sublease, that the Premises contain the number of rentable square feet stated in the Basic Lease Information.

1.2. Common Areas  –  Definition. The term “Common Areas” includes both “Project Common Area” and “Building Common Area.” “Project Common Area” is defined as all areas and facilities outside the Buildings and within the exterior boundary line of the Project, including parking areas, passenger and other loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas that are provided and reasonably designated by the

Sublandlord from time to time for the general non-exclusive use of Sublandlord, Subtenant and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees. “Building Common Area” is defined as all areas and facilities inside a building that are provided and reasonably designated by the Sublandlord from time to time for the general non-exclusive use of the tenants of such building and their respective employees, suppliers, shippers, customers, contractors and invitees, including stairways, elevators, lobbies and other areas which may be so provided and reasonably designated by Sublandlord.

1.3. Common Areas  –  Subtenant’s Rights. Sublandlord grants to Subtenant, for the benefit of Subtenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease and all extensions thereto, the right to use, in common with others entitled to such use, the Project Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by (i) Master Landlord under the Master Lease and (ii) Sublandlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project.

Sublandlord also grants to Subtenant, for the benefit of Subtenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease and all extensions thereto, the right to use, in common with other tenants of such Building, the Building Common Areas as they exist from time to time in any Building in which Subtenant occupies space, subject to any rights, powers, and privileges reserved by (i) Master Landlord under the Master Lease and (ii) Sublandlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Notwithstanding the foregoing, the parties agree that:

(i) as to Building Three, there is no Building Common Area for purposes of this Lease because Subtenant is taking the entire space with the exception of 2,165 rentable square feet being retained by Sublandlord as Sublandlord’s Server Room. Sublandlord’s rights regarding access to and use of Sublandlord’s Server Room shall be as provided in Paragraph 1.8, below; and

(ii) as to Building Four, since Subtenant will not use the lobby, stairs, or elevators due to Subtenant’s direct exterior access to the Subtenant’s Shipping Area, the parties agree that the only Building Common Area is the loading dock staging area, as depicted on Exhibit B, the use of which is to be shared by all of the tenants of the Project. This is subject to change in the event Subtenant takes any other space in Building Four, either pursuant to Subtenant’s rights under Paragraph 40 below or otherwise.

1.4. Rules and Regulations. Sublandlord shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (“Sublandlord’s Rules and Regulations”) for the management, safety, care, and cleanliness of the Buildings and the remainder of the Project, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Buildings and the Project and their invitees. A copy of the current Sublandlord’s Rules and Regulations are attached to this Sublease as Exhibit C and incorporated herein by this reference. Subtenant agrees to abide by and conform to all such Sublandlord’s Rules and Regulations, and the Rules and Regulations adopted from time to time by Master Landlord under the Master Lease (“Master Landlord’s Rules and Regulations”), and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Sublandlord shall not be responsible to Subtenant for the non-compliance with said rules and regulations by other tenants of the Project. Any enforcement of said rules and regulations by Sublandlord shall be on a non-discriminatory basis. In the event of conflict between the provisions of this Sublease and Sublandlord’s Rules and Regulations, the provisions of this Sublease shall prevail. In the event of conflict between Master Landlord’s Rules and Regulations and Sublandlord’s Rules and Regulations, Master Landlord’s Rules and Regulations shall prevail.

1.5. Common Areas  –  Changes. Sublandlord shall have the right, in Sublandlord’s sole discretion, from time to time; provided that Subtenant nonetheless shall have reasonable access to parking and the Premises at all times:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, passenger and other loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Project to be a part of the Common Areas (but only if and to the extent the Common Areas are so expanded by Master Landlord pursuant to its rights under the Master Lease) so long as any change in the size of the Common Areas shall be reflected equitably in the calculation of Operating Expenses herein, and provided that in such a case Subtenant’s Project Share of Operating Expenses shall not be increased without the consent of Subtenant, in Subtenant’s reasonable discretion;

(d) To add additional buildings and improvements to the Common Areas so long as any changes made to the Project pursuant to this Subparagraph 1.5 (d) shall be at Sublandlord’s sole cost, unless otherwise mutually agreed by the parties, and any change in the size of the Common Areas shall be reflected equitably in the calculation of Operating Expenses herein, and provided that in such a case Subtenant’s Project Share of Operating Expenses shall not be increased without the consent of Subtenant, in Subtenant’s reasonable discretion;

(e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

(f) To do and perform such other acts or work and make such other changes in, to or with respect to the Common Areas and Project as Sublandlord may, in the exercise of reasonable business judgment, deem to be appropriate.

1.6. Parking. Subtenant shall have the right, at no additional cost, to the non-exclusive use of three (3) parking spaces for each 1,000 square feet of rentable area of the Premises in the areas of the Project designated by Sublandlord for parking. Sublandlord reserves the right to equitably modify rights granted under this Paragraph if obligated to do so by the Master Lease or applicable governmental regulations, or in the event of construction, natural disaster, or other similar reasonable circumstances. Subtenant shall not use more parking spaces than permitted herein. Subtenant shall not park any vehicles larger than full-size passenger automobiles, sport utility vehicles or pick-up trucks, herein called “Permitted Size Vehicles.” Sublandlord may regulate the loading and unloading of vehicles by adopting and amending Rules and Regulations for the Project. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Sublandlord. Subtenant shall have the right to mark (by striping and/or signage) not more than ten (10) parking spaces in the area designated “Visitor Parking” on Exhibit B for non-exclusive visitor parking, provided that (i) Sublandlord shall have no obligation to enforce the use of such spaces for such purpose, (ii) such spaces shall not be marked to indicate that they are for the exclusive use of Subtenant or its visitors, and (iii) such right shall be subject to the prior written approval of Master Landlord.

(a) Subtenant shall not permit or allow any vehicles that belong to or are controlled by Subtenant or Subtenant’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Sublandlord for such activities.

(b) Subtenant shall not service or store any vehicles in the Common Areas.

(c) If Subtenant permits or allows any of the prohibited activities described in this Paragraph 1.6, then Sublandlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Subtenant, which cost shall be immediately payable upon demand by Sublandlord.

1.7. Furniture.

(a) Building Three shall be delivered to Subtenant with the Furniture included for Subtenant’s use during the Sublease term, in accordance with and subject to the terms and conditions of this Paragraph and all other applicable provisions of this Sublease. The “Furniture” is defined as the furniture, fixtures, equipment and other personal property described on Exhibit D attached hereto and incorporated herein by this reference. Sublandlord shall deliver the Furniture to Subtenant AS IS and Subtenant agrees that it takes possession of the Furniture without relying on any representation or warranty by Sublandlord as to the condition of the Furniture or its operability. SUBLANDLORD DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Sublandlord assumes no responsibility for providing additional maintenance for the Furniture. Subtenant acknowledges that any change in the current installation or configuration and any maintenance of the Furniture may require an investment of time and resources to complete, and such efforts shall not serve to excuse Subtenant from the performance of any of its obligations under this Sublease. Subtenant conclusively agrees that for purposes of this Sublease, the total number of cubicle systems provided to Subtenant is as described in Exhibit D. Within thirty (30) days of the Sublease Commencement Date, Subtenant shall be given an opportunity to verify inventory as compared to Exhibit D. In the event that a discrepancy is identified in the Furniture inventory, Subtenant shall notify Sublandlord, and the parties shall cooperate reasonably with each other to make any appropriate corrections. In no event shall Sublandlord have any liability, nor shall Subtenant have any remedy against Sublandlord, for any liability, claim, loss, damage or expense caused directly or indirectly by the Furniture or any deficiency or defect thereof or the maintenance or repair thereof.

(b) Except as otherwise expressly provided herein, Subtenant shall not have, or at any time acquire, any right, title or interest in the Furniture except the right to possession and use as provided for in this Sublease. Sublandlord shall have the right to place and maintain on the exterior or interior of each item of Furniture an inscription identifying Sublandlord’s ownership of the Furniture. Subtenant shall not remove, obscure, deface or obliterate the inscription or permit any other person to do so. Subtenant shall keep the Furniture and all right, title, and interest free and clear of all liens, charges, and encumbrances caused by Subtenant.

(c) Subtenant shall use the Furniture in a reasonably careful and proper manner and shall not permit any Furniture to be used in violation of any applicable federal, state, or local statute, law, ordinance, rule, or regulation relating to the possession, use or maintenance of the Furniture. Subtenant shall use only manufacturer authorized service providers to reconfigure, reassemble, disassemble, repair and maintain the Furniture. Subtenant agrees to reimburse Sublandlord for all damage to the Furniture arising from misuse or negligent acts by Subtenant, its employees and its agents. If any Furniture covered by this Sublease is damaged, lost, stolen or destroyed, or if any Furniture is damaged as a result of its use, maintenance or possession, Subtenant shall promptly notify Sublandlord of the occurrence and shall file all necessary reports, including those required by law and those required by insurers of the Furniture. Subtenant agrees to use the Furniture solely for business purposes consistent with all use requirements and restrictions under the Sublease. Subject to Paragraph 1.7(d), Subtenant shall return the Furniture to Sublandlord in accordance with the provisions of Paragraph 8.4(c) below.

(d) Provided that (A) (i) Subtenant properly exercises both options to extend the Term described in Paragraph 39 below, (ii) the term of the Master Lease has not been extended beyond its current expiration date, and (iii) Subtenant is not in default under this Sublease at the time of exercise of the option, or (B) a “Recognition Event” (as defined in that certain Recognition Agreement by and between Sublandlord, Subtenant and Master landlord entered into or to be entered into pursuant to Paragraph 30.5), then Subtenant shall have the option to purchase the Furniture at its “fair market value” (defined below) in accordance with this paragraph. Such option shall be exercisable (A) no later than nine (9) months, nor earlier than eleven (11) months, prior to the expiration of the second option period, or (B) within ninety (90) days after the occurrence of the Recognition Event, time being of the essence, by giving written notice of exercise to Sublandlord. The parties agree to determine fair market value in a manner consistent with that described in Paragraph 39 for determining Fair Market Rental Rate; provided that, for purposes of the arbitration procedure (should that procedure become necessary), the qualifications for the arbitrators shall be that they are individuals of substantial experience with respect to transactions involving office furniture and equipment in Santa Clara County and that they do not have any ongoing business relationship with the party selecting such person. Upon reaching the determination of the Furniture’s fair market value, Subtenant shall pay the fair market value amount to Sublandlord, who in exchange for such payment shall provide to Subtenant a bill of sale for the Furniture upon expiration of the Sublease or following the Recognition Event. For purposes of this option, “fair market value” shall be defined as the amount that a willing buyer would pay and a willing seller would accept in an arm’s length transaction under comparable circumstances.

(e) During the first six (6) months of the Term, provided Subtenant is not in Default hereunder, Subtenant shall have a one-time right (“Removal Right”) to require Sublandlord to remove designated Furniture items (“Unwanted Furniture”) from the Subleased Premises. The Removal Right shall be effective as of the Sublease Commencement Date and shall expire on the six (6) month anniversary of the Sublease Commencement Date (“Removal Right Term”). The Removal Right may be exercised by Subtenant’s delivering to Sublandlord written notice of the exercise (“Exercise Notice”), prior to the end of the Removal Right Term. The Exercise Notice shall specify a three-week period (“Removal Period”) which is not less than seven (7) days nor more than thirty (30) days following the date of the Exercise Notice in which Sublandlord is to perform the requested removal of the Unwanted Furniture. The Exercise Notice shall be accompanied by a clearly-defined list of the items of Unwanted Furniture. The Removal Right shall only be exercisable one time. Sublandlord shall select the timing and sequence for removal of the Unwanted Furniture during the Removal Period and shall communicate such information to Subtenant prior to the Removal Period. Subtenant shall provide all necessary access to the Subleased Premises to permit Sublandlord to perform removal. Prior to removal, Subtenant shall completely disconnect and detach the Unwanted Furniture from all other Furniture and property in the Subleased Premises and from the Subleased Premises itself. Any Furniture that remains attached or connected in any way (including, by way of example only, connected wiring and cabling) shall not be removed until Subtenant disconnects and detaches the same, and if such disconnection is not completed before Sublandlord has removed the balance of the Unwanted Furniture, then Sublandlord’s removal obligation shall automatically terminate with respect to such items. At the time of removal by Sublandlord, all Unwanted Furniture shall be in the same condition as provided to Subtenant. Following removal of each item of Unwanted Furniture from the Subleased Premises, such items shall be effectively deleted from the Furniture listed on Exhibit D. Promptly following the Removal Period, Sublandlord shall provide to Subtenant a modified Furniture list, labeled Exhibit D-1, which shall reflect such deletion and shall be attached to the Sublease and replace Exhibit D; provided that the failure to provide such an Exhibit D-1 shall not affect the validity of these provisions. Following removal of items of Unwanted Furniture, Subtenant shall have no further rights under Paragraph 1.7(d) (option to purchase) with respect to such items.

1.8. Sublandlord’s Server Room. The Premises shall not include, and Sublandlord reserves for its own use, Sublandlord’s Server Room as defined in the Basic Lease Information. Sublandlord shall have access at all times to Sublandlord’s Server Room through the Building Three lobby and the corridor leading from the lobby to the entrance to Sublandlord’s Server Room. Subtenant shall provide Sublandlord with any and all access cards, codes, and/or passwords necessary for unfettered access to Sublandlord’s Server Room. Sublandlord shall not share in any Building Three Building Expenses, as defined in Paragraph 3.2 below, other than Sublandlord’s share of the Server Room Electricity Cost. The term “Server Room Electricity Cost” shall mean the cost of the electricity provided to the Server Area (as defined in Exhibit I) through the existing uninterrupted power supply located in Sublandlord’s Server Room, which shall be separately metered in accordance with the Work Letter attached hereto as Exhibit I. Sublandlord’s share of the Server Room Electricity Cost shall be equal to the percentage of the total square feet of “Potential Cabinet Space” in the Server Area that is located in Sublandlord’s Server Room. The term “Potential Cabinet Space” shall mean the square foot measurement of the floor area which is available for installing server cabinets given the server rack fixture infrastructure in the Server Area from time to time. Sublandlord and Subtenant agree that based on the configuration of the Server Area following completion of Sublandlord’s Work in accordance with the Work Letter, Sublandlord’s share of the Server Room Electricity Cost shall be forty-one percent (41%).

1.9. MPOE Room. In addition to Sublandlord’s Server Room, Sublandlord shall also have access at all times to the main point of entry room (“MPOE Room”) located on the first floor of Building Three in the location designated on the Building Three floor plans attached hereto as Exhibit B. Sublandlord shall give Subtenant as much advance notice as is reasonably possible prior to access to the MPOE Room. Sublandlord shall be accompanied either by a NetScreen representative or security guard during access to the MPOE Room, provided that such requirement shall not be used as a basis for preventing or restricting Sublandlord’s access.

1.10. Subtenant’s Shipping Area. In connection with Subtenant’s subleasing of Subtenant’s Shipping Area, Subtenant shall have the non-exclusive right to use the loading dock and adjacent staging area, as those areas are identified on the floor plan of the first floor of Building Four attached hereto as Exhibit B. Use of the loading dock and staging area will be subject to reasonable rules and regulations adopted by Sublandlord.

1.11. Amenity Areas. The term “Amenity Areas” is defined as those portions of the Project consisting of the Amenity Building, which contains 15,660 rentable square feet, and the space in Building Four occupied by a cafeteria, which contains 21,510 rentable square feet. The Amenity Areas are available for use by Subtenant as provided in the Cafeteria Provisions and the Fitness Center Provisions contained in Exhibits E and F respectively, attached to this Sublease.

2. Term.

2.1. Term. The term of this Sublease (“Term”) shall commence on the Sublease Commencement Date identified in the Basic Sublease Information (the “Sublease Commencement Date”) and shall expire on the Sublease Expiration Date identified in the Basic Sublease Information (the “Expiration Date”), subject to change in accordance with Paragraph 2.2 below. Sublandlord shall deliver possession of the Premises, other than the Fourth Floor Expansion Space and Subtenant’s Server Room (see Work Letter attached as Exhibit I), to Subtenant on the Sublease Commencement Date in the condition required under Paragraph 6.1 below. Sublandlord shall deliver possession of the Fourth Floor Expansion Space to Subtenant on the earlier of (i) February 14, 2004, or (ii) within thirty (30) days following receipt of written notice from Subtenant requesting possession. Sublandlord shall deliver possession of Subtenant’s Server Room to Subtenant in accordance with Article II of the Work Letter. After the occurrence of the Sublease Commencement Date, Sublandlord shall provide to Subtenant a Sublease Commencement Date Memorandum in the form attached to this Sublease as Exhibit G, which Memorandum Subtenant shall promptly execute and deliver to Sublandlord. Subtenant shall have no rights in any portion of the Premises or the Project prior to the Sublease Commencement Date, unless expressly provided otherwise in this Sublease.

2.2. Delay in Delivery. Sublandlord shall not be subject to any liability for its failure to deliver possession of the Premises by the scheduled Sublease Commencement Date or any other particular date, nor shall such failure affect the validity of this Sublease or affect the Sublease Expiration Date; provided, however, that:

(1) The Sublease Commencement Date shall be the day Sublandlord tenders possession of the Premises to Subtenant

(2) If Sublandlord fails to deliver possession of the Premises to Subtenant on or before November 14, 2002, solely for reasons within the reasonable control of Sublandlord, then for each day that elapses between November 14, 2002, and the date possession is tendered, the Expiration Date shall be extended by one day; and

(3) If Sublandlord fails to deliver possession of the Premises to Subtenant on or before February 1, 2003, Subtenant may, at its option, by notice to Sublandlord in writing within ten (10) days after such date, cancel this Sublease. If such written notice is not received by Sublandlord within said 10-day period, Subtenant’s right to cancel shall terminate. This termination right shall be of no force or effect, however, in the event of any delay beyond Sublandlord’s reasonable control.

For purposes of this Paragraph 2.2, obtaining the Master Landlord’s consent to this Sublease shall not be considered to be within the reasonable control of Sublandlord. All references to the Premises in this Paragraph 2.2 shall exclude the Fourth Floor Expansion Space and Subtenant’s Server Room.

2.3. Subtenant Compliance. Sublandlord shall not be required to tender possession of the Premises (excluding the Fourth Floor Expansion Space and Subtenant’s Server Room) to Subtenant until Subtenant complies with its obligation to provide (i) the evidence of insurance required hereunder and (ii) the Security Deposit required under

Paragraph 4. Pending delivery of such evidence, Subtenant shall be required to perform all of its obligations under this Sublease from and after the date Sublandlord was otherwise prepared to tender possession, including the payment of Rent, notwithstanding Sublandlord’s election to withhold possession pending receipt of such evidence of insurance and/or the Security Deposit. Further, if Subtenant is required to perform any other express conditions prior to or concurrent with the Sublease Commencement Date, the Sublease Commencement Date shall occur but Sublandlord may elect to withhold possession until such conditions are satisfied.

3. Rent.

3.1. Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) in the amount shown in the Basic Sublease Information. Base Rent shall be payable for the period beginning on the “Rent Commencement Date” shown in the Basic Sublease Information and continuing throughout the remainder of the Term. Base Rent is due and payable in advance on the first day of each calendar month; provided, however, that Base Rent for the fourth (4th) full month shall be due at the time of Subtenant’s execution and delivery of this Sublease. Base Rent is payable without notice or demand. Base Rent for any period during the Term which is less than one full calendar month shall be prorated based on the actual number of days in the calendar month involved. Notwithstanding the foregoing, if Sublandlord fails to deliver possession of the initial Premises (other than the Server Area identified in Exhibit I hereto) to Subtenant on or before November 14, 2002, solely for reasons within the reasonable control of Sublandlord, then for each day that elapses between November 14, 2002, and the date possession is tendered, the Rent Commencement Date shall be extended by one day. For purposes of this Paragraph 3.1, obtaining the Master Landlord’s consent to this Sublease shall not be considered to be within the reasonable control of Sublandlord.

3.2. Shared Expenses. In addition to Base Rent, commencing on the Rent Commencement Date and continuing throughout the entire remaining Term, Subtenant shall pay to Sublandlord: (i) Subtenant’s Project Share of all Project Operating Expenses and all Master Lease Expenses, and (ii) Subtenant’s Building Share of all Building Expenses, in accordance with the following provisions. The term Operating Expense shall refer to both Project Operating Expenses and Building Expenses, except as otherwise expressly provided.

(a) “Subtenant’s Project Share” is defined as the percentage determined by dividing the rentable square feet of the Premises by the total rentable square feet of the Project. Sublandlord and Subtenant conclusively agree that the Subtenant’s Project Share shall be the percentage set forth in the Basic Sublease Information (subject to increase in accordance with Paragraph 40).

(b) “Subtenant’s Building Share” with respect to a given Building is defined as the percentage determined by dividing the rentable square feet of the Premises contained in the Building by the total rentable square feet of the Project. Notwithstanding the foregoing, Sublandlord and Subtenant conclusively agree that with respect to Building Three, Subtenant’s Building Share is one hundred percent (100%), and unless and until Subtenant occupies all or a portion of an Expansion Space (as defined in Paragraph 40) in Building Four Subtenant’s Building Share of Building Four is zero percent (0%).

(c) “Building Expenses” is defined, for purposes of this Sublease, to include all costs incurred by Sublandlord in the management, operation, repair, maintenance and replacement of Buildings One, Two, Three and Four (including Building Common Areas, but not including the Amenity Area in Building Four containing the Cafeteria), including without limitation, the following: utilities and services provided by Sublandlord pursuant to Paragraph 7; maintenance and repairs performed by Sublandlord pursuant to Paragraph 8, including repair and maintenance of Building mechanical systems (HVAC, plumbing and electrical); roof repairs & maintenance (to the extent not performed by Master Landlord); fire, life safety systems, including sprinkler system and fire monitoring; window repairs; capital improvements and replacements; and a management fee of three percent (3%) of Building Expenses.

(d) “Master Lease Expenses” is defined, for purposes of this Sublease, to include all amounts paid or payable by Sublandlord under the Master Lease (including without limitation all real estate taxes, assessments, fees and other impositions in accordance with the provisions of Article IX, insurance premiums in accordance with the provisions of Article VII, operating charges, maintenance, repair and replacement costs and expenses in accordance with the provisions of Article VI, landscaping (including irrigation), parking lot and garage maintenance and repairs (including striping and sweeping), exterior pest control, roof maintenance and repairs, window washing, capital improvements and replacements, and a Management Fee), excepting therefrom Base Rent (as that term is defined in the Master Lease), the costs incurred by Sublandlord for the Tenant Improvements (as that term is defined in the Master Lease), and amounts incurred as a result of default by Sublandlord not caused by Subtenant.

(e) “Project Operating Expenses” is defined, for purposes of this Sublease, to include all costs incurred by Sublandlord in the management, operation, repair, maintenance and replacement of the Project (including the Common Areas and the Amenity Areas) in the exercise of its reasonable discretion, to the extent not included in Master Lease Expenses or Building Expenses, including the following:

(i) The operation, repair, replacement and maintenance in neat, clean, safe, good order and condition, of the Project (except to the extent Master Landlord is responsible for the Outside Areas under the Master Lease, the costs for which are passed through to Subtenant as Master Lease Expenses), including but not limited to, the following:

(aa) The Project Common Areas and Amenity Areas including their surfaces, coverings, decorative items, carpets, drapes and window coverings, and including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, stairways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roof, fences and gates;

(bb) All Project heating, ventilation, air conditioning, plumbing, electrical systems, back-up generators (including maintenance & repairs, routine testing, and permits for diesel storage onsite), life safety equipment, telecommunication and other equipment used in common by, or for the benefit of, lessees or occupants of the Project, including elevators and escalators, tenant directories, fire detection systems including sprinkler systems maintenance and repair.

(ii) Common Area trash disposal, and general Project security systems and security guards;

(iii) Any other service or utilities to be provided by Sublandlord that is elsewhere in this Sublease stated to be an “Operating Expense”;

(iv) The cost of the premiums for liability and property insurance policies to be maintained by Sublandlord under this Sublease and the Master Lease;

(v) The cost of water, sewer, gas, electricity, and other utilities and services to the Project (e.g., lighting for the the parking lot, garage, café, fitness center, and other exterior areas);

(vi) Costs in connection with the Moffett Park Transportation Demand Management Plan (see Master Lease Section 5.07);

(vii) Labor, salaries, and applicable fringe benefits and costs, materials, supplies and tools, used in maintaining and/or cleaning the Project, including salaries and supplies of facilities staff such as the helpdesk and handyman;

(viii) All costs associated with general tenant services made available to all subtenants of the Project, except as otherwise provided in this Sublease;

(ix) accounting and a management fee of three percent (3%) of actual Project Operating Expenses;

(x) The cost of any Capital Expenditure (defined in Paragraph 6.2) to the Project not payable by Subtenant under the provisions of Paragraph 6.2 below or by other subtenants of the Project, provided that such cost shall be amortized over the useful life (as determined by Sublandlord in its sole discretion) of each such replacement item (including interest on the unamortized balance at the Agreed Rate as defined in Section 17.02 of the Master Lease) over the remaining term of the Sublease, which cost would be payable in equal monthly installments during that time period;

(xi) Replacements of equipment or improvements, as amortized over the useful life of such replacement item (including interest on the unamortized balance at the Agreed Rate), over the remaining term of the Sublease, which cost would be payable in equal monthly installments during that time period;

(xii) Cafeteria operations, including without limitation all cleaning, janitorial services and associated supplies, purchases and repair and maintenance of equipment, repairs and maintenance of windows and building mechanical systems (e.g., HVAC, plumbing, electrical), utilities and services; and

(xiii) Fitness Center operations, including without limitation all cleaning, janitorial services and associated supplies, purchases and repair and maintenance of equipment (including AV system equipment), repairs and maintenance of windows and building mechanical systems (e.g., HVAC, plumbing, electrical), utilities and services.

Notwithstanding anything to the contrary contained herein, the following items shall be excluded from Operating Expenses:

(1) Costs associated with the operation of the business of the ownership or entity which constitutes “Sublandlord”, as distinguished from the costs of building operations for the benefit of the Project and its tenants as a whole;

(2) Depreciation;

(3) Real estate brokers’ leasing commissions, and advertising expenses incurred in connection with the subleasing of the Project;

(4) Costs for which Sublandlord is reimbursed by its insurance carrier or any subtenant’s insurance carrier;

(5) Costs for all repairs, replacements, items and/or services for which Subtenant or any other subtenant in the Project reimburses Sublandlord;

(6) Costs incurred by Sublandlord for services which Sublandlord provides selectively to one or more subtenants (other than Subtenant, which costs shall be billed directly to Subtenant) without reimbursement;

(7) Sums payable as a result of Sublandlord’s default under any of its obligations under the Master Lease or this Sublease (except to the extent such default is a result of Subtenant’s default under this Sublease); and

(8) Master Lease Expenses (provided that the exclusion of Master Lease Expenses from Operating Expenses shall not affect Subtenant’s obligation to pay Master Lease Expenses as set forth herein).

In the calculation of any expenses hereunder, it is understood that no expense shall be recovered more than once. Sublandlord’s reasonable application of this Paragraph 3.2 in allocating expenses among the various expense categories shall be binding, provided that Sublandlord shall be consistent in its treatment of expenses among subtenants of the Project. In addition, to the extent that Sublandlord can avoid incurring any expense described hereunder by enforcing available warranties or the like, Sublandlord agrees to make commercially reasonable efforts to do so. Sublandlord shall use commercially reasonable efforts to effect an equitable proration of bills for services rendered to the Project. Sublandlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles consistently maintained on a year-to-year basis.

(f) Gross-Up. If the occupancy of the Project during any part of the term of this Sublease is less than 100 percent, Sublandlord shall make an appropriate adjustment of the variable components of Operating Expenses and Master Lease Expenses for that period, as reasonably determined by Sublandlord using sound accounting and management principles, to determine the amount of Operating Expenses and Master Lease Expenses that would have been incurred had the Project been 100 percent occupied. This amount shall be considered to have been the amount of Operating Expenses and Master Lease Expenses for that period. For purposes of this provision, “variable components” include only those component expenses that are affected by variations in occupancy levels.

(g) Payment. Subtenant shall pay Subtenant’s Project Share of Operating Expenses and Master Lease Expenses (Operating Expenses and Master Lease Expenses being collectively defined as “Sublease Expenses”) for all Sublease Expenses reasonably allocable, in Sublandlord’s opinion, to the period beginning with the Rent Commencement Date and continuing throughout the entire Term. Sublease Expenses shall be due and payable ten (10) days after a reasonably detailed calculation of Subtenant’s Project Share of such expenses is presented to Subtenant by Sublandlord, which Sublandlord may present at intervals no more frequently than monthly (“Monthly Expense Statement”); provided that, with regard to Master Lease Expenses, Sublandlord shall not be required to provide more information than has been offered to Sublandlord. At Sublandlord’s and/or Master Landlord’s (pursuant to the Master Lease) option, however, an amount may be estimated by Sublandlord from time to time of Subtenant’s Project Share of annual Sublease Expenses and the same shall be payable monthly or quarterly, as Sublandlord shall designate, during each calendar year of the Sublease term, on the same day as the Base Rent is due hereunder. In the event that Subtenant pays Sublandlord’s and/or Master Landlord’s estimate of Subtenant’s Project Share of Sublease Expenses as aforesaid, Sublandlord shall deliver to Subtenant within one hundred twenty (120) days after the expiration of each calendar year a reasonably detailed statement (as described above) showing Subtenant’s Project Share of the actual Sublease Expenses incurred during the preceding year (“Annual Expense Statement”); provided that, with regard to Master Lease Expenses, Sublandlord shall not be required to provide more information than has been offered to Sublandlord. If Sublandlord elects to estimate Sublease Expenses as set forth above and if Subtenant’s payments under this Paragraph 3.2(g) during said preceding calendar year exceed Subtenant’s Project Share as indicated on said Annual Expense Statement, Subtenant shall be entitled to credit the amount of such overpayment against Subtenant’s Project Share of Sublease Expenses next falling due, or if the Sublease term has expired, Sublandlord shall deliver a cash refund to Subtenant with the Annual Expense Statement. If Subtenant’s payments under this paragraph during said preceding calendar year were less than Subtenant’s Project Share as indicated on said Annual Expense Statement, Subtenant shall pay to Sublandlord the amount of the deficiency within ten (10) days after delivery by Sublandlord to Subtenant of said Annual Expense Statement. All determinations of Sublease Expenses shall be made by Sublandlord in accordance with sound accounting and management principles and shall be binding on Subtenant for the purpose of initial payment; provided, however, that Subtenant shall have the right to object in good faith to Sublandlord’s determinations of Sublease Expenses in accordance with the procedure in Paragraph 3.2(h) and seek a credit (or refund after the term expires) of correctly disputed amounts.

(h) Audit. On Subtenant’s written request given not more than sixty (60) days after Subtenant’s receipt of a Monthly Expense Statement or an Annual Expense Statement, and provided that Subtenant is not then in default under this Sublease beyond the applicable cure period provided in this Sublease and that Subtenant has paid all amounts required to be paid under the applicable Monthly Expense Statement or Annual Expense Statement (reserving the right to recover any excess payments in accordance with this Paragraph 3.2(h)), then Sublandlord shall provide Subtenant with a reasonable opportunity to review the books and records supporting such determination of Sublease Expenses in the office of Sublandlord, or Sublandlord’s agent, during business hours. Sublandlord shall provide this opportunity to inspect within twenty (20) days of Subtenant’s written request.

Within fifteen (15) days following Subtenant’s inspection, Subtenant and Sublandlord shall concurrently be provided with any audit report prepared in connection with such inspection, and Subtenant shall advise Sublandlord if Subtenant disputes the Sublease Expenses or Subtenant’s Project Share of them as set forth in the applicable Monthly Expense Statement or Annual Expense Statement. Thereafter, if Sublandlord ascertains that an error has been made, Subtenant’s sole remedy shall be for the parties to make such appropriate payments or reimbursements, as the case may be, including interest on any such amount at the Agreed Rate, to each other as are determined to be owing, provided that any reimbursements payable by Sublandlord to Subtenant may, at Sublandlord’s option, instead be credited against the Base Rent next coming due under this Sublease unless the Sublease term has expired, in which event Sublandlord shall refund the appropriate amount to Subtenant. If Subtenant fails to make a written request to review Sublandlord’s books and records within sixty (60) days of receipt of a Monthly Expense Statement or Annual Expense Statement as described above, then Subtenant shall have no further right to conduct such a review or to dispute any Sublease Expense set forth in such Monthly Expense Statement or Annual Expense Statement, as applicable.

Subtenant shall keep any information gained from its review of Sublandlord’s records confidential and shall not disclose it to any other party, except as required by law. If requested by Sublandlord, Subtenant shall require its employees or agents reviewing Sublandlord’s records to sign a confidentiality agreement as a condition of Sublandlord providing Subtenant the opportunity to inspect under this Paragraph 3.2(h). Notwithstanding anything in this Paragraph 3.2(h) to the contrary, with regard to Master Lease Expenses, Sublandlord shall not be required to provide more information to Subtenant than is offered to Sublandlord.

3.3. Generally. All monetary obligations of Subtenant under this Sublease shall be deemed rent and shall be referred to herein as “Rent”. Rent is payable without any setoff, deduction, abatement, or offset whatsoever, except as otherwise expressly provided herein. Acceptance of a payment which is less than the amount then due shall not be a waiver of Sublandlord’s rights to the balance of such Rent, regardless of Sublandlord’s endorsement of any check so stating. Rent is payable in lawful money of the United States and shall, unless otherwise provided herein, be paid to Sublandlord at: Ariba, Inc., at the address shown in the Basic Sublease Information above; or at such other place as Sublandlord may specify from time to time by written notice to Subtenant.

3.4. Late Payment. If Subtenant shall fail to pay any Rent so that it is received within five (5) days (or ten (10) days in the case of Sublease Expenses only) of the date when payment is due, such unpaid amount shall bear interest from the due date to the date of payment at the lower of the following rates: (i) the Agreed Rate and (ii) the maximum rate allowed by applicable usury law. Subtenant acknowledges that late payment of Rent will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amounts of which are extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges which may be imposed on Sublandlord by the terms of the Master Lease. Therefore, if any installment or other payment of Rent due from Subtenant is not received by Sublandlord within five (5) days of the date when payment is due, Subtenant shall pay to Sublandlord an additional sum of five percent (5%) of the amount of the installment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of late payment by Subtenant. Late charges are due and payable on the day incurred and interest shall accrue on such late charges as described above until payment of the late charge is made. Acceptance of any interest or late charge shall not constitute a waiver of Subtenant’s default with respect to the overdue amount, or prevent Sublandlord from exercising any of the other rights and remedies available to Sublandlord. Subtenant shall further pay to Sublandlord the sum of Five Hundred Dollars ($500) for any check from Subtenant to Sublandlord which is returned or not honored by the bank on which it is drawn, which sum the parties agree is a fair and reasonable estimate of the cost to Sublandlord of handling such returned or dishonored check and the acceptance of which shall not constitute a waiver of Subtenant’s default with respect to the returned or dishonored payment, or prevent Sublandlord from exercising any of the other rights and remedies available to Sublandlord.

4. Security Deposit. To secure the faithful performance by Subtenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Subtenant shall deposit with Sublandlord a security deposit (the “Security Deposit”). The initial Security Deposit, in the amount shown in the Basic Sublease Information, shall be payable within ten (10) business days following the execution of this Sublease by both parties, and shall be increased to the amount shown in the Basic Sublease Information prior to the Fourth Floor Expansion Date.

The Security Deposit may be in the form of cash or an irrevocable standby letter of credit, as described below. Subtenant agrees that: (a) the Security Deposit or any portion thereof may be applied to the curing of any Breach under this Sublease that may exist at the time of application, including any Rent owing at the end of the Sublease term, without prejudice to any other remedy or remedies which Sublandlord may have on account thereof; (b) upon such application Subtenant shall pay to Sublandlord on demand in cash the amount so applied to restore the Security Deposit to its full amount; (c) should the Master Lease be assigned by Sublandlord, the Security Deposit or any portion thereof not previously applied shall be turned over (or assigned) to Sublandlord’s assignee, Sublandlord shall have no further liability with respect to the Security Deposit and/or its application or return; (d) Sublandlord or its successor shall not be obligated to hold the Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (e) the sum deposited or the portion thereof not previously applied shall be returned to Subtenant without interest following the expiration of the Term of this Sublease or any renewal or extension thereof, except to the extent reasonably required to cure any Breach by Subtenant of any of its obligations hereunder (including without limitation the obligation to return the Premises and the Furniture in the condition required by this Sublease) and provided that Subtenant has vacated the Premises and surrendered possession thereof to Sublandlord at the expiration of the Term or any extension or renewal thereof as provided herein; (f) in the event that Sublandlord terminates this Sublease or Subtenant’s right to possession by reason of a Breach by Subtenant, Sublandlord may apply the Security Deposit against damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Subtenant’s Breach; (g) in the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, the Security Deposit shall be deemed to be applied first to the payment of any Rent due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Sublandlord in partial liquidation of Sublandlord’s damages.

If Subtenant elects to deposit the Security Deposit by a letter of credit, such letter of credit shall be an irrevocable, unconditional, standby letter of credit in a form substantially similar to the form attached hereto as Exhibit H and incorporated herein (such letter of credit, together with any renewal or replacement letters of credit delivered or to be delivered by Subtenant under this Paragraph, shall be referred to herein collectively as the “Letter of Credit”). The Letter of Credit shall be issued by a national money center bank with an office in San Francisco, California (the “Issuer”). The final form of the Letter of Credit, the identity of the Issuer, and the form of any replacement Letter of Credit shall be acceptable to Sublandlord in its reasonable discretion. The Letter of Credit shall be for an initial term of not less than twelve (12) months and shall be maintained in force at all times from issuance through sixty (60) days following the expiration or earlier termination of this Sublease. If Subtenant fails at least thirty (30) days prior to the expiration date of an outstanding Letter of Credit to (i) renew the Letter of Credit or (ii) deliver to Sublandlord either a replacement Letter of Credit or cash in the full amount of the Security Deposit required hereunder, such failure shall be a default under this Sublease (without the requirement of notice) entitling Sublandlord, in addition to its other remedies, to draw down all or part of the current Letter of Credit. In the event of such a draw, Sublandlord shall hold and/or apply the proceeds of the Letter of Credit as a cash Security Deposit. Sublandlord shall have the right, upon a transfer or assignment of its rights as landlord under this Sublease, to assign or transfer the Letter of Credit to such transferee or assignee or to require Subtenant to deliver a replacement Letter of Credit designating Sublandlord’s successor as the beneficiary, at Sublandlord’s sole cost and expense. No draw under the Letter of Credit shall be deemed a waiver of, or be deemed to have cured, any Default by Subtenant under any provision of this Sublease except to the extent directly applied to cure such Default(s).

Notwithstanding anything herein to the contrary, if either of the following circumstances arises during the Sublease Term then, within ten business days following notice from Sublandlord, Subtenant shall increase the amount of the Security Deposit to an amount equal to two (2) times the then current Security Deposit amount; provided that if either such circumstance arises prior to the Fourth Floor Expansion Date, then the Security Deposit increase required to occur prior to the Fourth Floor Expansion Date (described above) shall be to an amount twice the amount otherwise required. For purposes of the following provisions, the term “Financial Report” shall mean any financial statements or other financial reports of Subtenant (either prepared on a consolidated or non-consolidated basis) filed with any (i) quarterly report on SEC Form 10-Q, (ii) annual report filed on SEC Form 10-K, (iii) registration statement filed under the Securities Act of 1933, or any other filing under the Securities Exchange Act of 1934, including any current reports on SEC Form 8-K, and any amendments thereto, or (iv) reports required to be filed with any exchange where Subtenant’s securities are traded.

(1) the aggregate of Subtenant’s cash and cash equivalents (as determined in accordance with accounting principles generally accepted in the United States of America (USA GAAP)), including without limitation, short-term and long-term investments that Subtenant has the right to convert immediately into cash without limitation or other restrictions (collectively, “Subtenant’s Total Available Cash”), as reported in Subtenant’s balance sheet contained in its applicable Financial Report, is less than $100,000,000 at the end of any fiscal quarter of Subtenant ending during the Sublease Term; or

(2) Subtenant’s operations for any fiscal quarter ending during the Sublease Term result in a Quarterly Cash Burn Rate (as defined below) that, when projected over the next succeeding eight fiscal quarters, reasonably demonstrates that the aggregate amount of Subtenant’s Total Available Cash as of the end of such fiscal quarter is less than the amount required to fund Subtenant’s operations during the full period of such eight fiscal quarters at that Quarterly Cash Burn Rate without Subtenant obtaining additional cash or other working capital. For the purposes of this Sublease, Subtenant’s Quarterly Cash Burn Rate for any given fiscal quarter shall be calculated by subtracting Subtenant’s Total Available Cash at the end of that fiscal quarter from Subtenant’s Total Available Cash at the end of the fiscal quarter immediately preceding that quarter.

5. Use.

5.1. Use. Subtenant shall use the Premises for those uses permitted under the Master Lease (“Agreed Use”), and for no other purpose, without the prior written consent of Sublandlord (which consent may be withheld in Sublandlord’s reasonable discretion) and the Master Landlord (which consent may be withheld by Master Landlord pursuant to the terms of Section 5.01 of the Master Lease). Subtenant’s use of the Premises shall be subject to all of the terms and conditions of the Master Lease relating to use.

5.2. Hazardous Materials.

(a) Reportable Uses Require Consent. The term “Hazardous Materials” as used in this Sublease shall be defined as in subsection 17.22(a) of the Master Lease. Subtenant shall not engage in any activity in or on the Premises which constitutes a Reportable Use (as defined below) of any Hazardous Materials without the express prior written consent of Sublandlord and timely compliance at Subtenant’s expense with all Applicable Requirements as defined in Paragraph 5.3. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of any Hazardous Materials that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of any Hazardous Materials with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, subject to consent of Master Landlord and in compliance with all Applicable Requirements Subtenant may use and/or store any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, so long as such use is not a Reportable Use and such use does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Sublandlord to any liability therefor. In addition, Sublandlord may condition its consent to any Reportable Use upon receiving written consent of Master Landlord and such additional assurances as Sublandlord reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Sublease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(b) Duty to Inform Sublandlord. If Subtenant knows, or has reasonable cause to believe, that any Hazardous Materials have come to be located in, on, under or about the Premises, other than as previously consented to by Sublandlord, Subtenant shall immediately give written notice of such fact to Sublandlord, and provide Sublandlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(c) Subtenant Remediation. Subtenant shall not cause or permit any Hazardous Materials to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system). To the extent that any contamination in violation of Environmental Laws (as defined in Section 17.22(a) of the Master Lease) was caused or materially contributed to by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors, or results from any Hazardous Materials brought onto the Premises during the term of this Sublease by or for Subtenant or any third party, Subtenant shall promptly, at Subtenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for (i) the cleanup of such contamination, and (ii) the maintenance, security and/or monitoring of the Premises or neighboring properties with respect to such contamination.

(d) Indemnification. Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord, their agents, employees, Lenders (as defined with respect to Sublandlord in Paragraph 29.1 of the Sublease and as used by Master Landlord in the Master Lease), and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Materials brought onto the Project during the term (and any extension thereof) of this Sublease in violation of Environmental Laws or Master Lease by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors. Subtenant’s obligations shall include, but are not limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Subtenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublandlord and Subtenant shall release Subtenant from its obligations under this Sublease with respect to Hazardous Materials, unless specifically so agreed by Sublandlord in writing at the time of such agreement.

Sublandlord shall indemnify, defend and hold Subtenant, its agents and employees, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Materials brought onto the Project during the term (and any extension thereof) of this Sublease in violation of Environmental Laws or Master Lease by Sublandlord, its agents, employees, invitees, vendors, contractors, guests or visitors. Sublandlord’s obligations shall include, but are not limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Sublandlord, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublandlord and Subtenant shall release Sublandlord from its obligations under this Sublease with respect to Hazardous Materials, unless specifically so agreed by Subtenant in writing at the time of such agreement.

(e) Disclosure. Sublandlord represents that to the best of Sublandlord’s knowledge it has provided Subtenant with a description of the Hazardous Materials on or beneath the Project as of the date of the Master Lease, contained in the reports listed on Exhibit I to the Master Lease (the Master Lease and all of its exhibits being Exhibit A to this Sublease) and such further documents listed on Exhibit L attached to this Sublease (collectively, the “Environmental Reports”). Subtenant acknowledges that it has received all of the Environmental Reports and that in providing the

Environmental Reports, Sublandlord has satisfied its obligations of disclosure pursuant to California Health & Safety Code Section 25359.7 which requires:

“Any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath that real property shall, prior to the sale, lease or rental of the real property by that owner, give written notice of that condition to the buyer, lessee or renter of the real property.”

5.3. Subtenant’s Compliance with Applicable Requirements. Except as otherwise expressly provided in this Sublease, Subtenant shall, at Subtenant’s sole expense, fully, diligently and in a timely manner, comply with all applicable laws, covenants or restrictions of record, regulations, ordinances, and building codes (“Applicable Requirements”), the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Sublandlord’s engineers and/or consultants of which Subtenant has been notified in writing which relate in any manner to the Premises or the Agreed Use of the Premises, without regard to whether said requirements are now in effect or become effective later. Subtenant shall, within 10 days after receipt of Sublandlord’s written request, provide Sublandlord with copies of all permits and other documents, and other information evidencing Subtenant’s compliance with any Applicable Requirements specified by Sublandlord, and shall immediately upon receipt, notify Sublandlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Subtenant or the Premises to comply with any Applicable Requirements.

Subtenant shall have no obligations whatsoever with respect to any Hazardous Materials on or beneath the Project as of the Sublease Commencement Date, whether known or not known as of the Sublease Commencement Date, except to the extent an affirmative act of Subtenant or its agents, employees, invitees, vendors, contractors, guests, or visitors, exacerbates or aggravates such existing Hazardous Material condition.

5.4. Inspection; Compliance. Sublandlord and any of Sublandlord’s Lenders (as defined in Paragraph 29.1) and consultants of which Subtenant has been notified in writing shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times and upon reasonable notice accompanied by an employee of Subtenant and in compliance with Subtenant’s reasonable security requirements, for the purpose of inspecting the condition of the Premises and for verifying compliance by Subtenant with this Sublease. The cost of any such inspections shall be paid by Sublandlord, unless a violation of Applicable Requirements or a contamination caused or materially contributed to by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors, is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority based on a belief of the existence of such contamination. In such case, Subtenant shall upon request reimburse Sublandlord for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination.

6. Delivery of Possession.

6.1. Condition. Subject to Paragraph 6.2 below, Sublandlord shall tender possession of the Premises to Subtenant broom clean and free of debris. Sublandlord represents that the Premises’ roof, structural components, elevators, heating, ventilation and air conditioning (“HVAC”), plumbing and electrical systems, and the parking areas and Common Area lighting, are operational and in good condition and comply with the Applicable Requirements as of the Sublease Commencement Date, except as disclosed in the Architectural and Engineering Site Investigation Reports for Ariba Buildings 3 and 4 dated January 18, 2002 and February 8, 2002, respectively, prepared by Rumsey Engineers and Facilicorp (the “Site Reports”), which Subtenant acknowledges receiving a copy of. Except as expressly provided in this Sublease, Sublandlord specifically disclaims any and all representations and warranties, express or implied, oral or written, associated with the Premises, including but not limited to those concerning habitability, safety, suitability or fitness for Subtenant’s intended purposes. Except for those items described in the Site Reports, in the event that any components of the Premises’ roof, structural components, elevators, heating, ventilation and air conditioning (“HVAC”), plumbing and electrical systems are not operational and in good condition or do not comply with the Applicable Requirements as of the Sublease Commencement Date (“Non-conforming Matter”), then Sublandlord shall have no liability except as follows:

(a) Sublandlord agrees to use commercially reasonable efforts to enforce its rights against third parties, including the Master Landlord, insurance carriers and contractors involved with construction of the Project, for the repair of such Non-conforming Matter.

(b) To the extent that the cost of repairing or correcting any Non-conforming Matter is not paid by a third party (including Master Landlord), such cost shall be treated as follows: Up to a cumulative $1 Million, the cost shall be a Building Expense and Subtenant shall bear sole responsibility for such cost. For cumulative costs exceeding $1 Million up to $5 Million, fifty percent (50%) of the portion of the cost over $1 Million shall be a Building Expense, with the remaining 50% to be paid by Sublandlord. If the cumulative costs to repair Non-conforming Matters exceed $5 Million, then Sublandlord and Subtenant shall each have the right to elect to pay the portion of the cost over $5 Million, and if neither party elects to pay such costs, then either party may elect to terminate this Sublease upon ninety (90) days advance written notice to the other party.

6.2. Compliance. Sublandlord makes no representation or warranty whatsoever with respect to compliance of the Premises with the Applicable Requirements except as expressly provided herein. If Subtenant knows, or has reasonable cause to believe, that any violation of an Applicable Requirement exists, Subtenant shall immediately give written notice of such fact to Sublandlord, and provide Sublandlord with a copy of any report, notice, claim or other documentation which it has concerning such violation or possible violation. With respect to any violation of the Applicable Requirements currently in effect which are not Non-conforming Matters addressed by Paragraph 6.1, Subtenant shall be responsible for all costs of bringing the Premises into compliance. Subject to allocation of costs as set forth below, performance of the work necessary to bring the Premises into compliance shall be the responsibility of Subtenant if Sublandlord so elects. Subtenant is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Subtenant’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Applicable Requirements are hereafter changed so as to require during the term of this Sublease the construction of an addition to or an alteration of the Project, the remediation of any Hazardous Materials not known as of the Sublease Commencement Date (if the responsibility of Sublandlord under the Master Lease but not caused by Sublandlord), or the reinforcement or other physical modification of the Project (“Capital Expenditure”), then Sublandlord and Subtenant shall allocate the cost of such work as follows:

(a) Subject to Paragraph 6.2(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Subtenant as compared with uses by tenants in general, Subtenant shall be fully responsible for the cost thereof (except for any Capital Expenditures not actually required as a result of Subtenant changing such specific and unique use).

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Subtenant (such as, governmentally mandated seismic modifications), then Sublandlord and Subtenant shall allocate the obligation to pay for the portion of such costs reasonably attributable to the Premises, amortized over the remaining term of the Master Lease (including interest on the unamortized balance as is then reasonable in the judgment of Sublandlord’s accountants).

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Subtenant as a result of an actual or proposed change in use from that contemplated as of the date of execution of this Sublease, change in intensity of use from that contemplated as of the date of execution of this Sublease, or modification to the Premises then, and in that event, Subtenant shall be fully responsible for the cost thereof, and Subtenant shall not have any right to terminate this Sublease.

6.3. Acknowledgements. Subtenant acknowledges that Subtenant has made such investigation as it deems necessary with reference to the physical condition of the Property and assumes all responsibility therefor (except as expressly provided in Paragraph 6.1 and 6.2) as the same relate to its occupancy of the Premises, and Sublandlord has not made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

6.4. Subtenant’s Work. Upon receiving possession of the Premises, Subtenant shall be allowed to construct, at its sole cost and expense, certain additions, alterations and improvements in the Premises (“Subtenant’s Work”) on the terms and conditions contained in the Work Letter attached hereto as Exhibit I.

7. Utilities and Services.

7.1. Standard Utilities and Services. Subject to applicable government rules, regulations, and guidelines and the rules or actions of the utility furnishing the service, and except as provided in Paragraph 7.5 below, Sublandlord shall provide the utilities and services described in this Paragraph 7.1 on all days during the term of this Sublease, unless otherwise stated in this Sublease. The cost of all utilities and services described in this Paragraph 7 shall be reimbursed to Sublandlord as Building Expenses or Project Operating Expenses, as applicable, except as otherwise expressly provided.

(a) Heating and Air-Conditioning; Building Hours; Subtenant Access. Subject to Paragraph 7.1(g) below, Sublandlord shall provide heating and air-conditioning when necessary for normal comfort for normal office use in the Premises, at the hours and times selected by Subtenant in its reasonable discretion, provided that in the event that Subtenant requires heating and/or air-conditioning on a frequency substantially in excess of normal business hours, such excess use shall be treated as overstandard use as set forth in Paragraph 7.1(f) hereof. Sublandlord shall provide access to the lobby of any multi-tenant Buildings occupied by Subtenant (not including Building Three, in which Sublandlord retains possession of Sublandlord’s Server Room but for which Subtenant controls the lobby area) for use by Subtenant’s invitees on Mondays through Fridays from 8 a.m. through 5 p.m., excluding Holidays (“Building Hours”). Subtenant shall have access to the Building Three Premises twenty-four (24) hours per day, seven (7) days per week, and access to Subtenant’s Shipping Area during Building Hours; provided, however, that if Subtenant constructs a wall (“Shipping Area Wall”) to segregate the space being retained by Sublandlord adjacent to Subtenant’s Shipping Area from outside access, then Subtenant shall have access to Subtenant’s Shipping Area twenty-four (24) hours per day, seven (7) days per week upon completion of construction of the Shipping Area Wall. The location for construction of the Shipping Area Wall is indicated by a dotted line on Exhibit B. The Shipping Area Wall shall prevent any and all outside access to Sublandlord’s retained area, except through a door of at least 60-inch by 8-foot size to be constructed where indicated on Exhibit B and which door shall be completely controlled by Sublandlord upon completion. The Shipping Area Wall shall be constructed to Sublandlord’s sole satisfaction, at Subtenant’s sole cost, in accordance with all Sublease requirements.

(b) Electricity and Gas. Sublandlord shall provide gas and electricity for lighting and power in the Premises twenty-four (24) hours per day, seven (7) days per week, if:

(i) The connected electrical load for lighting does not exceed an average of one (1) watt per square foot of the Premises during the Building Hours on a monthly basis; and

(ii) The connected electrical load (encompassing HVAC and office “plug load” meaning the electrical receptacles/outlets where Subtenant may run electrical office equipment and machinery) for all other power purposes does not exceed an average of seven (7) watts per square foot of the Premises during Building Hours on a monthly basis.

Except as exists in the Premises as of the Sublease Date, or as mutually agreed in writing by the parties, electricity for Subtenant’s lighting and other power purposes shall be at approximately one-hundred and ten (110) volt, and no electrical receptacle/outlet in the Premises for the supply of power shall require a current capacity exceeding 110 volts AC/twenty (20) amperes; provided that with respect to Subtenant’s Server Room and the lab areas to be built as indicated on Subtenant’s Conceptual Plans attached to the Work Letter (Exhibit I), electricity for Subtenant’s lighting and other power purposes shall be at approximately two hundred and eight (208) volt, and no electrical receptacle/outlet for the supply of power shall require a current capacity exceeding 208 volts AC/twenty (20) amperes. Subtenant shall replace lamps, starters, and ballasts for all Building-standard and non-Building-standard lighting fixtures within the Premises with parts and equipment of the same make and model and at Subtenant’s expense. Sublandlord expressly reserves the right to select the electricity providers for the Buildings and/or the Project.

        (c) Water; Trash Disposal. Sublandlord shall provide water from the regular Building outlets for drinking, lavatory, and toilet purposes. Sublandlord shall provide regular trash disposal.

        (d) Janitorial Services. Sublandlord shall provide janitorial services in and about the Premises on Mondays through Fridays, except on Holidays, to a standard consistent with other Class A office buildings in the general vicinity of the Project. Sublandlord shall not be required to provide janitorial services to above-standard improvements installed by Subtenant in the Premises. Subtenant may procure additional janitorial services for the Premises, provided that such services shall be procured solely from Sublandlord’s designated janitorial service, under a separate contract directly between Subtenant and such janitorial service, at Subtenant’s sole and exclusive cost.

(e) Elevator. Sublandlord shall provide elevator service for the use of Subtenant in Buildings in which it occupies space on the second or higher floor 24 hours a day, 7 days a week, year-round (except for non-operation for maintenance and safety purposes). Subtenant shall not use the elevators to access areas of the Buildings occupied by other tenants and Sublandlord reserves the right to take appropriate measures to restrict such access. Subtenant shall release Sublandlord and shall indemnify, protect, defend, and hold Sublandlord harmless from all liabilities, claims, costs, expenses, and damages arising therefrom or in connection with Subtenant’s use and the use of its employees, contractors, suppliers, customers, and invitees.

(f) Overstandard Subtenant Use. Except with respect to the Building Three Premises, Subtenant shall not, without Sublandlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises that may affect the temperature otherwise maintained by the air-conditioning system or increase the water normally furnished to the Premises by Sublandlord under this Paragraph. Furthermore, Subtenant shall not use any machines or equipment where such use is in violation of the Master Lease.

If such consent is given, Sublandlord shall have the right to install supplementary air-conditioning units or other facilities in the Premises, including supplementary or additional metering devices. On billing by Sublandlord, Subtenant shall pay the cost for such supplementary facilities, including the cost of (a) installation, operation, and maintenance; (b) increased wear and tear on existing equipment; and (c) other similar charges.

If Subtenant uses water, electricity, heat, or air-conditioning in excess of that agreed upon under this Paragraph (as a result, for example, of extended hours of operation, heavier use of duplicating, computer, telecommunications, or other equipment in excess of the normal use for general office uses in the Project, or a density of workers in excess of the normal density (which the parties agree is one person per 250 square feet of rentable space) for general office uses in the Project) Subtenant shall pay to Sublandlord, on billing, the cost of (a) the excess service; (b) installation, operation, and maintenance of equipment installed to supply the excess service; and (c) increased wear and tear on existing equipment caused by Subtenant’s excess consumption. Sublandlord may install devices to separately meter any increased use or reasonably and equitably estimate the cost of such increased use. On demand, Subtenant shall pay the increased cost directly to Sublandlord, including the cost of the additional metering devices.

Subtenant’s use of electricity shall never exceed the capacity of the feeders serving the Premises or the risers or wiring installation. If heat, ventilation, or air-conditioning are used on the Premises during hours other than those for which Sublandlord is obligated to supply such utilities under this Paragraph, Sublandlord shall supply such utilities to Subtenant at an hourly cost to Subtenant as Sublandlord shall from time to time establish. Amounts payable by Subtenant to Sublandlord under this Paragraph 7.7 for use of additional utilities shall be payable in their entirety by

Subtenant upon invoicing by Sublandlord and are excluded from Operating Expenses.

(g) Interruption of Utilities. Subtenant agrees that Sublandlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services) or for diminution in the quality or quantity of any utility or service when the failure, delay, or diminution is entirely or partially caused by:

(i) Breakage, repairs, replacements, or improvements, provided repairs, replacements and improvements are undertaken in a reasonable time and manner;

(ii) Strike, lockout, or other labor trouble;

(iii) Inability to secure electricity, gas, water, or other fuel at the Building;

(iv) Accident or casualty;

(v) Act or default of Subtenant or other parties; or

(vi) Any other cause beyond Sublandlord’s reasonable control.

Such failure, delay, or diminution shall not be considered to constitute an eviction or a disturbance of Subtenant’s use and possession of the Premises or relieve Subtenant from paying Rent or performing any of its obligations under this Sublease.

Sublandlord shall not be liable under any circumstances for a loss of or injury to property, for personal injury or death, or for injury to or interference with Subtenant’s business, including loss of profits through, in connection with, or incidental to a failure to furnish any of the utilities or services under this Paragraph 7, unless such failure is caused by Sublandlord’s active negligence or willful misconduct. Sublandlord may comply with mandatory or voluntary controls or guidelines promulgated by any government entity relating to the use or conservation of energy, water, gas, light, or electricity or the reduction of automobile or other emissions without creating any liability of Sublandlord to Subtenant under this Sublease as long as compliance with voluntary controls or guidelines does not materially and unreasonably interfere with Subtenant’s use of the Premises.

(h) Utility Providers. Sublandlord may, in Sublandlord’s sole and absolute discretion, at any time and from time to time, contract, or require Subtenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with utility service providers of Sublandlord’s choosing, subject to Subtenant’s right to select its telecommunications providers. Subtenant shall fully cooperate with Sublandlord and any utility service provider selected by Sublandlord. Subtenant shall permit Sublandlord and the utility service provider to have reasonable access (subject to the provisions of Paragraph 32) to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters. Subtenant shall either pay or reimburse Sublandlord for its share of costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) days after Sublandlord’s written demand for payment or reimbursement. Under no circumstances shall Sublandlord be responsible or liable for any loss, damage, or expense that Subtenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Subtenant’s needs, or for any failure, interference, or defect in any utility service. No such change, failure, interference, or defect shall constitute an actual or constructive eviction of Subtenant, or entitle Subtenant to any abatement of Rent, or relieve Subtenant from any of Subtenant’s obligations under this Sublease. Sublandlord agrees to consider any input received from Subtenant in good faith with regard to changes in utility service.

7.2. Telecommunications. Neither Subtenant nor its contractors, representatives, or service providers shall, without Sublandlord’s prior written consent (which consent shall not be unreasonably withheld), install, maintain, operate, alter, repair, or replace any wire, cable, conduit, antenna, satellite dish or other facility or equipment for use in connection with any telephone, television, telecommunications, computer, Internet, or other communications or electronic systems, services or equipment (which systems, services, and equipment are referred to collectively as “Telecommunications Equipment”) in, on, or about any Building or the roofs or exterior walls. Without limiting the generality of the foregoing, Sublandlord shall have the right to limit the number of carriers, vendors, or other operators providing Telecommunications Equipment in or to the Project, as deemed reasonably necessary or appropriate by Sublandlord for the orderly and efficient management and operation of the Project. Any determination made by Sublandlord under this Paragraph shall be made in accordance with Sublandlord’s sole discretion, provided, however, that with regard to any request by Subtenant to install Telecommunications Equipment on the roof of a Building, Subtenant agrees that Sublandlord may, without limitation, condition its consent on (i) Subtenant’s payment of rent for Subtenant’s use of such roof space, at a per square foot rate equivalent to Base Rent per square foot of the Premises, and (ii) the installation by Subtenant, at its sole cost and expense, of a structural platform and/or access walkway to protect the roof from damage from the placement of and access to such Telecommunications Equipment. Sublandlord may also require (i) that any such work on or involving the roof (and including, without limitation, any roof penetrations approved by Sublandlord) be performed, at Subtenant’s cost, by a contractor designated or approved by Sublandlord; (ii) Subtenant’s obtaining and paying for all costs associated with obtaining proper clearances for personnel involved in erecting, operating, or maintaining such Telecommunications Equipment from the Department of the Air Force or Onizuka Air Station; (iii) Subtenant’s obtaining Onizuka Air Station approval to erect any Radio Frequency Emitters, antenna towers, or antenna arrays so as to avoid radio frequency interference; (iv) Subtenant’s compliance with any additional requirement of the Department of the Air Force and/or Onizuka Air Station; and (v) proper evidence of compliance with all requirements of the Master Lease. In addition, if Sublandlord determines that the riser or telecommunications closet space in a Building is inadequate to accommodate any Telecommunications Equipment proposed by Subtenant along with the existing and/or future needs of other occupants and users of the Building and/or the Project, Sublandlord may condition Sublandlord’s approval of Subtenant’s Telecommunications Equipment on the construction of additional riser or telecommunications closet space as designated by Sublandlord at Subtenant’s expense.

Any installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment by or for Subtenant shall be subject to all of the requirements and provisions of this Sublease and the Master Lease, and shall not interfere with the operation (including, without limitation, transmissions, or reception) of any other Telecommunications Equipment located in the Project. Subtenant acknowledges that there is limited space and facilities in the Buildings to accommodate Telecommunications Equipment, and agrees to reasonably cooperate with Sublandlord and with other providers and users of Telecommunications Equipment to share the available space and facilities and to coordinate the efficient collocation of Telecommunications Equipment in the Project. Access to and use of space within conduit, utility closets, risers, raceways, switching rooms, the roof, and other facilities in the Buildings for the installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment shall be subject to Sublandlord’s reasonable approval and to such rules and regulations as may be promulgated by Sublandlord from time to time. Subtenant shall repair any damage caused by Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment, and shall indemnify, protect, defend, and hold Sublandlord harmless from all liabilities, claims, costs, expenses, and damages arising therefrom or in connection therewith, including, without limitation: (i) any claims by other tenants of the Project or other third parties that Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment has caused interference or interruption with the operation of other Telecommunications Equipment; and (ii) any voiding of or other effect that Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment may have on any warranty with respect to the roof or other portions of the Project. Sublandlord shall not be liable for any damage to or interference with Subtenant’s business or any loss of income from it, or for loss of or damage to Subtenant’s Telecommunications Equipment caused by or resulting from any damage to or interference with Subtenant’s Telecommunications Equipment, or the operation of it, including without limitation, damage, or interference caused by or resulting from the installation, maintenance, operation, alteration, repair, or replacement of other Telecommunications Equipment in the Project, whether by or for Sublandlord, other tenants of the Project, or other third parties, and Subtenant waives all claims against Sublandlord for it, except that Sublandlord shall indemnify, protect, defend, and hold Subtenant harmless from all liabilities, claims, costs, expenses, and damages (excluding lost profits and other consequential damages) to the extent arising out of or in connection with the active negligence or willful acts of Sublandlord or its agents, employees, or representatives. Sublandlord’s approval of Subtenant’s installation of any Telecommunications Equipment shall not constitute a representation that any such Telecommunications Equipment will function effectively in or on the Building.

7.3. Utility Additions. Sublandlord reserves the right to install new or additional utility facilities throughout the Project for the benefit of Sublandlord or Subtenant, or any other tenant of the Project, including without limitation such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems.

7.4. Security.

(a) Common/Amenity Areas. Sublandlord shall contract with a third party security company (“Security Company”) for twenty-four (24) hour manned security services for the Common Areas and the Amenity Areas, at such levels of protection, in such a manner, and at such times as consistent with the level of security provided at other Class A campus/office building projects in the City of Sunnyvale, the cost of which shall be included in Project Operating Expenses or Building Expenses, as applicable. Such services may include: guard patrol, stationing of a security officer in multi-tenant Building lobbies during Building Hours, monitoring of the access control system, issuing and programming access control cards, rotation and storage of closed circuit television tapes, and coordination of responses to fire and medical emergencies.

(b) Premises. Sublandlord shall contract for a base level of security services as follows: (i) guard service provided by the Security Company selected and hired by Sublandlord to manage Project security, and (ii) the security equipment serving the Premises, including the control of access thereto, as part of the integrated Project security system (“Security System”), which system will be centrally-operated by the Security Company and includes monitoring of the access control system, issuing and programming access control cards, rotation and storage of closed circuit television tapes. Such Security System shall allow for Subtenant to control access to the Premises in its sole discretion, subject to Paragraph 32 and Master Landlord’s rights under the Master Lease. Sublandlord makes no representation that the base level of security services specified are adequate to protect Subtenant’s property, business operations or persons in the Premises.

Subtenant shall be required to comply with and shall cause Subtenant’s employees, agents, independent contractors, guests and invitees to comply with all procedures and policies required by the Security Company or Sublandlord in connection with Project security of which Subtenant is provided written notice. Subtenant acknowledges that the security protection provided to the Premises by the Security Company is by its nature a shared service for the benefit of all Project tenants and that Premises security may be adversely impacted as a result of simultaneous fire and medical emergencies taking place in separate areas of the Project, and that Subtenant shall have no claim for reduction of payments required under this Paragraph 7.12 or any other sort of claim in connection with any such circumstance.

(c) Additional Security Services. Subtenant may obtain additional security services for the Premises, provided that such services shall be obtained solely from the Security Company engaged by Sublandlord for Project security, under a separate contract directly between Subtenant and Security Company, at Subtenant’s sole and exclusive cost.

(d) No Warranty; Indemnity and Release. Sublandlord makes no warranty or representation of any kind whatsoever with regard to the Security Company or the Security System or the services provided under this Paragraph 7.4, including without limitation their quality, adequacy, efficacy or appropriateness. Provided Sublandlord has contracted with a third party security company for services as provided in Paragraphs 7.4(a) and (b), Subtenant hereby releases Sublandlord, Sublandlord’s lenders, partners, members, property management company (if other than Sublandlord), agents, directors, officers, employees, representatives, contractors (specifically excluding Security Company), successors and assigns and each of their respective partners, members, directors, heirs, employees, representatives, agents, contractors, heirs, successors and assigns, Master Landlord, any ground lessor, partners and Lenders, from and against any and all liabilities, claims, liens, damages, demands, penalties, costs, losses, judgments, charges and expenses (including reasonable attorneys’ and consultants’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) of any kind arising from or in anyway related to, directly or indirectly, involving, or in connection with the Security System as provided to Subtenant under this Paragraph 7.4, or the security services as provided to Subtenant by the Security Company under this Paragraph 7.4.

7.5. Building Three.

Notwithstanding the other provisions of this Paragraph 7, Subtenant shall be fully responsible and shall directly contract with third party providers as necessary for the following services in connection with Building Three:

(a) Janitorial Services. Subtenant shall provide janitorial services in and about the Building Three Premises (including carpet cleaning) to a standard consistent with other Class A office buildings in the general vicinity of the Project. Subtenant shall procure such janitorial services for the Building Three Premises from Sublandlord’s designated janitorial service, under a separate contract directly between Subtenant and such janitorial service.

(b) Electricity and Gas. Subtenant shall directly contract with third party providers for the provision of electricity and gas services to the Building Three Premises. With respect to electrical services:

The connected electrical load for lighting shall not exceed an average of one (1) watt per square foot of the Premises during the Building Hours on a monthly basis.

The connected electrical load (encompassing HVAC and office “plug load” meaning the electrical receptacles/outlets where Subtenant may run electrical office equipment and machinery) for all other power purposes does not exceed an average of seven (7) watts per square foot of the Premises during Building Hours on a monthly basis.

Except as exists in the Building Three Premises as of the Sublease Date, or as mutually agreed by the parties, electricity for Subtenant’s lighting and other power purposes shall be at approximately one–hundred and ten (110) volt, and no electrical receptacle/outlet in the Premises for the supply of power shall require a current capacity exceeding 110 volts AC/twenty (20) amperes. Subtenant shall replace lamps, starters, and ballasts for all Building-standard and non–Building-standard lighting fixtures within the Building Three Premises with parts and equipment of the same make and model and at Subtenant’s expense.

Subtenant’s use of electricity shall never exceed the capacity of the feeders serving the Building Three Premises or the risers or wiring installation.

(c) Water; Trash Disposal. Subtenant shall directly contract with third party providers for the provision of domestic water from the regular Building Three outlets for drinking, lavatory, and toilet purposes and for the Building Three fire line. Subtenant shall directly contract with third party providers for regular trash disposal for Building Three.

(d) Elevators. Subtenant shall provide maintenance and repair of the Building Three elevators and shall obtain and maintain all permits necessary therefor.

(e) Interior Pest Control. Subtenant shall directly contract with third party providers for interior pest control services for Building Three.

8. Maintenance and Repairs; Utility Installations, Trade Fixtures and Alterations.

8.1. Sublandlord’s Obligations. In accordance with the Master Lease, and except as otherwise provided herein, Sublandlord shall keep the Project, and Common Areas (except to the extent Master Landlord is responsible for the Outside Areas under the Master Lease), in good condition and repair; provided, however, Sublandlord shall not be obligated to paint, repair, or replace wall coverings, or to repair or replace any improvements that are not ordinarily a part of the Buildings or are above then Building standards, and provided that Subtenant shall maintain the Premises in good condition and repair, ordinary wear and tear excepted. For all purposes under this Sublease, improvements that are in existence as of the date of the execution of this Sublease shall be considered ordinarily a part of the Buildings and not above Building standards. Except for costs made the sole responsibility of Subtenant under other provisions of this Sublease, the costs pertaining to Sublandlord’s obligations under this Paragraph 8.1 are Operating Expenses. Except as otherwise specifically provided herein, there shall be no abatement of rent or liability to Subtenant on account of any injury or interference with Subtenant’s business with respect to any improvements, alterations or repairs made by Sublandlord to the Project or any part thereof, except as may be caused by the active negligence or willful misconduct of Sublandlord. Subtenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Subtenant the right to make repairs at Sublandlord’s expense or to terminate this Sublease because of Sublandlord’s failure to keep the Premises in good order, condition and repair.

8.2. Subtenant’s Obligations. Notwithstanding the designation of the costs of Sublandlord’s obligation to keep the Premises in good condition and repair as Operating Expenses, Subtenant shall be solely responsible for payment of the cost therefor to Sublandlord as additional rent for that portion of the cost of any maintenance and repair of the Premises, or any equipment (wherever located) that serves only Subtenant or the Premises, to the extent such cost is attributable to causes beyond normal wear and tear. Subtenant shall, at its sole cost, maintain and repair the Building Three Premises building mechanical systems (except the HVAC system), including without limitation, the plumbing system and the electrical and lighting system, the elevators, the windows and plate glass, in good order, condition and repair. Subtenant shall retain a licensed elevator repair and maintenance contractor to maintain and repair the elevator. Subtenant’s shall also be required to keep the interior of the Premises in good order, condition and repair, including without limitation (i) routine repair and maintenance (including minor changes to electrical, minor painting, and minor interior repairs and maintenance on such items as ceiling tiles and door handles, plumbing repair, light bulb replacement, and overhead screen repairs), (ii) sole responsibility for painting, repair, and replacement of wall coverings and window coverings (window coverings must meet the requirements of Exhibit C attached to the Master Lease), and (iii) repair and replacement of Subtenant Owned Alterations. Subtenant shall perform minor (tenant improvements) modifications, e.g., installation of additional security card readers and moving air conditioning vents. Sublandlord may, at its option, upon reasonable notice, elect to have Subtenant perform any particular such maintenance or repairs the cost of which is Subtenant’s sole responsibility hereunder. Subtenant shall be responsible for all ordinary expenses in connection with the use of the Furniture during the term of this Sublease, including the cost of keeping the Furniture in good condition and repair, ordinary wear and tear excepted. Rent under this Sublease shall not be prorated or abated while any item of Furniture is being serviced or repaired. Sublandlord shall not be under any liability or obligation in any manner to provide service, maintenance, repairs or parts for the Furniture. At the reasonable request of Sublandlord, Subtenant shall furnish proof of Furniture maintenance to the reasonable satisfaction of Sublandlord. Subtenant may not materially alter or modify the Furniture without the prior written consent of Sublandlord, which consent may be granted or withheld at Sublandlord’s reasonable discretion. Any part installed in connection with maintenance service or which cannot be removed without damaging the Furniture shall become the property of Sublandlord.

8.3. Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term “Utility Installations” refers to all floor and window coverings, air lines, power panels, electrical distribution, security and fire protection systems, communication systems, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Subtenant’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Subtenant Owned Alterations and/or UtilityInstallations” are defined as Alterations and/or Utility Installations made by Subtenant that are not yet owned by Sublandlord pursuant to Paragraph 8.4(a).

(b) Consent. Subtenant shall not make any Alterations or Utility Installations to the Premises without Sublandlord’s prior written consent (which consent shall not be unreasonably withheld or delayed) and the prior written consent of Master Landlord if and as required under the Master Lease, provided that Sublandlord’s consent shall not be required for Alterations and Utility Installations meeting the criteria in Master Lease Section 6.03 under which Master Landlord’s consent is not required. Sublandlord may, as a precondition to granting such approval, require Subtenant to utilize a contractor and architect reasonably approved by Sublandlord and to follow applicable requirements set by the Department of the Air Force and/or Onizuka Air Station. Any Alterations or Utility Installations that Subtenant shall desire to make and which require the consent of the Sublandlord shall be presented to Sublandlord in written form with detailed plans. Consent shall be deemed conditioned upon Subtenant’s: (i) acquiring all applicable governmental permits, (ii) furnishing Sublandlord with copies of both the permits and the plans and specifications prior to commencement of the work, (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner, and (iv) acceptance of responsibility for and payment of all costs and expenses associated with any approved Alterations or Utility Installations. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Subtenant shall promptly upon completion furnish Sublandlord with as-built plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Sublandlord may condition its consent upon Subtenant providing a lien and completion bond acceptable to Sublandlord in Sublandlord’s sole discretion.

(c) Indemnification. Subtenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Subtenant at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialman’s lien against the Premises or any interest therein. Subtenant shall give Sublandlord not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Sublandlord shall have the right to post notices of non-responsibility. If Subtenant shall contest the validity of any such lien, claim or demand, then Subtenant shall, at its sole expense defend and protect itself, Sublandlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Sublandlord shall require, Subtenant shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Sublandlord against liability for the same. If Sublandlord elects to participate in any such action, Subtenant shall pay Sublandlord’s attorneys’ fees and costs. Prior to the commencement of any work on the Premises, Subtenant shall provide Sublandlord with evidence that Subtenant carries “Builder’s All Risk” insurance in an amount approved by Sublandlord covering such construction, and such other insurance as Sublandlord may require, it being understood and agreed that all of such construction shall be insured by Subtenant pursuant to Paragraph 9 of this Sublease immediately upon completion thereof.

8.4. Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Sublandlord’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Subtenant shall be the property of Subtenant, but considered a part of the Premises. Sublandlord may, at any time, elect in writing to be the owner of all or any specified part of the Subtenant Owned Alterations and Utility Installations. Unless otherwise instructed per Paragraph 8.4(b) hereof, all Subtenant Owned Alterations and Utility Installations shall, at the expiration or termination of this Sublease, become the property of Sublandlord and be surrendered by Subtenant with the Premises. Notwithstanding the foregoing, if any Alterations or Utility Installations made by Subtenant constitute trade fixtures, such trade fixtures shall remain the property of Subtenant and shall be removed by the expiration or termination of this Sublease.

(b) Removal. By delivery to Subtenant of written notice from Sublandlord not earlier than 90 and not later than 30 days prior to the end of the term of this Sublease, Sublandlord may require that any or all Subtenant Owned Alterations or Utility Installations be removed by the expiration or termination of this Sublease.

(c) Surrender; Restoration. Subject to Paragraph 14, Subtenant shall surrender the Premises no later than the date of the expiration of this Sublease, or the date of an earlier termination of this Sublease if applicable, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Subtenant shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Subtenant Owned Alterations and/or Utility Installations, furnishings, and equipment. Subtenant shall also comply with the requirements of Subparagraph 5.2(c) herein. Trade Fixtures shall remain the property of Subtenant and shall be removed by Subtenant. The failure by Subtenant to timely vacate the Premises pursuant to this Paragraph 8.4(c) without the express written consent of Sublandlord shall constitute a holdover under the provisions of Paragraph 25 below. Without limitation of the foregoing, subject to the provisions of Paragraph 1.7 and the security interests contemplated therein, upon the expiration or earlier termination of this Sublease, Subtenant shall at once surrender and deliver up to Sublandlord the Furniture with the Premises. At the time of such return to Sublandlord, the Furniture shall be in good condition and repair, ordinary wear and tear excepted. Subtenant acknowledges and agrees that Subtenant’s rights pursuant to this Paragraph 8 shall be subject to the rights of Master Landlord under the Master Lease (including without limitation Sections 6.03 and 17.09) and Subtenant agrees to comply with any requirements imposed pursuant to the Master Lease, including without limitation the right of Master Landlord to require removal of, or to take ownership of, any alterations, additions and improvements made to the Premises by Subtenant.

9. Insurance; Waiver; Subrogation.

9.1. Cost of Sublandlord’s Insurance. The cost of the premiums for the insurance policies required to be carried by Sublandlord pursuant Article VII of the Master Lease shall be a Project Operating Expense.

9.2. Subtenant’s Insurance. Subtenant shall maintain in full force and effect at all times during the term of this Sublease, at Subtenant’s sole cost and expense, for the protection of Subtenant and Sublandlord, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Sublandlord and its lender which afford the following coverages: (i) worker’s compensation and employer’s liability, as required by law; (ii) commercial general liability insurance (occurrence form) providing coverage against any and all claims for host liquor liability, bodily injury and property damage (including but not limited to personal property, whether leased or owned, Trade Fixtures, Subtenant Owned Alterations and Utility Installations) occurring in, on or about the Premises arising out of Subtenant’s and Subtenant’s employees, directors, officers, agents, partners, members, lenders, suppliers, shippers, contractors, customers, invitees, successors and assigns’ use or occupancy of the Premises. Such insurance shall include coverage for blanket contractual liability, fire damage, premises, personal injury, completed operations and products liability. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with a Four Million Dollar ($4,000,000) aggregate limit and excess/umbrella insurance in the amount of Eight Million Dollars ($8,000,000). If Subtenant has other locations which it owns or leases, the policy shall include an aggregate limit per location endorsement; (iii) comprehensive automobile liability insurance with a combined single limit of at least $2,000,000 per occurrence for claims arising out of any company-owned automobiles or other automobile used in the conduct of company business; (iv) “all risk” or “special form or equivalent” property insurance, including without limitation, sprinkler leakage, covering damage to or loss of any of Subtenant’s Property located in, on or about the Premises, and in addition, coverage for business interruption of Subtenant, together with, if the property of any of Subtenant’s invitees, vendors or customers is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to such parties and located in the Premises. Such insurance shall be written on a replacement cost basis (without deduction for depreciation) in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the items referred to in this clause (iv); and (v) such other insurance or higher limits of liability as is then customarily required for similar types of buildings within the general vicinity of the Project or as may be required by Master Landlord or any lender of Master Landlord or Sublandlord. Subtenant shall also maintain, at its own expense, property damage insurance relating to the Furniture, insuring against such risks as are customarily insured against on the type of furniture leased hereunder by businesses in which Subtenant is engaged in such amount, in such form, and with insurers satisfactory to Sublandlord; provided, however, that the amount of insurance against damage or loss shall not be less than the full replacement value of the Furniture. The furniture property damage policy shall name Sublandlord and Subtenant as loss payees as their interests may appear.

9.3. Insurance Policies. Insurance required to be maintained by Subtenant shall be written by companies (i) licensed to do business in the State of California, (ii) domiciled in the United States of America, and (iii) having a

“General Policyholders Rating” of at least A:X (or such higher rating as may be required by Master Landlord or a lender having a lien on the Premises) as set forth in the most current issue of “A.M. Best’s Rating Guides.” Any deductible amounts under any of the insurance policies required hereunder shall not exceed Five Thousand Dollars ($5,000). Prior to occupancy and as a condition precedent of delivery of possession, Subtenant shall deliver to Sublandlord certificates of insurance for all insurance required to be maintained by Subtenant hereunder at the time of execution of this Sublease by Subtenant. Subtenant shall, prior to expiration of each policy, furnish Sublandlord with certificates of renewal or “binders” thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to reduction in coverage except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Sublease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Sublandlord). Subtenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Sublease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Premises and for Sublandlord as required by this Sublease.

9.4. Failure of Subtenant to Purchase and Maintain Insurance. If Subtenant fails to obtain and maintain the insurance required herein throughout the term of this Sublease, Sublandlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Sublandlord so elects to purchase such insurance, Subtenant shall promptly pay to Sublandlord as Rent, the amount so paid by Sublandlord, upon Sublandlord’s demand therefor. In addition, Sublandlord may recover from Subtenant and Subtenant agrees to pay, as Rent, any and all losses, damages, expenses and costs which Sublandlord may sustain or incur by reason of Subtenant’s failure to obtain and maintain such insurance.

9.5. Additional Insureds and Coverage. Each of Sublandlord and Master Landlord, and at Sublandlord’s request from time to time, Sublandlord’s property management company (if any) and Lenders shall be named as additional insureds or loss payees (as applicable) under all of the policies required in Paragraph 9.2(ii)-(v) and with respect to the Subtenant Alterations. Additionally, all of such policies shall provide for severability of interest. All insurance to be maintained by Subtenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Sublandlord. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Subtenant shall not limit Subtenant’s liability under this Sublease. It is the parties’ intention that the insurance to be procured and maintained by Subtenant as required herein shall provide coverage for any and all damage or injury arising from or related to Subtenant’s operations of its business and/or Subtenant’s or Subtenant’s employees, directors, officers, agents, partners, members, lenders, suppliers, shippers, contractors, customers, invitees, successors and assigns’ use of the Premises and any of the areas within the Project. Notwithstanding anything to the contrary contained herein, to the extent Sublandlord’s cost of maintaining insurance with respect to any Buildings within the Project is increased as a result of Subtenant’s acts, omissions, Alterations, improvements, use or occupancy of the Premises, Subtenant shall pay one hundred percent (100%) of, and for, each such increase as Rent.

9.6. Waiver of Subrogation. Notwithstanding anything to the contrary in this Sublease, Sublandlord and Subtenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property to the extent that such loss or damage is insured by an insurance policy required to be in effect by this Sublease or the Master Lease, or in effect regardless of any requirements, at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

9.7. No Representation of Adequate Coverage. Sublandlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Subtenant’s property, business operations or obligations under this Sublease.

9.8. Furniture Casualty Loss. Without limitation of the foregoing provisions of this Article 9, until the Furniture (i) is surrendered to Sublandlord with the Premises, (ii) is removed by Sublandlord pursuant to Paragraph 1.7,or (iii) becomes the property of Subtenant pursuant to the option provided in Paragraph 1.7, Subtenant shall bear the entire risk of theft or destruction of, or damage to, the Furniture (“Furniture Casualty Loss”). The condemnation, seizure, or requisition of title or use of any item(s) of Furniture shall not constitute a Furniture Casualty Loss, and in such event, Sublandlord shall be entitled to any award in connection with such condemnation, seizure, or requisition of title or use, and Subtenant shall have no further liability with respect to such item(s) of Furniture. No Furniture Casualty Loss shall relieve Subtenant from its obligations to pay Rent hereunder. So long as Subtenant is not then in Breach hereunder, the proceeds of any insurance payable with respect to the Furniture shall be applied towards repair or replacement of the Furniture. If a Breach does exist hereunder, Sublandlord shall have the option to apply the proceeds of any insurance payable with respect to the Furniture either towards repair or replacement of the Furniture or towards Subtenant’s obligations hereunder, and in the latter event, Subtenant shall have no further liability with respect to such item(s) of Furniture. Subtenant hereby appoints Sublandlord as Subtenant’s attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Furniture Casualty Loss under any insurance policy covering the Furniture.

10. Limitation of Liability and Indemnity. (a) Except to the extent of damage resulting from the active negligence or willful misconduct of only Sublandlord or its Indemnitees (defined below), or Sublandlord’s material default of the provisions of this Sublease beyond any applicable cure period, Subtenant agrees to protect, defend (with counsel reasonably acceptable to Sublandlord) and hold Sublandlord and Sublandlord’s lenders, partners, members, property management company, agents, directors, officers, employees, representatives, contractors (except as provided in Subparagraph 7.12(d) herein), successors and assigns and each of their respective partners, members, directors, heirs, employees, representatives, agents, contractors, heirs, successors and assigns (collectively, the “Indemnitees”) harmless and indemnify the Indemnitees from and against all liabilities (including any liability for injury to person or property of Subtenant, Subtenant’s employees, directors, officers, agents, partners, members, lenders, suppliers, shippers, contractors, customers, invitees, successors and assigns’ or third party persons), damages, demands, penalties, costs, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) (collectively, “Claims”) arising from or in any way related to, directly or indirectly, (i) Subtenant’s and Subtenant’s employees, agents, invitees, guests, representatives and contractors (collectively, “Subtenant’s Representatives”) use or operation of the Premises, Security System, Furniture, security services, janitorial services, electrical systems, fire detection and prevention systems, alterations or additions to the Premises, Subtenant’s property (whether leased or owned or held in bailment), and other portions of the Project, (ii) the conduct of Subtenant’s business at the Premises, (iii) any activity, work or thing done, permitted or suffered by Subtenant in or about the Premises, and/or (v) Subtenant’s failure to perform any covenant or obligation of Subtenant under this Sublease. Subtenant agrees that the obligations of Subtenant herein shall survive the expiration or earlier termination of this Sublease.

(b) Except to the extent of damage resulting from the active negligence or willful misconduct of only Sublandlord or its Indemnitees, or Sublandlord’s default of the provisions of this Sublease or the Master Lease beyond any applicable cure periods, Subtenant agrees that neither Sublandlord nor any of the Indemnitees shall at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, liability, injury, death or damage to persons or property which at any time may be suffered or sustained by Subtenant or by any person(s) whomsoever who may at any time be using, occupying or visiting the Premises, Security System or any other portion of the Project, including, but not limited to, any acts, errors or omissions of any other tenants or occupants of the Project. Subtenant shall not, in any event or circumstance, be permitted to offset or otherwise credit against any payments of Rent required herein for matters for which Sublandlord may be liable hereunder. Sublandlord and its authorized representatives shall not be liable for any interference with light or air.

(c) Further, Subtenant and Sublandlord agree that neither party shall be liable for any indirect, consequential, incidental or special damages suffered or incurred by the other party or such party’s lenders, partners, members, property management company, agents, directors, officers, employees, representatives, contractors, successors and assigns, provided however, that nothing in this sentence shall be construed to limit the remedies and damages that are otherwise available to Sublandlord pursuant to Sections 13.2(a) or 13.2(b) of this Sublease. The provisions of this Subparagraph 10(c) shall supercede any conflicting provisions of this Sublease, including the Work Letter (Exhibit I). The parties specifically agree that the provisions of this Subparagraph 10(c) shall apply to any liability under the Work Letter.

11.	Property Taxes.

11.1. Payment of Taxes. Sublandlord shall pay the “real property taxes” described in Article IX of the Master Lease, as well as any other taxes for which Sublandlord is responsible pursuant to Master Lease Section 9.01, and any such amounts shall be included in the calculation of Master Lease Expenses under Paragraph 3.2.

11.2. Additional Improvements. Notwithstanding Paragraph 11.1 hereof, Subtenant shall, however, pay to Sublandlord the entirety of any increase in real property taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Subtenant or at Subtenant’s request.

11.3. Personal Property Taxes. Subtenant shall pay prior to delinquency all taxes assessed against and levied upon the Furniture, Subtenant Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Subtenant contained in the Premises. When possible, Subtenant shall cause its Subtenant Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of the Project. If any of Subtenant’s said property shall be assessed with the real property of the Project, Subtenant shall pay Sublandlord the taxes attributable to Subtenant’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Subtenant’s property. Taxes attributable to the Furniture shall be the sole responsibility of Subtenant and shall be due and payable by Subtenant within 10 days of receipt of a written invoice.

12. Assignment and Subletting. Except as expressly permitted in Paragraph 12.9 below, Subtenant shall not, either voluntarily or involuntarily or by operation of law, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises or permit the Premises to be used and occupied by anyone other than Subtenant or Subtenant’s employees without (i) obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of this Paragraph 12, and (ii) full compliance with all applicable Master Lease restrictions. In the event of any such attempted assignment, subletting, mortgage or other encumbrance without such consent or without compliance with all applicable Master Lease restrictions, Sublandlord may, at its option, do either or both of the following: (i) void such attempted assignment, subletting, mortgage or other encumbrance, or (ii) declare Subtenant in material Breach under Paragraph 13.

12.1. Generally. No assignment, subletting, mortgage or other encumbrance of Subtenant’s interest in this Sublease shall relieve Subtenant of its obligation to pay the rent and to perform all of the other obligations to be performed by Subtenant hereunder. In this connection, any such assignment, sublease or encumbrance shall expressly provide that it is subject to the terms and provisions of this Sublease. The acceptance of rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any subletting, assignment, mortgage or other encumbrance. Consent to one sublease, assignment, mortgage or other encumbrance shall not be deemed to constitute consent to any subsequent attempted subletting, assignment, mortgage or other encumbrance. If Subtenant is a corporation which is not required under the Securities Exchange Act of 1934 to file periodic informational reports with the Securities and Exchange Commission, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate of fifty percent (50%) or more shall be deemed an assignment within the meaning of this Paragraph 12.

12.2. Notice. If Subtenant desires at any time to assign this Sublease or to sublet the Premises or any portion thereof for the Term, it shall first notify Sublandlord of its desire to do so at least thirty (30) days but not more than ninety (90) days prior to the date Subtenant desires the assignment or sublease to be effective. At that time, Subtenant shall submit in writing to Sublandlord (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises together with a detailed description of the proposed subtenant’s or assignee’s business experience and duration of the current enterprise; (iii) whether the number of square feet in the rentable area of the Premises per person which are proposed by the subtenant or assignee to occupy the Premises would be in compliance with fire and safety regulations; (iv) the terms and provisions of the proposed sublease or assignments and the proposed effective date thereof; and (v) such financial information as Sublandlord may request concerning the proposed subtenant or assignee (which information shall be requested within ten (10) days following receipt of Subtenant’s notice and which information shall be provided within ten (10) days following Sublandlord’s request). The submission pursuant to clause (iv) shall include a copy of any agreement, escrow instructions or other document which contains or memorializes the terms and provisions of the transaction for which Sublandlord’s consent is required. Similarly, if Subtenant desires to mortgage or encumber its interest in this Sublease, Subtenant shall first supply to Sublandlord in writing such information as to such transaction as may be requested by Sublandlord.

12.3. Sublandlord’s Election. At any time within thirty (30) days after Sublandlord’s receipt of the last of the information specified in Paragraph 12.2, above, Sublandlord may by written notice to Subtenant elect to disapprove of such assignment or sublease If Sublandlord does not disapprove the proposed subletting or assignment in writing within said thirty (30) day period, Subtenant may within ninety (90) days after the expiration of said thirty (30) day period enter into a valid assignment or sublease of the Premises or portion thereof, upon the terms and conditions set forth in the information furnished by Subtenant to Sublandlord pursuant to Paragraph 12.2 above. It is provided, however, that any material change in such terms shall be subject to Sublandlord’s consent as provided in this Paragraph. Subtenant shall, at Subtenant’s own cost and expense, discharge in full any commissions which may be due and owing as the result of any proposed assignment or subletting.

12.4. Sublandlord’s Discretion; Factors. Sublandlord shall have the right to approve or disapprove any proposed assignee or subtenant. In exercising such right of approval or disapproval, Sublandlord shall be entitled to take into account any fact or factor which Sublandlord reasonably deems relevant to such decision, including but not limited to the following, all of which are agreed by Subtenant to be reasonable factors for Sublandlord’s consideration:

(a) The financial strength and business experience of the proposed assignee or subtenant, including, but not limited to, the adequacy of its working capital to pay all expenses anticipated in connection with any proposed remodeling of the Premises.

(b) The proposed use of the Premises by such proposed assignee or subtenant and the compatibility of such proposed use within the quality and nature of the other uses in the Building. The foregoing may include an analysis by Sublandlord of the number and persons per square foot (as described above) proposed by the subtenant or assignee to occupy the Premises, it being understood and agreed that Sublandlord may disapprove a subtenant or assignee which represents an unreasonable increase in population levels.

(c) Any adverse impact, including a greater intensity of use of any Building, mechanical, electrical or plumbing facilities or any other services or facilities of the Project, which may result from the occupancy of the Premises by the proposed subtenant or assignee.

(d) Whether there exists any default by Subtenant pursuant to this Sublease or any non-payment or non-performance by Subtenant under this Sublease which, with the passage of time and/or the giving of notice, would constitute a default under this Sublease.

(e) The business reputation, character, history and nature of the business of the proposed assignee or subtenant.

(f) Whether the proposed assignee or subtenant is a person with whom Sublandlord is actively negotiating for space in the Project, it being understood and agreed that Sublandlord may disapprove a subletting or assignment to such potential direct tenant.

(g) Whether the proposed assignee or subtenant is a governmental entity or agency, it being understood and agreed that Sublandlord may disapprove the proposed subletting or assignment as being inconsistent with the character of the building.

(h) Any possibility that such assignment or subletting could trigger the Master Landlord’s rights of recapture under Paragraph 11.06 of the Master Lease, except assignment or subletting specifically excluded from recapture pursuant to Master Landlord’s consent to this Sublease or separate written agreement between Master Landlord and Subtenant.

(i) Whether the proposed sublease is for less than an entire floor of a Building or includes a portion of the Premises that is less than an entire floor of a Building.

Moreover, Sublandlord shall be entitled to be reasonably satisfied that each and every covenant, condition or obligation imposed upon Subtenant by this Sublease and each and every right, remedy or benefit afforded Sublandlord by this Sublease is not impaired or diminished by such assignment or subletting. Sublandlord and Subtenant acknowledge that the express standards and provisions set forth in this Sublease dealing with assignment and subletting, including those set forth in this Paragraph 12.4, have been freely negotiated and are reasonable at the date hereof taking into account Subtenant’s proposed use of the Premises and the nature and quality of the building. Moreover, approval of any assignment of Subtenant’s interest shall, whether or not expressly so stated, be conditioned upon such assignee assuming in writing all obligations of Subtenant hereunder.

12.5. Bonus Rent. As a condition to Sublandlord’s consent to an assignment or subletting, Sublandlord shall be entitled to receive, in the case of a subletting, fifty percent (50%) of all rent (however denominated and paid) payable by the subtenant to Subtenant, less reasonable leasing commissions and other reasonable costs incurred in connection with the assignment or subletting (subject to Sublandlord’s reasonable approval), including the costs and expenses of Sublandlord and/or Master Landlord required to be paid by Subtenant hereunder, in excess of that payable by Subtenant to Sublandlord pursuant to the other provisions of this Sublease with respect to the portion of the Premises being sublet and, in the case of an assignment, fifty percent (50%) of all consideration given, directly or indirectly, by the assignee to Subtenant, in connection with such assignment. For the purposes of this Paragraph 12.5, the term “rent” shall mean all consideration paid or given, directly or indirectly, for the use of the Premises or any portion thereof. The term “consideration” shall mean and include money, services, property or any other thing of value such as payment of costs, cancellation of indebtedness, discounts, rebates, free or abated rent, bonuses, and similar inducements. The terms “sublet” and “sublease” and their variants shall include a sublease as to which Subtenant is sublessor and any sub-sublease or other sub-subtenancy, irrespective of the number of tenancies and tenancy levels between the ultimate occupant and Sublandlord, as to which Subtenant receives any consideration, as defined in this Paragraph. Any rent or other consideration which is to be passed through to Sublandlord by Subtenant pursuant to this Paragraph shall be paid to Sublandlord promptly upon receipt by Subtenant and shall be paid in cash, irrespective of the form in which received by Subtenant from any subtenant or assignee. In the event that any rent or other consideration received by Subtenant from a subtenant or assignee is in a form other than cash, then for purposes of calculating the share of excess rents to which Sublandlord is entitled hereunder, the parties shall take into account the fair value of such consideration.

12.6. Encumbrances. Subtenant understands and acknowledges that, should Subtenant propose to encumber or hypothecate its interest in this Sublease, Sublandlord may reasonably refuse to consent thereto and may reasonably condition such consent. In no event may Subtenant encumber or hypothecate its interest in this Sublease until and unless Subtenant shall first have received the written consent of Sublandlord. In the event that Sublandlord consents to any proposed encumbrance or hypothecation by Subtenant, the person or entity receiving a lien upon or security interest in Subtenant’s interest in this Sublease shall not be entitled to transfer such interest except in compliance with the provisions of this Paragraph 12.

12.7. Merger; Attornment. The voluntary or other surrender of this Sublease by Subtenant or a mutual cancellation hereof shall not work a merger, and shall, at the option of Sublandlord, terminate all or any existing subleases or subtenancies or shall operate as an assignment to Sublandlord of such subleases or subtenancies. Any sub-sublease of the Premises shall be subject and subordinate to the provisions of this Sublease, shall not extend beyond the term of this Sublease, and shall provide that the sub-sublessee shall attorn to Sublandlord, at Sublandlord’s sole option, in the event of the termination of this Sublease.

12.8. Sublandlord’s Costs. Subtenant shall reimburse Sublandlord, on demand, for all out-of-pocket costs and expenses incurred by Sublandlord in connection with any proposed assignment or subleasing by Subtenant, including reasonable attorneys’ fees and any costs and expenses payable to Master Landlord under the Master Lease, which amounts shall be included in the transaction costs Subtenant may recover in determining the portion of excess rents payable to Sublandlord pursuant to Paragraph 12.5.

12.9. Affiliates. Notwithstanding anything to the contrary contained in this Paragraph 12, but subject to all Master Lease restrictions and requirements including Master Landlord’s consent, Subtenant may assign this Sublease, or sublet all or a portion of the Premises, without receipt of Sublandlord’s consent and without the requirement of sharing consideration with Sublandlord pursuant to Paragraph 12.5, to an “Affiliate” of Subtenant. “Affiliate” shall be defined to be any entity which controls, is controlled by, or is under common control with Subtenant or which acquires all or substantially all of Subtenant’s stock or assets or which results from the merger or consolidation of Subtenant with another entity, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of this Sublease and provided that the purported assignee is not a “competitor” of Sublandlord. In connection with any assignment of the type described in this Paragraph 12.9:

(a) The assignee shall, within ten (10) business days after receipt of written request from Sublandlord, execute and deliver to Sublandlord a written assignment of the obligations of Subtenant pursuant to this Sublease accruing from and after the effective date of the assignment and in form and substance reasonably satisfactory to Sublandlord.

(b) No such assignment shall release Subtenant from any of the obligations of the subtenant hereunder, whether accruing prior to or subsequent to the effective date of such transaction.

(c) No such assignment shall be accompanied by a change in use from that permitted under this Sublease.

(d) Within ten (10) days after the effective date of such assignment, Subtenant shall notify Sublandlord in writing of such occurrence, the effective date thereof, the name of the assignee, any addition or change in the addresses for notice pursuant to this Sublease and the facts which bring such transaction within the scope of this Paragraph 12.9.

(e) Subtenant agrees to reimburse Sublandlord for Sublandlord’s reasonable out-of-pocket costs (including amounts payable to Master Landlord under the Master Lease) and attorneys’ fees incurred in connection with the review, processing and documentation of any such transaction. For purposes of the foregoing definition of Affiliate, an entity is a “competitor” of Sublandlord if the entity owns, operates, maintains, or controls, or participates significantly (in the reasonable opinion of Sublandlord) in the ownership, management, control, operation, or profits of any business in competition with the business of Sublandlord. For purposes of the foregoing definitions of “Affiliate” and “competitor”, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs

13. Default; Breach; Remedies.

13.1. Default; Breach. A “Default” is defined as a failure by the Subtenant to comply with or perform any of the terms, covenants, conditions or rules and regulations under this Sublease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Subtenant to cure such Default within any applicable grace period, unless Sublandlord is legally prevented from issuing a notice of Default, in which event no grace period shall apply:

(a) The abandonment of the Premises.

(b) The failure of Subtenant to make any payment of Rent or any Security Deposit required to be made by Subtenant hereunder when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Sublease which endangers or threatens life or property, where such failure continues for a period of five (5) business days following written notice to Subtenant with respect to payments of Base Rent, and ten (10) days with respect to Operating Expenses and Master Lease Expenses and Security Deposit.

(c) The failure by Subtenant to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the rescission of an unauthorized assignment or subletting, (iii) an Estoppel Certificate, (iv) a requested subordination, (v) any document requested under Paragraph 7.11 (utility additions) and/or Paragraph 42 (easements), or (vii) any other documentation or information which Sublandlord may reasonably require of Subtenant under the terms of this Sublease, where any such failure continues for a period of 10 days following written notice to Subtenant.

(d) A Default by Subtenant as to the terms, covenants, conditions or provisions of this Sublease, or of the rules and regulations adopted under Paragraph 1.4 hereof, other than those described in subparagraphs 13.1 (a), (b) or (c), above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Subtenant’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Subtenant commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “Debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Subtenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(f) The discovery that any financial statement of Subtenant or of any guarantor given to Sublandlord was materially false.

(g) The failure to comply with Subtenant’s obligations under the written Consent to Sublease under which Master Landlord consents to this Sublease following the expiration of any applicable cure period provided for therein.

13.2. Remedies. If Subtenant fails to perform any of its affirmative duties or obligations, within the applicable grace period (if any) under Paragraph 13.1 (or in case of an emergency, without prior notice, but with notice promptly thereafter), Sublandlord may, at its option, perform such duty or obligation on Subtenant’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Sublandlord shall be due and payable by Subtenant upon receipt of invoice therefor. If any check given to Sublandlord by Subtenant shall not be honored by the bank upon which it is drawn, Sublandlord, at its option, may require all future payments to be made by Subtenant to be by cashier’s check. In the event of a Breach, Sublandlord may, with or without further notice or demand, and without limiting Sublandlord in the exercise of any right or remedy which Sublandlord may have by reason of such Breach:

(a) Terminate Subtenant’s right to possession of the Premises by any lawful means, in which case this Sublease shall terminate and Subtenant shall immediately surrender possession to Sublandlord. In such event Sublandlord shall be entitled to recover from Subtenant: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Subtenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Subtenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Sublandlord for all the detriment proximately caused by the Subtenant’s failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Sublandlord in connection with this Sublease applicable to the unexpired term of this Sublease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Sublandlord to mitigate damages caused by Subtenant’s Breach of this Sublease shall not waive Sublandlord’s right to recover damages under Paragraph 12. If termination of this Sublease is obtained through the provisional remedy of unlawful detainer, Sublandlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Sublandlord may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Subtenant under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Subtenant to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Sublease entitling Sublandlord to the remedies provided for in this Sublease and/or by said statute.

(b) Continue the Sublease and Subtenant’s right to possession and recover the Rent as it becomes due, in which event Subtenant may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Sublandlord’s interests, shall not constitute a termination of the Subtenant’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Sublease and/or the termination of Subtenant’s right to possession shall not relieve Subtenant from liability under any indemnity provisions of this Sublease as to matters occurring or accruing during the term hereof or by reason of Subtenant’s occupancy of the Premises.

With respect to the Furniture, to the extent permitted by applicable law, Subtenant hereby waives any and all rights and remedies conferred upon a lessee by Section 10508 through 10522 of the California Commercial Code. To the extent permitted by applicable law, Subtenant also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Sublandlord to sell, lease, or otherwise use any Furniture in mitigation of Sublandlord’s damages under the terms of this Sublease or which may otherwise limit or modify any of Sublandlord’s rights or remedies under this Sublease. Any action by Subtenant against Sublandlord for any default by Sublandlord under this Sublease with respect to the Furniture shall be commenced within one year after any such cause of action accrues.

13.3. Inducement Recapture. Sublandlord’s agreement to the waiver of Base Rent during the Base Rent Inducement Period shall be deemed conditioned upon Subtenant’s full and faithful performance of all of the terms, covenants and conditions of this Sublease. Upon termination of this Sublease for Breach by Subtenant, any such Inducement Provision shall automatically be deemed deleted from this Sublease and of no further force or effect, and Sublandlord shall be entitled to recover, as part of its damages under Paragraph 13.2(a)(i), the amount of Base Rent that would have been payable by Subtenant during the Base Rent Inducement Period.

13.4. Breach by Sublandlord.

(a) Notice of Breach. Sublandlord shall not be deemed in breach of this Sublease unless Sublandlord fails within a reasonable time to perform an obligation required to be performed by Sublandlord. For purposes of this Paragraph, a reasonable time shall in no event be more than 30 days after receipt by Sublandlord of written notice specifying wherein such obligation of Sublandlord has not been performed; provided, however, that if the nature of Sublandlord’s obligation is such that more than 30 days are reasonably required for its performance, then Sublandlord shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion, and provided further that in the event of emergency a shorter cure period shall apply as is reasonably appropriate under the circumstances. Subtenant shall provide a courtesy copy of any notices of default delivered to Sublandlord to any Lender whose name and address shall have been furnished Subtenant in writing for such purpose .

(b) Performance by Subtenant on Behalf of Sublandlord. In the event that neither Sublandlord nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Subtenant may elect to cure said breach at Subtenant’s expense and offset from Rent an amount equal to the greater of one month’s Base Rent or the Security Deposit, and to pay an excess of such expense under protest, reserving Subtenant’s right to reimbursement from Sublandlord. Subtenant shall document the cost of said cure and supply said documentation to Sublandlord.

14. Damage or Destruction; Condemnation. Notwithstanding anything in this Sublease to the contrary, in the event of a fire or other casualty affecting the Project or the Premises, or of a taking of all or a part of the Project or Premises under the power of eminent domain, Sublandlord shall not be required to obtain the consent of Subtenant in order to exercise any right which may have the effect of terminating the Master Lease. In the event Sublandlord is entitled, under the Master Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to “Subtenant’s Abatement Share” (defined below) of such rent abatement unless the effect on the Premises of such fire or other casualty or such taking shall be substantially disproportionate to the amount of the abatement, in which event the parties shall equitably adjust the abatement as between themselves, based on the relative impact of the fire or other casualty, or the taking, as the case may be. “Subtenant’s Abatement Share” is defined, for purposes of this Sublease, as the percentage determined by dividing the affected rentable area of the Premises by the affected rentable area of the Project. If the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations, Subtenant shall be responsible for repair or restoration of leasehold improvements or alterations made by Subtenant. Subtenant shall make any insurance proceeds resulting from the loss which Sublandlord is obligated to repair or restore available to Sublandlord and shall permit Sublandlord to enter the Premises to perform the same, subject to such conditions as Subtenant may reasonably impose.

15. Brokerage Fees. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than Cushman and Wakefield (“CW”) and Cornish & Carey Commercial (“C&C”) as brokers for Sublandlord, and The Staubach Company (“TSC”) as broker for Subtenant. Sublandlord shall pay CW a commission pursuant to a written agreement dated March 21, 2001, and shall pay C&C a commission pursuant to a separate written agreement dated June 26, 2002, which commissions are to be shared with TSC pursuant to agreements between C&C and CW, on the one hand, and TSC on the other hand. No other commissions shall be payable in connection with this transaction. Each party covenants to hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such indemnifying party.

16.	Estoppel Certificates.

(a) Subtenant shall within ten (10) days after written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing in form substantially similar to the form of estoppel certificate attached hereto as Exhibit J and incorporated herein by this reference (“Estoppel Certificate”), plus such additional information, confirmation and/or statements as may be reasonably requested by Sublandlord.

(b) If Subtenant shall fail to execute or deliver the Estoppel Certificate within such ten (10) day period, Sublandlord may execute an Estoppel Certificate stating that: (i) the Sublease is in full force and effect without modification except as may be represented in good faith, using reasonable business judgment, by Sublandlord, (ii) there are no uncured defaults in Sublandlord’s performance, and (iii) not more than one (1) month’s rent has been paid in advance. Prospective purchasers and encumbrances may rely upon Sublandlord’s Estoppel Certificate, and Subtenant shall be estopped from denying the truth of the facts contained in said Estoppel Certificate.

(c) If Sublandlord acquires an ownership interest in the Premises and desires to finance, refinance, or sell the Premises, or any part thereof, or if Sublandlord desires to assign, pledge, or hypothecate Sublandlord’s leasehold interest pursuant to the Master Lease, or if Sublandlord desires to finance, refinance, sell, assign, pledge, or hypothecate Sublandlord’s interest in the Furniture or any part thereof, then Subtenant shall deliver to any potential lender, purchaser, recipient of such pledge or hypothecation, or assignee designated by Sublandlord such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Subtenant’s financial statements for the past three (3) years. All such financial statements shall be received by Sublandlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Sublandlord. The term “Sublandlord” as used herein shall mean the holder at the time in question of Lessee’s (as defined in the Master Lease) interest in the Master Lease. In the event of a transfer of Sublandlord’s title or interest in the Master Lease, Sublandlord shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Sublandlord. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, and the assumption in writing by such transferee or assignee of Sublandlord’s obligations accruing under this Sublease after such transfer or assignment, the prior Sublandlord shall be relieved of all liability with respect to the obligations and/or covenants under this Sublease to be performed by the Sublandlord that accrue after such transfer or assignment. Subject to the foregoing, the obligations and/or covenants in this Sublease to be performed by the Sublandlord shall be binding only upon the Sublandlord as hereinabove defined. Notwithstanding the above, and subject to the provisions of Paragraph 20 below, the original Sublandlord under this Sublease, and all subsequent holders of the Sublandlord’s interest in this Sublease shall remain liable and responsible with regard to the potential duties and liabilities of Sublandlord pertaining to Hazardous Materials as outlined in Paragraph 5.2 above

18. Severability. The invalidity of any provision of this Sublease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Sublease shall mean and refer to calendar days.

20. Limitation on Liability. Subject to the provisions of Paragraph 17 above and only if Sublandlord acquires an ownership interest in the Premises, the obligations of Sublandlord under this Sublease shall not constitute personal obligations of Sublandlord, or its employees, directors, officers, shareholders, or its successors and assigns or their respective heirs, and Subtenant shall look to Sublandlord’s interest in the Premises, and to no other assets of Sublandlord, for the satisfaction of any liability of Sublandlord with respect to this Sublease, and shall not seek recourse against the individual employees, directors, officers, shareholders, successors and assigns of Sublandlord, or any of their personal assets or those of their heirs for such satisfaction. In the event that Sublandlord has only a leasehold interest in the Premises, the obligations of Sublandlord under this Sublease shall not constitute personal obligations of Sublandlord’s employees, directors, officers, shareholders, or Sublandlord’s successors and assigns or their respective heirs, and Subtenant shall look to Sublandlord for the satisfaction of any liability of Sublandlord with respect to this Sublease, and shall not seek recourse against the individual employees, directors, officers, shareholders, successors and assigns of Sublandlord, or any of their personal assets or those of their heirs for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Sublease.

22. No Prior or Other Agreements. This Sublease is a complete integration and contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

23. Notices.

23.1. Notice Requirements. Except as otherwise provided herein, all notices required or permitted by this Sublease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail or other nationally-recognized overnight courier, with postage prepaid and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted in the Basic Sublease Information above shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice. An informational copy of all notices given by either Party shall be sent via facsimile to the facsimile number provided for the other Party. A copy of all notices to Sublandlord shall be concurrently transmitted to such party or parties at such addresses as Sublandlord may from time to time hereafter designate in writing.

23.2. Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. If notice is received after 5:00 p.m. Pacific Time on a business day or on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23.3 Notices from Master Landlord.

Each party shall provide to the other party a copy of any notice or demand received from or delivered to Master Landlord as soon as practicable thereafter, but preferably within forty-eight (48) hours of receiving, and concurrently upon delivering, such notice or demand. Notwithstanding the foregoing, Sublandlord shall only be required to provide copies of any notices or demand affecting the Premises or those affecting the interests of all subtenants in the Project.

24. Waivers.

No term, covenant or condition hereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of a breach of any term, covenant or condition hereof shall not be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent breach of the same or of any other term, covenant or condition hereof. Sublandlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Sublandlord’s consent to, or approval of, any subsequent or similar act by Subtenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Sublease requiring such consent. The acceptance of Rent by Sublandlord shall not be a waiver of any Default or Breach by Subtenant. Any payment by Subtenant may be accepted by Sublandlord on account of moneys or damages due Sublandlord, notwithstanding any qualifying statements or conditions made by Subtenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Sublandlord at or before the time of deposit of such payment.

25. No Right To Holdover. Subtenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Sublease. In the event that Subtenant holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Sublandlord to any holding over by Subtenant.

26. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. Covenants and Conditions; Construction of Agreement. All provisions of this Sublease to be observed or performed by Subtenant are both covenants and conditions. In construing this Sublease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Sublease. Whenever required by the context, the singular shall include the plural and vice versa. This Sublease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

28. Binding Effect; Choice of Law. This Sublease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State of California. Any litigation between the Parties hereto concerning this Sublease shall be initiated in the county in which the Premises are located.

29. Subordination; Attornment; Non-Disturbance.

29.1. Subordination. This Sublease and any Option granted hereby shall be subject and subordinate to any leasehold financing or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Master Lease and/or this Sublease, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof; provided, however, that the holder of any such Security Devices (in this Sublease together referred to as “Lender”) shall have executed a reasonable subordination, non-disturbance and attornment agreement (“SNDA”) under which the Lender agrees that, subject to Lender’s standard conditions, this Sublease and Subtenant’s possession and rights hereunder shall not be disturbed by the Lender or anyone claiming under or through such a Lender. Subtenant agrees that a Lender shall have no liability or obligation to perform any of the obligations of Sublandlord under this Sublease except as stated in the applicable SNDA. Any Lender may elect to have this Sublease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Subtenant, whereupon this Sublease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

29.2. Attornment. In the event that Sublandlord transfers its leasehold interest in the Premises, (i) Subtenant shall attorn to such transferee, and upon request, enter into a new lease, containing all of the terms and provisions of this Sublease, with such new owner for the remainder of the term hereof, or, at the election of such transferee, this Sublease shall automatically become a new sublease between Subtenant and such transferee, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Sublandlord shall thereafter be relieved of any further obligations hereunder (excluding obligations accrued as of the date of such transfer) and such transferee shall assume all of Sublandlord’s obligations hereunder, except that such transferee shall not: (a) be liable for any act or omission of any prior Sublandlord or with respect to events occurring prior to transfer; (b) be subject to any offsets or defenses which Subtenant might have against any prior Sublandlord, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior Sublandlord not actually received by the transferee.

30. Master Lease Provisions.

30.1. Sublease Subordinate. This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Lease. In the event the Master Lease is terminated for any reason other than a Recognition Event, then, on the date of such termination, subject to Master Landlord’s written agreement to the contrary, this Sublease automatically shall terminate and be of no further force or effect, and the parties hereto shall be relieved of any liability thereafter accruing, except for liabilities of that parties that by the terms of this Sublease shall survive expiration or earlier termination. Notwithstanding the foregoing, in the event of the rejection by Master Landlord of the Master Lease which is approved, consented to or authorized by a bankruptcy court in a bankruptcy proceeding, then so long as Sublandlord has not elected (under Section 365(h)(1)(A) of the Bankruptcy Code or successor statute) to treat such rejection as a termination of the Master Lease and remains in possession of the Premises, Sublandlord agrees to recognize the estate of Subtenant under this Sublease and this Sublease shall continue, except to the extent restricted by court order or other legal restraint. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease which would lead to the termination of the Master Lease by Master Landlord. In furtherance of the foregoing, the parties hereby confirm, each to the other, that as time is of the essence it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Master Lease:

(a) Except for obligations delegated to Subtenant pursuant to Paragraph 7.5 and Paragraph 8.2, Sublandlord shall perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. For example, Sublandlord shall at all times keep in full force and effect all insurance required of Sublandlord as tenant under the Master Lease.

(b) Except as otherwise expressly provided herein, from and after the Sublease Commencement Date, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. If Subtenant fails to comply with any of the obligations of the preceding sentence, and does not cure within the applicable cure period, then Sublandlord shall have the right to enter the Premises (in accordance with the requirements of Paragraph 32 below) to cure any default by Subtenant under this Paragraph.

In particular, and without limiting the foregoing, Subtenant shall fulfill, at Subtenant’s sole cost and expense (including reimbursement of costs included as Operating Expenses), all obligations imposed on occupants of the Project in connection with the Moffett Park Transportation Demand Management Plan described in Section 5.07 of the Master Lease and made part of the Master Lease as Exhibit M, including any amendments or revisions thereto (the “Transportation Plan”). Subtenant acknowledges that the Transportation Plan applies to the occupants of the Project as a group rather than individually; Subtenant and Sublandlord agree to reasonably cooperate and coordinate efforts with each other and other Project occupants in order to effectively and efficiently carry out the Transportation Plan. Sublandlord agrees to coordinate Transportation Plan compliance efforts on behalf of the Project, either itself or through its designee, and Subtenant shall cooperate with same. For purposes of this Paragraph 30.1, Sublandlord or its designee shall have the have the right, in its sole discretion, to determine what constitutes “obligations imposed on occupants of the Project in connection with the Transportation Plan” as that phrase applies to Subtenant; provided, that, no greater obligations may be imposed on Subtenant than on other Project occupants (including Sublandlord) under like circumstances, and provided that Subtenant shall be reasonably notified of obligations not included in the Master Lease or this Sublease.

(c) Sublandlord hereby grants to Subtenant the right to receive all of the services with respect to the Premises which are to be provided by Master Landlord under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that such default by Master Landlord excuses performance by Sublandlord, under the Master Lease. In the event of Master Landlord’s failure to perform its obligations under the Master Lease that inure to the benefit of Subtenant hereunder, Sublandlord shall, after written request from Subtenant, take such steps as Sublandlord determines to be commercially reasonable to secure Master Landlord’s performance of such obligations, provided (i) Subtenant pays, on demand, all reasonable costs and expenses of Sublandlord associated therewith, and (ii) Subtenant is not in Breach under this Sublease.

Subtenant acknowledges that it has been provided with a copy of the Master Lease and that it has reviewed and analyzed all of its provisions, including the Exhibits thereto, and that Subtenant is familiar with all of said provisions. Notwithstanding anything in this Sublease to the contrary, (i) the obligations of the parties under this Sublease shall not include acts for which Master Landlord is solely responsible under the Master Lease and (ii) Subtenant’s rights under this Sublease shall not include any rights (vis a vis the Master Landlord) not granted to Sublandlord as “Lessee” under the

Master Lease nor any rights that are in violation of the provisions of the Master Lease, except as specifically granted by Master Landlord. Subtenant agrees to promptly notify Sublandlord of any default of Master Landlord under the Master Lease of which Subtenant becomes aware.

If the termination of the Master Lease (and the resulting termination of this Sublease) occurs, Sublandlord shall have no liability therefor to Subtenant unless such termination results from Sublandlord’s breach of the Master Lease or this Sublease.

Notwithstanding anything to the contrary in this Sublease, Sublandlord shall not be required to fulfill any obligation if unable to perform through no fault of Sublandlord. Subtenant agrees that it will not take or permit any action or fail to perform or observe any obligation, which causes an event of default under the Master Lease and/or causes the Master Lease to be terminated or forfeited, and Subtenant shall indemnify, defend, protect and hold harmless Sublandlord from and against any and all claims, demands, suits, costs, expenses, damages and liabilities, including reasonable attorneys’ fees, arising by reason of any act or omission on the part of the indemnifying party which is in breach of this Paragraph.

30.2. Cooperation With Subtenant. Sublandlord agrees to use commercially reasonable efforts to cooperate with Subtenant in (1) obtaining for Subtenant Master Landlord’s consent to any action for which the Master Lease requires Master Landlord’s consent, and (2) delivering any notice to Master Landlord as required by any provision of the Master Lease, including, without limitation, forwarding (as soon as practicable after Sublandlord’s receipt) any request made by Subtenant to Master Landlord for consent or approval, and providing Master Landlord with all information required (or that Master Landlord may reasonably request) regarding any such request. The fact that Master Landlord has consented to an action of Subtenant shall not in any way limit or restrict any right of Sublandlord to withhold Sublandlord’s consent to such action. Sublandlord shall have no liability to Subtenant by reason of Master Landlord’s refusal to consent to any action of Subtenant.

30.3. Sublandlord Representations. Sublandlord hereby represents and warrants that, at the time of Sublandlord’s execution of this Sublease, (i) the document attached as Exhibit A to this Sublease is a complete copy of the Master Lease and that the Master Lease and the Additional Agreements represent the entire agreement between Sublandlord and Master Landlord with respect to the lease of the Premises, (ii) the Master Lease is in full force and effect, (iii) Sublandlord is not in default under the Master Lease beyond any applicable notice and cure period, and (iv) except as provided in the Additional Agreements, Sublandlord has not assigned, encumbered or otherwise transferred any interest in the Premises. The “Additional Agreements” shall mean the following agreements, all of which Subtenant acknowledges having received copies of and reviewed: Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate (Lease to Deed of Trust) between KeyBank National Association and Ariba, Inc., dated June 28, 2000; Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate (Lease to Junior Deed of Trust) between Lehman Ali, Inc. and Ariba, Inc. dated July 13, 2000; Letter from Jay Paul Company regarding Tenant Improvements dated September 11, 2000; Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate among Ariba, Inc., Bank of America and Moffett Park Drive LLC dated October 25, 2000; First Amendment to Lease between Moffett Park Drive LLC, as Lessor, and Ariba, Inc., as Lessee, dated January 12, 2001; Tri-Party Agreement between Ariba, Inc. and KeyBank National Association, dated February 14, 2001; Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate between Lowe Northwest Investor Properties I, L.L.C., and Ariba, Inc., dated April 30, 2002; and five (5) executed Memoranda of Commencement of Lease Term dated March     , 2001, March     , 2001, March 30, 2001, April 24, 2001, and April 24, 2001, respectively (Master Lease Exhibits E-1, E-2, E-3, E-4 and E-5).

30.4. Modification. Subject to Paragraph 30.6, Sublandlord shall neither amend nor modify the Master Lease in such a way that will materially adversely affect Subtenant’s interest in this Sublease or increase Subtenant’s obligations, costs, or expenses, without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or deferred.

30.5. Sublease Consent and Non-Disturbance Agreement. The parties acknowledges that, under the terms of the Master Lease, this Sublease requires the prior written consent of Master Landlord. In accordance with this Master Lease requirement, Subtenant shall have no right to use or occupy the Premises prior to such time as Master Landlord provides its written consent to this Sublease. Sublandlord and Subtenant each agree to use reasonable efforts to obtain Master Landlord’s consent and a non-disturbance agreement, and to provide any information that Master Landlord may reasonably request. Sublandlord and Subtenant acknowledge and agree that this Sublease is expressly conditioned upon obtaining Master Landlord’s prior written consent to this Sublease and non-disturbance agreement in such form as is mutually agreeable to the parties in their sole discretion. Until such time as Master Landlord has executed and delivered a sublease consent and a non-disturbance agreement reasonably acceptable to Sublandlord and Subtenant, Sublandlord and Subtenant shall each have the right, by written notice to the other party, to terminate this Sublease.

Sublandlord shall provide written notice to Master Landlord after the occurrence of any of the following: (a) the exercise of the extension option under this Sublease; (b) the occurrence of any holding over by Subtenant after the expiration or prior termination of this Sublease; (c) the termination of this Sublease. Sublandlord shall also provide to Master Landlord an informational copy of any default notice given to Subtenant at the time it is served.

Subtenant shall provide written notice to Master Landlord after the occurrence of any of the following: (a) the exercise of the extension option under this Sublease; or (b) any request by Subtenant to make alterations or additions or to make other improvements to this Sublease Premises together with copies of all notices, plans or other documents provided to Sublandlord or its representatives in connection therewith. Subtenant shall also provide to Master Landlord an informational copy of any default notice given to Sublandlord at the time it is served.

30.6. Multiple New Master Leases. Master Landlord subdivided the land underneath the Project into five legal parcels, with the result that each Building is located on a separate legal parcel. Sublandlord shall have the right, in its sole discretion, to agree to an amendment of the Master Lease, and Subtenant agrees to concurrently enter into a new sublease or subleases on substantially the same terms as this Sublease (including rights to Project Common Areas and Amenity Areas) in which Subtenant agrees to accept reasonable property restrictions placed in connection with the reparcelization; provided, however, that the rights granted to Subtenant with respect to the Premises, the Project Common Areas and the Amenity Areas shall not be affected. The procedure for entering into such new sublease agreements shall be as follows: Sublandlord shall give Sublessee notice of the amendment of the Master Lease, and, thereafter, Sublandlord and Sublessee shall use reasonable good faith efforts to agree upon, execute and deliver a new sublease agreement or agreements, which sublease agreement(s) shall be, cumulatively, substantially similar to this Sublease. The effectiveness of such new sublease shall be subject to and conditioned upon delivery to Subtenant of a consent to sublease and non-disturbance/recognition agreement in substantially the same form as was delivered pursuant to Paragraph 30.5 in connection with the execution of this Sublease. Sublandlord shall be entitled to retain any benefit conferred on or granted to Sublandlord by virtue of the foregoing activities; Sublandlord and Subtenant shall each bear their own costs in connection with the same.

30.7. Conflict. As between Sublandlord and Subtenant, in the event of a conflict between the provisions of this Sublease and the provisions of the Master Lease, the provisions of this Sublease shall control.

31. Attorneys’ Fees. If either Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Sublandlord shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

32. Sublandlord’s Access to Premises.

32.1. Generally. In addition to Sublandlord’s access rights to Sublandlord’s Server Room and MPOE Room, as provided in Paragraph 1.8 and Paragraph 1.9 above, Sublandlord and Sublandlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise during business hours upon reasonable notice by telephone or electronic mail to Subtenant’s designated contact for the purpose of inspecting the Premises; showing the Premises to prospective purchasers, lenders, or prospective tenants (during the last six (6) months of the term hereof) and realtors; making such repairs to the Premises as Sublandlord may deem necessary or desirable or that Subtenant fails to perform; to access security and HVAC controls and network connections for security and HVAC; and such other purposes as Sublandlord may deem reasonably necessary or desirable, including but not limited to proper functioning of Project security systems and climate control. Sublandlord shall be accompanied by an employee of Subtenant (if required by Subtenant) during non-emergency entries, and use reasonable efforts to be accompanied by a security guard during emergency entries, and shall comply with all reasonable security requirements of Subtenant which have been made known to Sublandlord in writing prior to all such entries. Master Landlord and/or Sublandlord may at any time place on the Premises any ordinary “For Sale” signs and may during the last 6 months of the term hereof place on the Premises any ordinary “For Lease” signs. Subject to any approval rights of Master Landlord, Subtenant may at any time place on the Premises any ordinary “For Lease” sign. Notwithstanding any other provision of this Paragraph 32, Sublandlord may enter the Premises at any time to take possession due to any Breach of this Sublease, subject to applicable law.

32.2. Subtenant’s Waiver. Sublandlord may enter the Premises without the abatement of Rent and may take steps to accomplish the stated purposes. Subtenant waives any claims for damages caused by Sublandlord’s entry, including damage claims for: (i) injuries; (ii) inconvenience to or interference with Subtenant’s business; (iii) lost profits; (iv) loss of occupancy or quiet enjoyment of the Premises. During such entry Sublandlord shall accord reasonable care to Subtenant’s property and comply with Subtenant’s reasonable security measures which have been made known to Sublandlord in advance, in writing.

32.3. Method of Entry. For entry as permitted by this Paragraph 32, Sublandlord shall at all times have a key or, if applicable, a card key with which to unlock all the doors in the Premises, and have access at all times to such a key or card key through the Security Company. Sublandlord shall provide Subtenant, and update as necessary, a list of employees holding such a key or card key. In an emergency situation, Sublandlord shall have the right to use any means that Sublandlord considers proper to open the doors in and to the Premises. Any such entry into the Premises by Sublandlord shall not be considered a forcible or unlawful entry into, or a detainer of, the Premises or an actual or constructive eviction of Subtenant from any portion of the Premises, so long as during such non-emergency entry Sublandlord shall accord reasonable care to Subtenant’s property and comply with Subtenant’s reasonable security measures which have been made known to Sublandlord through prior written notice.

33. Auctions. Subtenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Sublandlord’s prior written consent. Sublandlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Except as provided in this Paragraph 34, Subtenant shall not place any sign upon the Project without Sublandlord’s prior written consent. Subtenant shall be permitted, at Subtenant’s sole cost and expense, to install and maintain signage on the face of Project-standard monuments in the Project as well as directory signage in the lobby of Building Three. So long as Subtenant occupies three full floors of Building Three and is not in Breach under this Sublease, Subtenant shall have the exclusive right to install and maintain a sign on the exterior of Building Three, at Subtenant’s sole cost and expense. In addition, should Subtenant at any point during the Term occupy the entire second, third, and fourth floors of Building Four and the “B4 F1 Signage Occupancy Area” on the first floor of Building Four as shown on Exhibit B, then so long as Subtenant occupies such space and is not in Breach under this Sublease, Subtenant shall have the exclusive right to install and maintain a sign on the exterior of Building Four, at Subtenant’s sole cost and expense. All exterior building signage shall comply with the Site Signage Plan attached hereto as Exhibit K. All signs are subject to Master Landlord’s prior written consent as provided in the Master Lease and all other applicable restrictions and requirements contained therein, shall comply in all regards with this Paragraph 34 and with all Applicable Requirements.

35. [intentionally omitted]

36. Consents. Except as otherwise provided herein, wherever in this Sublease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Sublandlord’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Subtenant for any Sublandlord consent, including but not limited to consents to an assignment, a subletting or the presence or use of any Hazardous Materials, shall be paid by Subtenant upon receipt of an invoice and supporting documentation therefor. Sublandlord’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Subtenant of this Sublease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Sublandlord at the time of such consent. The failure to specify herein any particular condition to Sublandlord’s consent shall not preclude the imposition by Sublandlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37. Quiet Possession. Subject to payment by Subtenant of the Rent and performance of all of the covenants, conditions and provisions on Subtenant’s part to be observed and performed under this Sublease, Subtenant shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

38. Options. If Subtenant is granted an option, as defined below, then the following provisions shall apply.

38.1. Definition. “Option” shall mean: (a) the right to extend the term of or renew this Sublease or to extend or renew any lease or sublease that Subtenant has on other property of Sublandlord (b) the right of first refusal or first offer to lease or sublease either the Premises or other portions of the Project or other property of Sublandlord; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Sublandlord.

38.2. Multiple Options. In the event that Subtenant has any multiple Options to extend or renew this Sublease, a later Option cannot be exercised unless the prior Options have been validly exercised.

38.3. Master Lease Options.

“Master Lease Option” shall mean: (a) the right to extend the term of or renew the Master Lease or to extend or renew any lease or sublease that Sublandlord has on other property of Master Landlord, (b) the right of first refusal or first offer to lease or sublease either the Premises or other property of Master Landlord; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Master Landlord. Subtenant shall have no right whatsoever in any Master Lease Option and Sublandlord shall have the sole and absolute discretion regarding its exercise of its Master Lease Options.

38.4. Effect of Default on Options.

(a) Subtenant shall have no right to exercise an Option: (i) during the time Subtenant is in Breach of this Sublease, or (ii) in the event that Subtenant has been given three (3) or more valid notices of separate, material Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Subtenant’s inability to exercise an Option because of the provisions of Paragraph 38.5(a) above.

(c) Sublandlord shall have the right to have an Option terminate and be of no further force or effect, notwithstanding Subtenant’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Sublandlord gives to Subtenant 3 or more valid notices of separate, material Default, whether or not the Defaults are cured, or (ii) Subtenant commits a Breach of this Sublease.

39. Options to Extend Term.

(a) Subtenant shall have two (2) options to extend the Term of this Sublease upon all of the terms and conditions contained herein, except that the Base Rent for the renewal terms shall be ninety-five percent (95%) of the “Fair Market Rental Rate” (as defined below) for the applicable period. The first Option shall be to extend the Term for twenty-four (24) months, and is referred to as the “First Renewal Option.” The second Option shall be to further extend the Term to January 24, 2013, and is referred to as the “Second Renewal Option.” The First Renewal Option and the Second Renewal Option are collectively referred to as the “Renewal Options.”

(b) Subtenant shall provide binding written notice to Sublandlord of Subtenant’s exercise of either of said Renewal Options (“Subtenant’s Renewal Notice”) no later than nine (9) months, nor earlier than twelve (12) months, prior to the expiration of the then-current Term. Within thirty (30) days after receipt of Subtenant’s Renewal Notice, Sublandlord will advise Subtenant of Sublandlord’s estimate of the Fair Market Rental Rate. If Subtenant agrees with Sublandlord’s estimate, or if Subtenant fails to respond to Sublandlord’s estimate of Fair Market Rental Rate within thirty (30) days after receipt thereof, Sublandlord’s estimate shall be binding. If Subtenant does so respond and offers a different Fair Market Rental Rate, and if the parties are unable to agree upon the Fair Market Rental Rate within thirty (30) days after such response by Subtenant (the “Negotiation Period”), then such dispute shall be settled by arbitration as described below.

(c) If Sublandlord and Subtenant are unable to agree upon the Fair Market Rental Rate within the Negotiation Period, then the dispute shall proceed to arbitration. The arbitration procedure shall commence when either party submits the matter to arbitration. Not later than ten (10) days after the arbitration procedure has commenced, each party shall appoint an arbitrator and notify the other party of such appointment by identifying the appointee. Each party hereto agrees to select as its respective appointee a licensed real estate broker, who is an individual of substantial experience with respect to office building ownership, management and marketing in Santa Clara County, which person shall not be regularly employed or have been retained during the last two (2) years as a consultant by the party selecting such person. Neither party may consult directly or indirectly with any arbitrator regarding the Fair Market Rental Rate prior to appointment, or after appointment, outside the presence of the other party.

The arbitration shall be conducted under the provisions of the commercial arbitration rules of the American Arbitration Association. Not later than (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator their separate suggested Fair Market Rental Rate and shall provide a copy of such submission to the other party. The two (2) selected arbitrators, after reviewing such submissions, shall determine whether Sublandlord’s or Subtenant’s estimate of the Fair Market Rental Rate is closer to the actual Fair Market Rental Rate for the Premises. If both arbitrators agree that one of said declared estimates is closer to the actual Fair Market Rental Rate, they shall declare that estimate to be the Fair Market Rental Rate, and their decision shall be final and binding upon the parties.

If the two (2) selected arbitrators are unable to agree that one of the declared estimates is closer to the actual Fair Market Rental Rate, within thirty (30) days after receipt of Sublandlord’s and Subtenant’s submitted estimates, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said thirty (30) day period. If no arbitrator is selected within such ten (10) day period, either party may immediately petition a court with appropriate jurisdiction to appoint such third arbitrator. The third arbitrator shall meet the qualifications and restrictions set forth above for the initial arbitrators, and shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The third arbitrator’s decision shall be final and binding as to which estimate (as between Sublandlord’s and Subtenant’s) of the Fair Market Rental Rate is closer to the actual Fair Market Rental Rate. Such third arbitrator shall make a decision not later than thirty (30) days after appointment.

Each party shall be responsible for the costs, charges and/or fees of its respective appointee, and the parties shall share equally in the costs, charges and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d) The term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a willing, comparable, non-equity, non-renewal, non-expansion new tenant would pay and a willing, comparable landlord would accept at arm’s length, giving appropriate consideration to annual rental rates per rentable square foot, the credit strength of Subtenant, the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, CPI), the extent of liability under the escalation clauses (e.g., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount), tenant improvement allowance, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term, brokerage commissions, if any, length of lease term, size and location of Premises being leased, and other generally applicable terms and conditions of tenancy for the space in question.

(e) Following exercise by Subtenant of a Renewal Option and determination of the Base Rent for the respective option period, at the request of either party hereto and within thirty (30) days after such request, Sublandlord and Subtenant shall enter into a supplement to this Sublease confirming the terms, conditions and provisions applicable to the related Renewal Period as determined in accordance herewith.

40. Rights to Expand. Subject to the Master Landlord Rights (defined below) and the terms and conditions of this Section 40, Subtenant shall have the Right of First Refusal and Offer Right described below (collectively, “Expansion Rights”).

40.1. Right of First Refusal. During the Term of this Sublease, Subtenant shall have a right of first refusal (“Right of First Refusal”) to sublease the second, third and fourth floors of Building Four (“B4 ROFR Space”) as portions thereof become available from time to time, on the same terms and conditions that Sublandlord is prepared to accept from any third party. When Sublandlord receives an offer to sublease space in the Project which includes any portion of the B4 ROFR Space (the entire space subject of the offer being defined as the “ROFR Space”) from a third party which Sublandlord desires to accept, Sublandlord shall notify Subtenant in writing of the terms and conditions of such offer, and Subtenant shall thereafter have five (5) business days from receipt of such notice in which to accept or reject that offer by written notice to Sublandlord. If Subtenant rejects or fails to accept the offer in writing within that time, then Sublandlord shall be free to sublease the ROFR Space to the third party on substantially similar terms and conditions to those offered to Subtenant in the foregoing manner. The Right of First Refusal shall apply only with respect to:

(a) the entire ROFR Space, including any space outside the B4 ROFR Space, and may not be exercised with respect to only a portion of the ROFR Space; and

(b) the entire term proposed in the third party offer, provided that (i) if the proposed initial term (excluding any options to extend) would expire prior to expiration of the Term, then the term for the ROFR Space shall be extended to be coterminous with the Term (including any extension thereof pursuant to (x) a previously-exercised, valid Renewal Option, or (y) if Subtenant has not previously exercised a Renewal Option, Subtenant may exercise any available Renewal Option concurrently with its acceptance of Sublandlord’s offer, whether or not the time for exercise has occurred pursuant to Paragraph 39) and (ii) if more than thirty (30) months remain on the Term (including any extension thereof pursuant to previously-exercised, valid Renewal Options) following the commencement date specified in the offer, Subtenant shall have the right to limit the term stated in the offer to be coterminous with the Term.

No extension or renewal rights included in the third party offer shall be included in an ROFR Space sublease to Subtenant; provided that with respect to any ROFR Space with a term coterminous with the Term, Subtenant shall have the right to extend the term pursuant to the terms and conditions of any unexercised Renewal Options under Paragraph 39 of this Sublease.

If Subtenant has validly exercised a Right of First Refusal pursuant to this Paragraph 40, then the ROFR Space shall be included in the Premises hereunder, subject to all the agreements, terms and conditions of this Sublease, with the following exceptions and modifications:

(i) The terms and conditions of the third party offer, with any modifications with respect to the term as described above, shall govern with respect to the ROFR Space and shall control in the event of inconsistency with the provisions of this Sublease;

(ii) The rentable area of the Premises shall be increased by the rentable area of the ROFR Space;

(iii) Subtenant’s Project Share, Subtenant’s allotment of parking spaces, and the amount of the Security Deposit shall be increased proportionately to reflect the rentable area of the ROFR Space; and

(iv) Subtenant shall take the ROFR Space on an “as is” basis, provided that if the terms of the third party offer include any tenant improvement package, such tenant improvement package shall be provided (on an equal dollar value basis rather than the same improvements).

40.2. Offer Right. Subtenant acknowledges the existence of a sublease agreement between Sublandlord and a third party, Interwoven, Inc. (“Interwoven Sublease”), under which Interwoven already holds a subleasehold interest in the third and fourth floors of Building Four (“Interwoven B4 Space”), for a term of forty-eight (48) months beginning on August 1, 2003, with an option to extend the term for an additional sixty-four (64) months and twenty-four (24) days. In addition to the Right of First Refusal, Subtenant shall have a one-time right (“Offer Right”) to expand the Premises to include all or any portion of the Interwoven B4 Space, on the following terms and conditions.

In the event Interwoven’s subleasehold interest with respect to all or any portion (“Terminated Portion”) of the Interwoven B4 Space terminates at any time within the first twelve (12) months following the Sublease Commencement Date (as defined herein), and provided that upon such termination becoming effective Sublandlord has not received an offer from a third party to sublease all or a portion of the Interwoven B4 Space which Sublandlord desires to accept, then Sublandlord shall provide a written offer (“Offer Notice”) to Subtenant to sublease the Terminated Portion of the Interwoven B4 Space on the same terms and conditions as this Sublease, except for the following:

(a) Base Rent shall be payable at the same rate per rentable square foot as is payable as Base Rent by Sublandlord under the Master Lease during the same time period;

(b) The rentable area of the Premises shall be increased by the rentable area of the Terminated Portion of the Interwoven B4 Space;

(c) Subtenant’s Project Share, Subtenant’s allotment of parking spaces, and the amount of the Security Deposit shall be increased proportionately to reflect the rentable area of the Terminated Portion of the Interwoven B4 Space; and

(d) Subtenant shall take the Terminated Portion of the Interwoven B4 Space on an “as is” basis

Subtenant shall have five (5) business days after receipt of the Offer Notice in which to exercise the Offer Right by written notice to Sublandlord. If Subtenant rejects or fails to accept the offer in writing within that time, then (i) the Offer Right shall terminate and become null and void and (ii) Sublandlord shall be free to occupy for its own use, or to sublease to any third party, all or any portion of the Interwoven B4 Space, subject to the Right of First Refusal set forth in

Paragraph 40.1.

40.3. Generally. No subleasing of any ROFR Space or Interwoven B4 Space (collectively, “Expansion Space”) pursuant to an Expansion Right will be effective without the prior written consent of Master Landlord, as required under the Master Lease. Each Expansion Right shall be further subject to Master Landlord’s recapture rights under Section 11.06 of the Master Lease. Collectively, the consent requirement and recapture rights are defined as the “Master Landlord Rights”.

It shall be a condition to Subtenant’s right to exercise an Expansion Right under this Paragraph 40 that, at the time Subtenant notifies Sublandlord of the exercise of such Expansion Right, (i) there remains at least twelve (12) months on the Term of this Sublease (including (x) any extension thereof pursuant to previously-exercised, valid Renewal Options or (y) if Subtenant has not previously exercised a Renewal Option, Subtenant may exercise any available Renewal Option concurrently with its acceptance of Sublandlord’s offer, whether or not the time for exercise has occurred pursuant to Paragraph 39), (ii) Subtenant is not in Breach under this Sublease, and (iii) neither this Sublease nor Subtenant’s right of possession shall have been terminated and this Sublease shall then be in full force and effect. After Subtenant validly exercises an Expansion Right, the parties shall execute an amendment to this Sublease adding the Expansion Space, promptly after Sublandlord shall prepare the same, confirming the subleasing of such Expansion Space to Subtenant; provided that if Sublandlord reasonably determines that a new sublease is necessary or appropriate for the Expansion Space, the parties shall execute the same promptly after preparation by Sublandlord. An otherwise valid exercise of an Expansion Right shall be fully effective, whether or not such confirmatory documentation is executed.

If Subtenant shall exercise an Expansion Right granted in this Sublease, Sublandlord does not guarantee that the Expansion Space will be available on the commencement date for the sublease thereof if the then existing occupants of the Expansion Space shall holdover, or for any other reason beyond Sublandlord’s reasonable control. In that event, Subtenant’s sole recourse shall be that the rent with respect to the Expansion Space shall be abated until Sublandlord delivers possession of the same to Subtenant. Subtenant’s exercise of that Expansion Right shall not operate to cure any Default by Subtenant of any of the terms or provisions in this Sublease, nor to extinguish or impair any rights or remedies of Sublandlord arising by virtue of such Default.

Each and all Expansion Rights may not be exercised by any sublessee of Subtenant for all or any portion of the Premises. Under no circumstances whatsoever shall a subtenant (other than Subtenant) under a sublease of the Premises or any portion thereof have any right to exercise an Expansion Right granted in this Sublease.

41. [intentionally omitted]

42. Reservations. Subtenant agrees that Sublandlord and/or Master Landlord, as the case may be, shall have the right: (i) to grant, without the consent or joinder of Subtenant, such easements, rights and dedications that Sublandlord deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use (including access and parking rights) of the Premises by Subtenant. Subtenant agrees to sign any documents reasonably requested by Sublandlord and/or Master Landlord to effectuate such rights.

43. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

44. Authority. Each individual executing this Sublease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Sublease on its behalf. Each party shall, within 30 days after request, deliver to the other party satisfactory evidence of such authority. This Sublease may be executed and delivered in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument, and facsimile copies of the signatures set forth below will be deemed to be original signatures for all purposes.

45. Amendments. This Sublease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Subtenant’s obligations, costs, or expenses hereunder, Subtenant agrees to make such reasonable non-monetary modifications to this Sublease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

46. Exhibits. Attached hereto are the following exhibits, which constitute a part of this Sublease:

Exhibit A:	Master Lease
Exhibit B:	Premises
Exhibit C:	Sublandlord’s Rules and Regulations
Exhibit D:	Furniture
Exhibit E:	Cafeteria Access Provisions
Exhibit F:	Fitness Center Access Provisions
Exhibit G:	Commencement Date Memorandum
Exhibit H:	Letter of Credit Form
Exhibit I:	Work Letter
Exhibit J:	Estoppel Certificate
Exhibit K:	Site Signage Plan
Exhibit L:	Environmental Documents

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:

Ariba, Inc., a Delaware corporation

By:	/s/ Michael Fancher
Its:	VP & Corporate Controller

SUBTENANT:

NetScreen Technologies, Inc., a Delaware corporation

By:	/s/ Remo Canessa
Its:	CFO

BROKER EXECUTION

By signing below, the indicated real estate broker or agent is not being made a party hereto but is signifying its agreement with the provisions hereof concerning brokerage. This Broker Execution may be executed and delivered in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument, and facsimile copies of the signatures set forth below will be deemed to be original signatures for all purposes.

SUBLANDLORD’S BROKER:		ADDRESS:

Cornish & Carey Commercial		2804 Mission College Boulevard, Suite 120 Santa Clara, California 95054

By:	/s/ Phil Mahoney
Phil Mahoney

Its:	EVP

Cushman and Wakefield

By:	/s/ Hernan H. Santos

Its:	Senior Director

SUBTENANT’S BROKER:		ADDRESS:

The Staubach Company		900 Hansen Way, Suite 250 Palo Alto, California 94304

By:	/s/ Rich Branning
Rich Branning

Its:	Ex VP

EXHIBIT A

MASTER LEASE

Exhibit A to the Amended and Restated Sublease between Ariba, Inc. and Netscreen Technologies, Inc., dated as of October 18, 2002, is incorporated herein by reference to Exhibit 10.10 to the Registrant’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2000.

EXHIBIT A

EXHIBIT B

PREMISES

[Graphic of Premises Appears Here]

EXHIBIT B

EXHIBIT C

SUBLANDLORD’S RULES AND REGULATIONS

A. General Rules and Regulations. The following rules and regulations govern the use of the Buildings and the Project Common Areas. Subtenant will be bound by such rules and regulations in addition to all rules and regulations imposed under the terms of the Master Lease, and agrees to cause Subtenant’s employees, subtenants, assignees, contractors, suppliers, customers, and invitees to observe the same.

1. Except with respect to the interior of Building Three, which shall be exempt only so long as Subtenant does not violate any Applicable Requirements and does not interfere with Sublandlord’s access rights as provided in the Sublease, Subtenant shall not in any way obstruct the sidewalks, halls, elevators, stairways, entry passages, pedestrian passageways, driveways, entrances and exits to the Project or the Buildings, and they shall use the same only as passageways to and from their respective work areas.

2. Any sash doors, sashes, windows, glass doors, lights, and skylights that reflect or admit light into any Building shall not be covered or obstructed by the Subtenant. Water closets, urinals and wash basins shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers, food or other substance of any kind shall be thrown into them. Subtenant shall not mark, drive nails, screw or drill into, paint or in any way deface the exterior walls, roof, foundations, bearing walls or pillars without the prior written consent of the Sublandlord, which consent may be withheld in Sublandlord’s sole discretion. The expense of repairing any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Subtenant. Cleaning of equipment of any type is prohibited.

3. No awning or shade shall be affixed or installed over or in the windows or the exterior of the Premises except with the consent of the Sublandlord, which may be withheld in Sublandlord’s discretion.

4. No boring or cutting for wires shall be allowed, except with the consent of the Sublandlord, which may be withheld in Sublandlord’s discretion.

5. Subtenant shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase or tend to increase the risk of fire or the rate of fire insurance or which shall conflict with the regulations of the fire department or the law or with any insurance policy on the Premises or any part thereof, or with any rules or regulations established by any administrative body or official having jurisdiction, and it shall not use any machinery therein, even though its installation may have been permitted, which may cause any unreasonable noise, jar or tremor to the floors or walls, or which by its weight might injure the floors of the Premises.

6. Sublandlord may reasonably limit weight, size and position of all safes, fixtures and other equipment used in the Premises. If Subtenant shall require extra heavy equipment, Subtenant shall notify Sublandlord of such fact and shall pay the cost of structural bracing to accommodate it. All damage done to the Premises or Project by installing, removing or maintaining extra heavy equipment shall be repaired at the expense of the Subtenant.

7. Subtenant and Subtenant’s officers, agents and employees shall not make nor permit any loud, unusual or improper noises nor interfere in any way with other Subtenants or those having business with them, nor bring into or keep within the Project any animal or bird (except seeing-eye dogs) or any bicycle or other vehicle, except such vehicle as Sublandlord may from time to time permit.

8. No machinery of any kind will be allowed in the Premises without the written consent of Sublandlord. This shall not apply, however, to customary office equipment or trade fixtures or package handling equipment.

9. Except with respect to Building Three, which shall be exempt only so long as Subtenant does not restrict access to generators, trash areas and fire lanes, all freight must be moved into, within and out of the Project only

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during such hours and according to such reasonable regulations as may be posted from time to time by Sublandlord. Subtenant shall not overload the elevators beyond the specified capacity limits of the elevator being used.

10. No aerial or satellite dish or similar device shall be erected on the roof or exterior walls of the Premise, or on the grounds, without in each instance, the written consent of Sublandlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time. Sublandlord may withhold consent in its sole discretion. Subtenant will not interfere with radio or television broadcasting or reception from or in the Project or elsewhere.

11. All garbage, including wet garbage, refuse or trash shall be placed by the Subtenant in the receptacles appropriate for that purpose and only at locations prescribed by the Sublandlord.

12. Subtenant shall not burn any trash or garbage at any time in or about the Premises or any area of the Project.

13. Subtenant shall observe all security regulations issued by Sublandlord and comply with instructions and/or directions of the duly authorized security personnel for the protection of the Project and all tenants therein.

14. Any requirements of the Subtenant will be considered only upon written application to Sublandlord and Sublandlord’s address set forth in the Sublease. However, for minor day to day repairs and emergency repairs, Subtenant may call Sublandlord for such repairs or other service via Sublandlord’s emergency hotline for immediate service. Such requirement must promptly be filed under written application as set forth above as soon as possible thereafter.

15. No waiver of any rule or regulation of Sublandlord shall be effective unless expressed in writing and signed by Sublandlord or its authorized agent.

16. Sublandlord reserves the right to exclude or expel from the Project any person who, in the judgment of Sublandlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the law or rules and regulations of the Project. Sublandlord will in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgement of Sublandlord would be prejudicial to the safety character, reputation, and interest of the Project and its tenants, provided that nothing herein contained will be constructed to prevent such access to persons with whom any Subtenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. No Subtenant and no employee or invitee of any Subtenant will go upon the roof of the Building, except as may be necessary to install, repair and/or maintain an antenna or dish satellite installed in accordance with the terms of the Sublease.

17. Except with respect to Building Three, Sublandlord specifically reserves to itself or to any person or firm it selects, (i) the right to place in and upon the Project, coin-operated machines for the sale of cigarettes, candy and other merchandise or service, and (ii) the revenue resulting therefrom.

18. Except as specifically provided in the Sublease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside or the inside of any Building or the Project without the prior written consent of the Sublandlord. Sublandlord will have the right to remove, at Subtenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed, or inscribed at the expense of the Subtenant and under direction of Sublandlord by a person or company designated or approved by Sublandlord.

19. If Sublandlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar attached or used in connection with any window or door of the Premises, are placed on any windowsill, which is visible from the exterior of the Premises, Subtenant will immediately discontinue such use. Subtenant agrees not to place anything against or near glass partitions or doors or windows, which may appear unsightly from outside the Premises including from within any interior common areas.

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20. Sublandlord expressly reserves the right to absolutely prohibit solicitation, canvassing, distribution of handbills, or any other written material, peddling, sales, and, except with respect to Building Three so long as Subtenant does not display products, goods, wares or similar items in the windows of Building Three, displays or products, goods, and wares, in all portions of the Project except as may be expressly permitted under the Sublease. However, Subtenant shall be allowed to use an outside catering vendor to cater Subtenant’s own, internal events. Sublandlord reserves the right to prohibit, restrict and regulate the use of common areas of the Project and Building by invitees of Subtenants providing services to Subtenants on a periodic or daily basis including food and beverage vendors. Such restrictions may include limitations on time, place, manner and duration of access to a Subtenant’s Premises for such purposes. Without the limiting of the foregoing, Sublandlord may require that such parties use service elevators, halls, passageways and stairways for such purposes to preserve access within the Building for Subtenants and the general public.

21. Subtenant shall not host any organized events or social gatherings in the Common Areas without providing at least two weeks’ prior written notice to Sublandlord and without receiving the written consent of Sublandlord and, at Sublandlord’s discretion, Master Landlord. Sublandlord may condition its approval on certain requirements including but not limited to the provision by Subtenant of certificates of insurance from itself and/or any third party vendors associated with such event, submission of an increased security deposit, and a release from liability.

22. Sublandlord reserves the right to exclude from any Building unless that person is known to be person or employee in charge of the Building, or had a pass or is properly identified. Subtenant will be responsible for all persons for whom it requests and will be liable to Sublandlord for all acts of such persons. Sublandlord will not be liable for damages for any error with regard to the admission to or exclusion from any Building of any person. Sublandlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement, or other commotion by closing the doors or by other appropriate action.

23. The directories of the Buildings and the Project will be provided exclusively for the display of the name and location of Sublandlord and Subtenants only and Sublandlord reserves the right to exclude any other names therefrom.

24. Subtenant will not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

25. No rekeying of doors in the Premises shall be made without complying with the requirements of Sublandlord’s master key program for the Project, including the requirement that any rekeying be consistent with the master key associated with such program and held by Sublandlord and the Security Company. Upon rekeying of any doors, Subtenant shall deliver to Sublandlord a copy of such keys. Subtenant, upon the termination of its tenancy, will deliver to Sublandlord all the keys to all doors which have been furnished to Subtenant or rekeyed by Subtenant, and in the event of loss of any keys so furnished by Sublandlord, will pay Sublandlord therefor.

26. Except with respect to Building Three, Freight elevator(s) will be available for use by all tenants in the building, subject to such reasonable scheduling as Sublandlord, in its discretion, deems appropriate. Except with respect to Building Three, no equipment, furniture, materials, packages, supplies, merchandise or other property will be received in the building or carried in the elevators except between such hours and in such elevators as may be designated by Sublandlord. Except as otherwise agreed between Subtenant and Sublandlord, and except with respect to Building Three, Subtenant’s initial move in and subsequent deliveries of bulky items, such as furniture, safes, and similar items will, unless otherwise agreed in writing by Sublandlord, be made during the hours of 5:30 p.m. and 7:30 a.m., or on Saturday or Sunday. Except with respect to Building Three, deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries will be made which impede or interfere with other Subtenants of the operation of the Building.

27. Subtenant will not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Subtenant will not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Sublandlord or other occupants of the

EXHIBIT C

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Building by reason of odors or vibrations, nor will Subtenant bring into or keep in or about the Premises any pets or other animals (except seeing-eye dogs).

28. Subtenant will not use any method of heating or air conditioning other than that supplied by Sublandlord without Sublandlord’s prior written consent.

29. Subtenant will not waste electricity, water or air conditioning and agrees to cooperate fully with Sublandlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, law or regulations of which Subtenant has actual notice, and will refrain from attempting to adjust controls.

30. Without the written consent of Sublandlord, Subtenant will not use the name of the Building or the Project in connection with or in promoting or advertising the business of Subtenant except as Subtenant’s address.

31. Subtenant will close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and lighting or gas before Subtenant and its employees leave the Premises. Subtenant will be responsible for any damage or injuries sustained by other Subtenants or occupants of the Building or by Sublandlord for noncompliance with this rule.

32. Subtenant will not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Sublandlord’s prior written consent, which consent Sublandlord may withhold in its sole and absolute discretion.

33. Sublandlord reserves the right to direct electricians as to where and how telephones and telegraph wires are to be introduced to the Premises. Subtenant will not cut or bore holes for wires. Subtenant will not affix any floor covering to the floor of the Premises in any manner except as approved by Sublandlord. Subtenant shall repair any damage resulting from noncompliance with this rule.

34. Subtenant will store all its trash and garbage within its Premises or in other facilities provided by Sublandlord. Subtenant will not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with directions issued from time to time by Sublandlord.

35. The Premises will not be used for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without Sublandlord’s consent, except the use by Subtenant of approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

36. Neither Subtenant nor any of its employees, agents, customers and invitees may use in any space or in the Common Areas of the Building or the Project any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Sublandlord may approve. Subtenant will not bring any other vehicles of any kind into the Building, including bicycles.

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37. Subtenant agrees to comply with all safety, fire protection and evacuation procedures established by Sublandlord or any governmental agency.

38. So long as Sublandlord complies with its obligations under the Sublease regarding security, Subtenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

39. To the extend Sublandlord reasonably deems it necessary to exercise exclusive control over any portions of the Common Areas for the mutual benefit of the Subtenants in the Building or the Project, Sublandlord may do so subject to reasonable, non-discriminatory additional rules and regulations.

40. Smoking is not allowed in the Building. You must be at least forty (40) feet from any entry to the Building. Sublandlord may require Subtenant and any of its employees, agents, clients, customers, invitees and guests who desire to smoke, to smoke within designated smoking areas within the Project.

41. Employees of Sublandlord will not perform any work or do anything outside of their regular duties unless under special instructions from Sublandlord, and no employee of Sublandlord will admit any person (Subtenant or otherwise) to any office without specific instructions from Sublandlord.

42. Subtenant shall not store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Sublandlord, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, Sublandlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Subtenant, which cost shall be immediately payable upon demand by Sublandlord.

43. These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Sublease. Sublandlord may waive any one or more of these Rules and Regulations for the benefit of Subtenant or any other Subtenant, but no such waiver by Sublandlord will be construed as a waiver of such Rules and Regulations in favor of Subtenant or any other Subtenant, nor prevent Sublandlord from thereafter enforcing any such Rules and Regulations against any or all of the Subtenants of the Project.

44. Sublandlord reserved the right at any time to change or rescind any one or more of these rules and regulations or make such other and further reasonable rules and regulations as in Sublandlord’s judgment may from time to time be necessary for the operation, management, safety, care and cleanliness of the Project and the Premises, and for the preservation of good order therein, as well as for the convenience of the other occupants and tenants of the Project. Sublandlord shall not be responsible to Subtenant or the any other person for the non-observance or violation of the rules and regulations by any other tenant or other person. Subtenant shall be deemed to have read these rules, and have agreed to abide by them as a condition to its occupancy of the Premises.

45. Subtenant shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.

46. In the event of any conflict between these rules and regulations, or any further or modified rules and regulations from time to time issued by Sublandlord, and the Sublease provisions, the Sublease provisions shall govern and control.

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B. Parking Rules and Regulations. The following rules and regulations govern the use of the parking facilities, which serve the Project. Subtenant will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:

1. Subtenant will not permit or allow any vehicles that belong to or are controlled by Subtenant or Subtenant’s employees, subtenants, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Sublandlord for such activities. No vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles is permitted. Vehicles leaking any substance other than water are prohibited and may be towed by Sublandlord without prior notice.

2. Vehicles must be parked entirely within painted stall lines of a single parking stall.

3. All directional signs and arrows must be observed.

4. The speed limit within all parking areas shall be five (5) miles per hour.

5. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles or on ramps; (c) where “no parking” signs are posted; (d) in cross-hatched areas; and (e) in such other areas as may be designated from time to time by Sublandlord or Sublandlord’s parking operator.

6. Sublandlord reserves the right, without cost or liability to Sublandlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time or if such vehicle has been abandoned.

7. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

8. Sublandlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator’s car to removal, at such car owner’s expense. Subtenant agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

9. Parking stickers, access cards or any other device or form of identification supplied by Sublandlord as a condition of use of the parking facilities shall remain the property of Sublandlord. Parking identification devices, if utilized by Sublandlord, must be displayed as requested any may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking identification devices, if any are not transferable and any device in the possession of an unauthorized holder will be void. Sublandlord reserves the right to refuse to issue monthly stickers or other parking identification devices to Subtenant or any of its agents, employees or representatives who willfully refuse to comply with these rules and regulations and all posted or unposted city, state or federal ordinances, laws or agreements.

10. Loss or theft of parking identification devices or access cards must be reported to the management office in the Project immediately, and a lost or stolen report must be filed by the Subtenant or user of such parking identification device or access card at the time. Sublandlord has the right to exclude any vehicle from the parking facilities that does not have a parking identification device or valid access card. Any parking identification device or access card, which is reported lost or stolen, and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution.

11. All damage or loss claimed to be the responsibility of Sublandlord must be reported, itemized in writing and delivered to the management office located within the Project within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Sublandlord is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles. In any event, the total liability of Sublandlord, if any, is limited to Two Hundred Fifty Dollars ($250.00) for all damages or loss to any car. Sublandlord is not responsible for loss of use.

EXHIBIT C

6

12. The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations made by the parking operators, managers or attendants without the express written consent of Sublandlord will not be deemed to have been approved by Sublandlord.

13. Sublandlord reserves the right, without cost or liability to Sublandlord, to tow any vehicle, which is used or parked in violation of these rules and regulations.

14. Sublandlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities.

15. In the event of any conflict between these rules and regulations, or any further or modified rules and regulations from time to time issued by Sublandlord, and the Sublease provisions, the Sublease provisions shall govern and control.

EXHIBIT C

7

EXHIBIT D

FURNITURE

Ariba Building 3 Existing Furniture Inventory

Code	Area/Item	Product	Floor 1	Floor 2	Floor 3	Floor 4
	Offices (10 x 12)
	Desk U configuration	Herman Miller – AO-2	22	22	28	28
	Workstations ( 8 x 8)
	L configuration	Herman Miller – AO-2	90	118	168	155
	Hoteling Station			7	11	11
	double – bullpen		6
C-1B	Desk Chairs	Herman Miller – Aeron	123	140	196	183
C-5	Side Chairs	Keilhauer – Also	143	160	222	209
	Med. Conference Rooms
CT-18	Table	Reform	3	2	2	2
	Small/Medium Conference Rooms
CT-14	Table	Reform		4	5	4
	Small Conference Rooms
CT-17	Table	Reform	3	2	4	4
CT-19A	Teaming Table	Reform		0	16	16
CT-19B	Teaming Table	Reform	8	0	6	6
CR-1	Credenza’s large	Westcoast	3	6	7	6
CR-2	Credenza’s small	Westcoast	3	4	4	4
	Conference Chairs
C2D/F		Keilhauer	36	75	122	116
C2E		Keilhauer		0	0	0
	Telephone Rooms Hoteling
C-5A	Chairs	Keilhauer – Also	4	7	11	11
	Pedestals	AO-2	4	7	11	11
	Kitchens
T-1A	Tables	West Coast – Metal Top	4	8	7	7
C-8	Chairs	Altek – Baba / wood	14	32	28	28
S-1	Stools	Altek – Baba / wood	5	10	6	6
	Lounge/Conference (2 rooms)
T15	Tables	ICF Twofold	1	2	2	2
L12A	Chairs	ICF Multiplicity	6	6	6	6
L12B	Chairs	ICF Multiplicity		6	6	6
	Lounges (2 rooms)
L-14A	Sofa	ICF Cinema		0	2	0
L-14B	Sofa	ICF Cinema		1	0	2
L-13A	Lounge Chairs	ICF Cinema	8	0	12	0
L-13B	Lounge Chairs	ICF Cinema		16	0	12
L-15	Ottomans	ICF Cinema	3	6	3	3
T-16	Occasional Tables	ICF	2	0	4	4
T-17	Occasional Tables	ICF	1	0	3	3
	Executive Lounge Area
L-7	Lounge Chairs			0	4	4
	Open Areas/Files + Storage
F-2	File Cabinet –	Meridian – 2600 Series	5	12	14	13
SC-1	Storage Cabinet		5	4	6	5
F-7	Mobile Pedestal	Herman Miller		7	11	11
M-1	Markerboard	Greensteel		25	32	32
	Training Area
T-19	Training Table	Howe		27	0	0
T-20	Training Instructor Table	Howe		0	0	0
	Main Reception/ Lobby
C-1B	Desk Chair	Herman Miller – Aeron	1	0
F-4	Pedestal File	Meridian – 1600 Series	1	0
	Lounge Seating		8	0
	Occasional Tables		2	0
	Area Rug (1 per bldg)		1	0

EXHIBIT D

EXHIBIT E

CAFETERIA PROVISIONS

The following Cafeteria Provisions (“Cafeteria Provisions”) are made a part of the Sublease dated October 18, 2002, (the “Sublease”) between Ariba, Inc. (“Sublandlord”) and NetScreen Technologies, Inc. (“Subtenant”) for premises at 805 and 809 Eleventh Avenue, Sunnyvale, California, to which these Cafeteria Provisions are attached as Exhibit E. These Cafeteria Provisions contain certain terms and conditions pertaining to the use and operation of the cafeteria (“Cafeteria”) located on the first floor of Building Four of the Project. Any conflict between these Cafeteria Provisions and the remainder of the Sublease shall be controlled by these Cafeteria Provisions. Except as otherwise defined herein, capitalized terms used in these Cafeteria Provisions have the same meaning as in the Sublease.

1. License to Access. Sublandlord hereby grants to Subtenant a non-exclusive license to allow its employees and invitees (“Users”) to use the Cafeteria during the Sublease Term, subject to and in accordance with the terms and conditions of these Cafeteria Provisions.

2. Cafeteria Fees. In consideration for the license granted hereunder, beginning on the Rent Commencement Date and continuing throughout the Sublease Term, Subtenant shall pay to Sublandlord, as additional rent under the Sublease, the following fees (collectively, “Cafeteria Fees”):

(a) Cafeteria Base Fee. Subtenant shall pay monthly, in advance together with Base Rent, an amount (“Cafeteria Base Fee”) equal to Base Rent multiplied by three point one seven percent (3.17%) (“Cafeteria Load Factor”). The Cafeteria Load Factor represents the ratio of the square feet of the Cafeteria over the total rentable square feet of the Project (not including the Fitness Center and the Cafeteria) (21,510/(715,998-37,170)); and

(b) Cafeteria Expense Fee. In addition to the Cafeteria Base Fee, Subtenant shall pay to Sublandlord, together with each Sublease Expense payment, an amount equal to the Sublease Expense payment multiplied by the Cafeteria Load Factor (“Cafeteria Expense Fee”). Sublandlord will include a separate line item for this amount on each Sublease Expense invoice given pursuant to Paragraph 3.2(f) of the Sublease. In calculating the Cafeteria Expense Fee, Sublandlord reserves the right to proportionally increase Subtenant’s Project Share with respect to Sublease Expenses relating to the Cafeteria if, in Sublandlord’s reasonable determination, the number of Subtenant’s Users, and/or the intensity of use by Subtenant’s Users, is substantially greater in proportion to other users of the Cafeteria than reflected in the unadjusted Subtenant’s Project Share figure.

3. Users. All Users shall use the Cafeteria subject to the rules and regulations attached hereto as Attachment A and incorporated herein by this reference, and any other rules and regulations promulgated by Sublandlord or the Cafeteria Operator (defined below). Ariba shall have the right, in its sole discretion, to determine who will be entitled to use the Cafeteria in addition to the Users and to determine what access and use fees, if any, will be paid by such additional users. Ariba may limit the total number of users to reflect an appropriate use occupancy of the Cafeteria.

4. Cafeteria Operation.

(A) Sublandlord agrees to operate the Cafeteria throughout the Sublease Term in substantially the same manner as the Cafeteria is currently being operated. However, in addition to the rights stated in subparagraphs (B) and (C) below, Sublandlord reserves the right to change or adjust

EXHIBIT E

operational matters regarding the Cafeteria, including without limitation the hours of operation (provided, however, that the Cafeteria shall be open at least during the hours of 11:30 a.m. through 1:30 p.m. on business days unless otherwise approved by Subtenant, in Subtenant’s sole discretion) and meal service, the identity and duties of the operator of the Cafeteria, menu selection, and prices.

(B) Sublandlord shall have the sole right to select, hire and terminate third party operators to run the Cafeteria (“Cafeteria Operator”). The current Cafeteria Operator is ARAMARK Services, Inc. Sublandlord and the Cafeteria Operator shall have the exclusive control and management of the Cafeteria and shall have the right, from time to time, to establish, amend and enforce reasonable rules and regulations for the management, safety, care, and cleanliness of the Cafeteria and the preservation of good order in the Cafeteria, as well as for the convenience of users of the Cafeteria, including but not limited to requiring the following of all Users: (i) reading, completing and/or signing standard documents presented by Sublandlord and/or Cafeteria Operator to the User, such as an information sheet; (ii) payment of fees that are in addition to the Cafeteria Fees for special services or events; and (iii) cooperating with Cafeteria Operator in its completion of tasks delegated to the Cafeteria Operator by Sublandlord, such as obtaining a waiver/release from Users and management of the card-key/badge access control system for the Cafeteria. Compliance with such rules and regulations shall be, where so decided by Sublandlord or the Cafeteria Operator, a condition precedent to gaining access to the Cafeteria. Subtenant agrees to abide by and conform to all such rules and regulations, and to cause Registered Users to so abide and conform. Sublandlord shall not be responsible to Subtenant for the non-compliance with any of the rules and regulations by any other users of the Cafeteria or any other parties, except employees of Sublandlord and their guests. Signing of a standard form, provided by Sublandlord, for the benefit of Sublandlord and Master Landlord and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns of each, releasing Sublandlord, Master Landlord, the Cafeteria Operator and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns of each, from any and all liability in connection with the use of the Cafeteria (except, as to each of said persons to the extent of damage resulting from the gross negligence or willful misconduct of such person or any of its officers, director, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns) shall be a condition precedent to the use of the Cafeteria for each of the Users.

(C) Sublandlord shall have the right, in Sublandlord’s sole discretion, from time to time, without abatement, offset or deduction of the Cafeteria Fees, to: (i) make changes to the Cafeteria, including, without limitation, changes in services and products sold, design and layout and in number and type of equipment, and the making of additions and alterations; (ii) close temporarily any or all of the Cafeteria or close permanently a non-material portion of the Cafeteria for maintenance purposes or for purposes of making the changes described in clause (C)(i) above; (iii) replace the Cafeteria Operator with another company or perform such services itself; and (iv) do and perform such other acts and make such other changes in, to, or with respect to the Cafeteria as Sublandlord may, in the exercise of reasonable business judgment, deem to be appropriate; provided, however, that if Sublandlord temporarily or permanently closes any or all of the Cafeteria (due to a cause other than the act or omission of Subtenant, its officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns, or any Users) so that Users may not use the Cafeteria for a period of more than fourteen (14) consecutive calendar days, Subtenant will not be obligated to pay the Cafeteria Fees for the period of such closure. No interference with or interruption of Subtenant’s use of the Cafeteria shall affect Subtenant’s obligations under the Sublease or these Cafeteria Provisions, including without limitation the obligation to pay the Cafeteria Fees hereunder, except as expressly provided to the contrary. The foregoing notwithstanding, if Sublandlord permanently closes a non-material portion of the Cafeteria as provided above, the Cafeteria Load Factor shall be reduced to reflect the total rentable square feet contained in the Cafeteria after such closure.

EXHIBIT E

5. Catering. NetScreen agrees to use commercially reasonable efforts to use the Cafeteria Operator as the provider for catering events to NetScreen which are conducted in or about the Premises or Project unless otherwise consented to by Ariba, which consent shall not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required for any catering event that is beyond the capability of the Cafeteria Operator.

6. Release. Except to the extent of damage resulting from the active negligence or willful misconduct of Sublandlord, or any of its officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns, Subtenant hereby acknowledges and agrees that the use of the Cafeteria by its Users shall be at the sole risk of Subtenant and such Users. Subtenant, for itself and its successors and assigns, hereby irrevocably and unconditionally releases and discharges Sublandlord, Master Landlord and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors and assigns of each from any and all claims, damages, demands, liabilities, costs, expenses, liens, judgments, actions and causes of action of every kind and nature whatsoever, whether known or unknown, which Subtenant may at anytime hereafter have, own or hold arising out of, based upon or in any way relating to the Cafeteria, except, as to each of said persons, to the extent caused by the active negligence or willful misconduct of such person or any of its officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns.

Except to the extent caused by the active negligence or willful misconduct of Sublandlord, Subtenant shall and hereby agrees to fully indemnify and hold harmless Sublandlord, Master Landlord, Cafeteria Operator and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors and assigns of each from and against any and all losses, liabilities, damages, judgments, causes of action, awards, costs and/or expenses (including attorney’s fees) arising out of or in any way relating to the use of the Cafeteria by Subtenant, Subtenant’s Users, and/or any other persons obtaining access to the Cafeteria through the Subtenant (except, as to each of said persons to the extent of damage resulting from the active negligence or willful misconduct of such person or any of its officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns).

7. Insurance. As a condition to the granting of the license herein and prior to Subtenant’s use of the Cafeteria, Subtenant shall deliver to Sublandlord a certificate or endorsement from Subtenant’s insurance carrier indicating that the insurance required to be carried by Subtenant under the Sublease is in effect and that it covers Subtenant and its Users in connection with the use of the Cafeteria.

8. Termination. Upon the expiration or earlier termination of the Sublease, all rights to access and use the Cafeteria granted to Subtenant hereunder shall immediately cease and be terminated.

9. Transferability. The license granted under these Cafeteria Provisions may not be assigned or otherwise transferred separately from Subtenant’s interest under the Sublease. The license granted under these Cafeteria Provisions may be assigned to any assignee of this Sublease that holds all of the rights and obligations of the subtenant hereunder, and Subtenant may permit its subtenants to use the Cafeteria in accordance with the terms of these Cafeteria Provisions.

EXHIBIT E

ATTACHMENT A

CAFETERIA RULES AND REGULATIONS

1.	The Cafeteria is for the exclusive use of tenants and subtenants of the Project and their respective employees only.

2.	There will be a maximum of number persons (to be determined) allowed in the Cafeteria at any one time.

3.	Everyone is to wear appropriate clothing. This will include shoes and shirt at all times.

4.	There is to be no smoking at any time in the Cafeteria.

5.	These Rules and Regulations are subject to change at any time by Ariba upon written notice to NetScreen or upon posting of such revised Rules and Regulations in a conspicuous area in the Cafeteria. Revised Rules and Regulations will be posted in the Cafeteria.

6.	These Rules and Regulations incorporate by reference the Rules and Regulations referenced in the Sublease to the extent such Rules and Regulations pertain to the usage of the Cafeteria.

EXHIBIT E

EXHIBIT F

FITNESS CENTER PROVISIONS

The following Fitness Center Provisions (“Fitness Center Provisions”) are made a part of the Sublease dated October 18, 2002, (the “Sublease”) between Ariba, Inc. (“Sublandlord”) and NetScreen Technologies, Inc. (“Subtenant”) for premises at 805 and 809 Eleventh Avenue, Sunnyvale, California, to which these Fitness Center Provisions are attached as Exhibit F. These Fitness Center Provisions contain certain terms and conditions pertaining to the use and operation of the fitness center (“Fitness Center”) located in the Amenity Building of the Project. Any conflict between these Fitness Center Provisions and the remainder of the Sublease shall be controlled by these Fitness Center Provisions. Except as otherwise defined herein, capitalized terms used in these Fitness Center Provisions have the same meaning as in the Sublease.

1. License to Access. Sublandlord hereby grants to Subtenant a non-exclusive license to designate up to the “Permitted Maximum” of “Registered Users” to have access to and to use the Fitness Center during the Sublease Term, subject to and in accordance with the terms and conditions of these Fitness Center Provisions. For purposes of these Fitness Center Provisions, at any particular time the term “Permitted Maximum” shall be equal to five and one-half (5.5) for every one thousand (1,000) total rentable square feet of the Premises, and the term “Registered Users” shall mean current employees of Subtenant that are registered in accordance with the provisions of Paragraph 3 below.

2. Fitness Center Fees. In consideration for the license granted hereunder, beginning on the Rent Commencement Date and continuing throughout the Sublease Term, Subtenant shall pay to Sublandlord, as additional rent under the Sublease, the following fees (collectively, “Fitness Center Fees”):

(a) Fitness Center Base Fee. Subtenant shall pay monthly, in advance together with Base Rent, an amount (“Fitness Center Base Fee”) equal to Base Rent multiplied by two point three one percent (2.31%) (“Fitness Center Load Factor”). The Fitness Center Load Factor represents the ratio of the square feet of in the Fitness Center over the total rentable square feet of the Project (not including the Fitness Center or the Cafeteria) (15,660/(715,998-37,170)); and

(b) Fitness Center Expense Fee. In addition to the Fitness Center Base Fee, Subtenant shall pay to Sublandlord, together with each Sublease Expense payment, an amount equal to the Sublease Expense payment multiplied by the Fitness Center Load Factor (“Fitness Center Expense Fee”). Sublandlord will include a separate line item for this amount on each Sublease Expense invoice given pursuant to Paragraph 3.2(f) of the Sublease. In calculating the Fitness Center Expense Fee, Sublandlord reserves the right to proportionally increase Subtenant’s Project Share with respect to Sublease Expenses relating to the Fitness Center if, in Sublandlord’s reasonable determination, the number of Subtenant’s Registered Users, and/or the intensity of use by Subtenant’s Registered Users, is substantially greater in proportion to other users of the Fitness Center than reflected in the unadjusted Subtenant’s Project Share figure.

3. Registered Users. Use of the Fitness Center under this Sublease shall be limited to those employees of Subtenant who have been registered in accordance with the rules and procedures stated in Attachment A attached hereto and incorporated herein by this reference. Prior to accessing or using the Fitness Center, Subtenant shall comply with the rules and procedures for registering all Registered Users. Subtenant may remove any User from Subtenant’s list of Registered Users by written notice to Sublandlord. All Registered Users shall use the Fitness Center subject to the rules and regulations

EXHIBIT F

attached hereto as Attachment B and incorporated herein by this reference, and any other rules and regulations promulgated by Sublandlord or the Fitness Center Operator (defined below). Sublandlord shall have the right, in its sole discretion, to determine who will be entitled to use the Fitness Center in addition to Subtenant’s Registered Users and to determine what access and use fees, if any, will be paid by such additional users. Sublandlord may limit the number of total users to reflect an appropriate use occupancy of the Fitness Center.

4. Fitness Center Operation.

(A) Sublandlord agrees to operate the Fitness Center throughout the Sublease Term in substantially the same manner as the Fitness Center is currently being operated. However, in addition to the rights stated in subparagraphs (B) and (C) below, Sublandlord reserves the right to change or adjust operational matters regarding the Fitness Center, including without limitation the hours of operation (provided, however, that the Fitness Center shall be open at least during the hours of 6:00 a.m. through 8:00 p.m., Monday through Friday unless otherwise approved by Subtenant, in Subtenant’s sole discretion), the identity and duties of the operator of the Fitness Center, the layout and equipment brands and selection, and the occurrence, duration and frequency of classes.

(B) Sublandlord shall have the sole right to select, hire and terminate third party operators to run the Fitness Center (“Fitness Center Operator”). The current Fitness Center Operator is Club One, Inc. Sublandlord and the Fitness Center Operator shall have the exclusive control and management of the Fitness Center and shall have the right, from time to time, to establish, amend and enforce reasonable rules and regulations for the management, safety, care, and cleanliness of the Fitness Center and the preservation of good order in the Fitness Center, as well as for the convenience of users of the Fitness Center, including but not limited to requiring the following of all Registered Users: (i) reading, completing and/or signing standard documents presented by Sublandlord and/or Fitness Center Operator to the User, such as an information sheet; (ii) payment of fees that are in addition to the Fitness Center Fees, such as fees for exercise classes, massage and other instructional activity; and (iii) cooperating with Fitness Center Operator in its completion of tasks delegated to the Fitness Center Operator by Sublandlord, such as obtaining a waiver/release from Registered Users and management of the card-key/badge access control system for the Fitness Center. Compliance with such rules and regulations shall be, where so decided by Sublandlord or the Fitness Center Operator, a condition precedent to gaining access to the Fitness Center. Subtenant agrees to abide by and conform to all such rules and regulations, and to cause Registered Users to so abide and conform. Sublandlord shall not be responsible to Subtenant for the non-compliance with any of the rules and regulations by any other users of the Fitness Center or any other parties, except employees of Sublandlord and their guests. Signing of a standard form, provided by Sublandlord, for the benefit of Sublandlord and Master Landlord and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns of each, releasing Sublandlord, Master Landlord, the Fitness Center Operator and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns of each, from any and all liability in connection with the use of the Fitness Center (except, as to each of said persons to the extent of damage resulting from the gross negligence or willful misconduct of such person or any of its officers, director, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns) shall be a condition precedent to the use of the Fitness Center for each of the Registered Users.

(C) Sublandlord shall have the right, in Sublandlord’s sole discretion, from time to time, without abatement, offset or deduction of the Fitness Center Fees, to: (i) make changes to the Fitness Center, including, without limitation, changes in services, design and layout and in number and type of equipment, and the making of additions and alterations; (ii) close temporarily any or all of the Fitness Center or close permanently a non-material portion of the Fitness Center for maintenance

EXHIBIT F

purposes or for purposes of making the changes described in clause (C)(i), above; (iii) replace the Fitness Center Operator with another company or perform such services itself; and (iv) do and perform such other acts and make such other changes in, to, or with respect to the Fitness Center as Sublandlord may, in the exercise of reasonable business judgment, deem to be appropriate; provided, however, that if Sublandlord temporarily or permanently closes any or all of the Fitness Center (due to a cause other than the act or omission of Subtenant, its officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors or assigns, or any Registered Users) so that Registered Users may not use the Fitness Center for a period of more than fourteen (14) consecutive calendar days, Subtenant will not be obligated to pay the Fitness Center Fees for the period of such closure. No interference with or interruption of Subtenant’s use of the Fitness Center shall affect Subtenant’s obligations under the Sublease or these Fitness Center Provisions, including without limitation the obligation to pay the Fitness Center Fees hereunder, except as expressly provided to the contrary. The foregoing notwithstanding, if Sublandlord permanently closes a non-material portion of the Fitness Center as provided above, the Fitness Center Load Factor shall be reduced to reflect the total rentable square feet contained in the Amenity Building after such closure.

5. Release. Except to the extent of damage resulting from the active negligence or willful misconduct of Sublandlord, or any of their officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns, Subtenant hereby acknowledges and agrees that the use of the Fitness Center by its Registered Users shall be at the sole risk of Subtenant and such Registered Users. Subtenant, for itself and its successors and assigns, hereby irrevocably and unconditionally releases and discharges Sublandlord, Master Landlord and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors and assigns of each from any and all claims, damages, demands, liabilities, costs, expenses, liens, judgments, actions and causes of action of every kind and nature whatsoever, whether known or unknown, which Subtenant may at anytime hereafter have, own or hold arising out of, based upon or in any way relating to the Fitness Center, except, as to each of said persons, to the extent caused by the active negligence or willful misconduct of such person or any of its officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns.

Except to the extent caused by the active negligence or willful misconduct of Sublandlord, Subtenant shall and hereby agrees to fully indemnify and hold harmless Sublandlord, Master Landlord, Fitness Center Operator and the officers, directors, shareholders, employees, agents, representatives, attorneys, lenders, predecessors, successors and assigns of each from and against any and all losses, liabilities, damages, judgments, causes of action, awards, costs and/or expenses (including attorney’s fees) arising out of or in any way relating to the use of the Fitness Center by Subtenant, Subtenant’s Registered Users, and/or any other persons obtaining access to the Fitness Center through the Subtenant (except, as to each of said persons to the extent of damage resulting from the active negligence or willful misconduct of such person or any of its officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns).

6. Insurance. As a condition to the granting of the license herein and prior to Subtenant’s use of the Fitness Center, Subtenant shall deliver to Sublandlord a certificate or endorsement from Subtenant’s insurance carrier indicating that the insurance required to be carried by Subtenant under the Sublease is in effect and that it covers Subtenant and its Registered Users in connection with the use of the Fitness Center.

7. Termination. Upon the expiration or earlier termination of the Sublease, all rights to access and use the Fitness Center granted to Subtenant hereunder shall immediately cease and be terminated.

EXHIBIT F

8. Transferability. The license granted under these Fitness Center Provisions may not be assigned or otherwise transferred separately from Subtenant’s interest under the Sublease. The license granted under these Fitness Center Provisions may be assigned to any assignee of this Sublease that holds all of the rights and obligations of the subtenant hereunder, and Subtenant may permit its subtenants to use the Fitness Center in accordance with the terms of these Fitness Center Provisions.

EXHIBIT F

ATTACHMENT A

REGISTRATION PROCESS

In order to become a Registered User, each employee of Subtenant must complete and sign the following paperwork (“Registration Materials”), which may be obtained from the Fitness Center Operator during the hours in which the Fitness Center Operator staffs the Fitness Center:

1.	Assumption of Risk and Release of Liability Agreement;

2.	Information sheet; and

3.	Any other required paperwork.

Upon receipt of an employee’s signed and completed Registration Materials, Ariba will use reasonable efforts to activate such employee’s badge within three (3) business days such that the badge will enable such employee to gain access to the Fitness Center.

EXHIBIT F

ATTACHMENT B

FITNESS CENTER RULES AND REGULATIONS

1.	The Fitness Center is for the exclusive use of tenants and subtenants of the Project and their respective employees or authorized guests only.

2.	There will be a maximum of number persons (to be determined) allowed in the Fitness Center at any one time.

3.	Use of lockers are on a first come first use basis, and lockers shall only be used for the duration of the Registered Users workout. Any locker keys must be returned to front desk or removed from the appropriate locker and the contents of such locker removed immediately after your workout. Failure to do so could cause a loss of Fitness Center privileges. Loss of a key will result in an additional fee.

4.	Everyone is to wear appropriate clothing. This will include shoes and shirt at all times.

5.	Everyone using the Fitness Center must first read and sign an Assumption of Risk and Release of Liability Agreement.

6.	Please be sure to wipe off all equipment after use.

7.	There is to be no smoking, eating, or drinking at any time while using the Fitness Center.

8.	These Rules and Regulations are subject to change at any time by Sublandlord upon written notice to Subtenant or upon posting of such revised Rules and Regulations in a conspicuous area in the Fitness Center. Revised Rules and Regulations will be posted in the Fitness Center.

9.	These Rules and Regulations incorporate by reference the Rules and Regulations referenced in the Sublease to the extent such Rules and Regulations pertain to the usage of the Fitness Center.

EXHIBIT F

EXHIBIT G

COMMENCEMENT DATE MEMORANDUM

807 Eleventh Avenue

Sunnyvale, California 94089

Attn: General Counsel

Dear Sir or Madam,

With reference to that certain Sublease (“Sublease”) dated October         , 2002, by and between Ariba, Inc., a Delaware corporation (“Sublandlord”), and NetScreen Technologies, Inc., a Delaware corporation (“Subtenant”), for certain premises located at 805 Eleventh Avenue and 809 Eleventh Avenue, Sunnyvale, California (the “Premises”), in accordance with Paragraph 2.1 of the Sublease, Subenant acknowledges and certifies to Sublandlord as follows:

1.	The “Sublease Commencement Date” occurred on , 2002;

2.	Subtenant has accepted and is currently in possession of the Premises (excluding the Fourth Floor Expansion Space and Subtenant’s Server Room);

3.	The “Rent Commencement Date” is , 2003; and

4.	The “Expiration Date” of the Sublease is , 2008.

Each person executing this Memorandum certifies that he or she is authorized to do so on behalf of and as the act of Subtenant.

SUBTENANT

NetScreen Technologies, Inc., a Delaware corporation

By:

Print Name:

Title:

By:

Print Name:

Title:

EXHIBIT G

EXHIBIT H

LETTER OF CREDIT FORM

ANNEX “A” TO APPLICATION AND

AGREEMENT FOR STANDBY LETTER OF

CREDIT DATED OCTOBER     , 2002

WELLS FARGO BANK, N.A.

TRADE SERVICES DIVISION, NORTHERN CALIFORNIA

525 MARKET STREET, 25TH FLOOR

SAN FRANCISCO, CALIFORNIA 94105

Contact Phone: 1-800-798-2815 (Option No. 1)

IRREVOCABLE LETTER OF CREDIT

Ariba, Inc. 807 Eleventh Avenue Sunnyvale, CA 94089 Attention: Real Estate Manager	Letter of Credit No. Date: October , 2002

Ladies and Gentlemen:

At the request and for the account of NetScreen Technologies, Inc. whose address is 350 Oakmead Parkway, Sunnyvale, CA 94085, we hereby establish our Irrevocable Letter of Credit in favor of Ariba, Inc., as Beneficiary, in the amount of Six Hundred Ninety One Thousand Five Hundred Ninety Three and NO/100 United States Dollars (US$691,593.00), available with us at our above-specified office by payment of Beneficiary’s draft(s) drawn on us at sight, in the form of Exhibit A (which forms an integral part of this Irrevocable Letter of Credit) attached hereto, with the instructions in brackets therein complied with. “Beneficiary” as used in this Irrevocable Letter of Credit shall mean Ariba, Inc., or any person who becomes a beneficiary hereof pursuant to a transfer accomplished under the provisions of this Irrevocable Letter of Credit.

Each draft must be accompanied by (1) the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft, and (2) a signed and dated statement worded in either of the formats I or II below:

I.

“I am an authorized officer or authorized representative of the Beneficiary of Wells Fargo Bank, N.A. Letter of Credit number NZS             .(“Beneficiary”). I hereby certify that NetScreen Technologies, Inc.,has (i) failed to timely perform or observe an obligation under the Sublease by and between NetScreen Technologies, Inc., as the Subtenant and Ariba, Inc. as the Sublessor, dated October     , 2002, with respect to those certain

EXHIBIT H

Premises located at 805 Eleventh Avenue and 809 Eleventh Avenue in the City of Sunnyvale, California, as more particularly described in the Sublease, as such Sublease may have been amended, restated or replaced from time to time, and (ii) Beneficiary is now entitled to draw on Wells Fargo Bank, N.A. Letter of Credit No.                 .”

or

II. :

“I am an authorized officer or authorized representative of the Beneficiary of Wells Fargo Bank, N.A. Letter of Credit number NZS             (“Beneficiary”). I hereby certify that less than thirty (30) days remains prior to the expiration of Wells Fargo Bank, N.A. Letter of Credit No.              (the “Letter of Credit”), and (i) Beneficiary has received a non-renewal notice under the Letter of Credit and (ii) NetScreen Technologies, Inc. has not provided Beneficiary with a substitute letter of credit or cash as permitted for a replacement of the Letter of Credit as provided for in the Sublease by and between NetScreen Technologies, Inc., as the Subtenant and Ariba, Inc. as the Sublessor, dated October     , 2002, with respect to those certain Premises located at 805 Eleventh Avenue and 809 Eleventh Avenue in the City of Sunnyvale, California that are more particularly described in the Sublease, as such Sublease may have been amended, restated or replaced from time to time.”

We agree that we will not inquire as to the accuracy of any statement worded as quoted in I or II above presented to us under this Letter of Credit. We also agree that, with respect to our obligation to pay a drawing which conforms to the requirements of this Letter of Credit, such obligation will not, except that any such obligation may be altered by any law or regulation or court order, be affected by any dispute between the Applicant and the Beneficiary regarding the content or accuracy of any statement presented with such drawing.

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No.             .”

Except as stated in this Letter of Credit, our undertaking in this Letter of Credit is not subject to any condition or qualification. Our obligation under this Letter of Credit will be our individual obligation in no way contingent upon reimbursement with respect thereto.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the

EXHIBIT H

format attached hereto as Exhibit B (which forms an integral part of this Irrevocable Letter of Credit), together with the original of this Letter of Credit Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All charges in connection with any transfer shall be for the account of NetScreen Technologies, Inc.

This Letter of Credit expires at our above office on February 28, 2003, but shall be automatically extended, without written amendment, to February 28 in each succeeding calendar year up to and including, but not beyond, February 28, 2008, unless we have sent written notice to Beneficiary at the address above (or at such other address specified in a duly executed instrument of transfer) by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice (the “Expiration Date”) which Expiration Date will be February 28, 2003, or any subsequent February 28 occurring before February 28, 2009 and be at least thirty (30) calendar days after the date we send you such notice.

This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and engages us in accordance therewith.

Very truly yours WELLS FARGO BANK, N.A.

BY:
(AUTHORIZED SIGNATURE)

EXHIBIT H

Exhibit A Wells Fargo Bank, N.A. Letter of Credit No.

SAN FRANCISCO, CALIFORNIA             [insert date]

AT SIGHT PAY TO THE ORDER OF [insert Beneficiary name]     US$ [insert amount in numbers]

            [insert amount in words]             U.S. DOLLARS

DRAWN UNDER WELLS FARGO BANK, N.A. LETTER OF CREDIT NO.

THIS SIGHT DRAFT IS ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND WRITTEN CERTIFICATION OF AN OFFICER OF BENEFICIARY AS REQUIRED BY THE LETTER OF CREDIT.

TO: WELLS FARGO BANK, N.A.                                                            [insert Beneficiary name]

ADDRESS: TRADE SERVICES DIVISION, N. CALIFORNIA

525 MARKET STREET , 25TH FLOOR

SAN FRANCISCO, CA 94105                                                           [insert signature]

AUTHORIZED SIGNATURE

[insert Beneficiary name and insert signature on the back of the draft as an endorsement]

EXHIBIT H

Exhibit B Wells Fargo Bank, N.A. Letter of Credit No.

Date:

Wells Fargo Bank, N.A.

Trade Services Division, Northern California

525 Market Street, 25th Floor

San Francisco, California 94105

Subject: Your Letter of Credit No.

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee] [insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. this transfer will not become effective until the transferee is so notified.

Very truly yours, [insert name of transferor]

By:
Name:
Title:

Signature of Transferor Authenticated [insert name of bank]
By:
Name:
Title:

EXHIBIT H

end format

Agreed to and accepted by:

          APPLICANT

AUTHORIZED SIGNATURE

EXHIBIT H

EXHIBIT I

WORK LETTER

This Work Letter Agreement (“Agreement”) is made a part of the Sublease (“Sublease”) dated October 18, 2002, by and between Ariba, Inc., a Delaware corporation (“Sublandlord”) and NetScreen Technologies, Inc., a Delaware corporation (“Subtenant”) for premises at 805 and 809 Eleventh Avenue, Sunnyvale, California, to which this Agreement is attached as Exhibit I.

A. Subtenant, at Subtenant’s sole cost and expense, will be constructing certain alterations, additions and improvements (“Subtenant’s Work”) in Subtenant’s Shipping Area and in the Building Three Premises. Attached to this Agreement as Attachment 1 are conceptual plans showing Subtenant’s Work (“Subtenant’s Work Conceptual Plans”).

B. Sublandlord, at Subtenant’s sole cost and expense, will be constructing certain alterations, additions and improvements (“Sublandlord’s Work”) in the server area on the first floor of Building Three outlined on Attachment 2 to this Agreement (“Server Area”), which attachment contains conceptual plans showing Sublandlord’s Work (“Sublandlord’s Work Conceptual Plans”). Some of the construction of Sublandlord’s Work will take place after the Sublease Commencement Date and Sublandlord shall retain possession of the Server Area until completion of Sublandlord’s Work, as further described below.

C. This Agreement describes the terms and conditions applicable to the design and construction of Subtenant’s Work and Sublandlord’s Work. Capitalized terms used herein without definition shall have the same meaning as in the Sublease. The provisions of this Agreement shall supercede any conflicting provisions of the Sublease.

In consideration of the mutual covenants contained in this Agreement and in the Sublease, Sublandlord and Subtenant hereby agree as follows:

I. SUBTENANT’S WORK

1. Generally. At Subtenant’s sole cost and expense, including payment on demand of (i) all related out-of-pocket costs incurred by Sublandlord and (ii) all related costs to which Master Landlord is entitled under the Master Lease, Subtenant shall perform the design and construction of Subtenant’s Work in conformance with the Approved Plans described below. Sublandlord shall not charge any oversight fees or supervisory fees for time spent by Ariba personnel pertaining to Subtenant’s Work. Subtenant’s Work and the construction thereof shall comply in all respects with the terms and conditions of the Master Lease and the Sublease, provided that this Agreement shall control in the event of a conflict between this Agreement and the Sublease. Nothing in this Agreement shall be construed to in any way to limit the rights of Master Landlord under the Master Lease and the requirement that Subtenant’s Work and the construction thereof shall comply in all respects with the terms and conditions of the Master Lease. By way of example only, all approvals of Sublandlord described in or pursuant to this Agreement are expressly conditioned on Master Landlord’s explicit, unconditional, written approval of the matter approved by Sublandlord. Sublandlord shall have no responsibility with regard to Master Landlord’s approval except as expressly provided in this Agreement.

EXHIBIT I

2. Preparation of Preliminary and Final Plans.

(a) Preliminary Plans. Sublandlord has approved the Subtenant’s Work Conceptual Plans. Based on the Subtenant’s Work Conceptual Plans and in conformance therewith, Subtenant shall prepare preliminary design drawings and specifications for Subtenant’s Work (“Preliminary Plans”), and shall deliver such Preliminary Plans to Sublandlord for approval. Sublandlord acknowledges and approves Subtenant’s use of Reel Grobman to prepare the Preliminary Plans and Final Plans (defined below). All specifications for Subtenant’s Work shall be in accordance with the Interior Specification Standards attached to the Work Letter (Exhibit C to the Master Lease) as Schedule One, except as otherwise approved in writing by Sublandlord and Master Landlord in their sole discretion upon written request by Subtenant.

(b) Revision of Preliminary Plans. Within five (5) business days after the actual receipt of the Preliminary Plans by Sublandlord, Sublandlord shall either (i) approve, in writing, the Preliminary Plans or (ii) inform Subtenant in writing of Sublandlord’s specific objections to such Preliminary Plans, which objections must be reasonable. If Sublandlord does not provide such a writing within five (5) business days after actual receipt of Subtenant’s Preliminary Plans, then the Preliminary Plans shall be deemed to be approved by Sublandlord. In the event that Sublandlord has specific objections, the parties shall reach agreement as to what revisions should be made as soon as reasonably practicable.

(c) Final Plans. Once an agreement has been reached regarding revisions to the Preliminary Plans, Subtenant shall prepare final plans and specifications and working drawings (“Final Plans”) for Subtenant’s Work. Within five (5) business days after receipt of the Final Plans by Sublandlord, Sublandlord shall either (i) approve, in writing, the Final Plans or (ii) inform Subtenant in writing of Sublandlord’s specific objections to such Final Plans, which objections must be reasonable. If Sublandlord does not provide such a writing within five (5) business days after actual receipt of Subtenant’s Final Plans, then the Final Plans shall be deemed to be approved by Sublandlord. In the event that Sublandlord has specific objections, the parties shall reach agreement regarding changes to the Final Plans as soon as is reasonably practicable.

(d) Sublandlord and Master Landlord Approvals. Sublandlord’s approval of Subtenant’s Work Conceptual Plans, Preliminary Plans and/or the Final Plans shall in no way be deemed (i) a determination that Subtenant’s Work complies with applicable laws, regulations, ordinances or codes, or (ii) an implied warranty of the adequacy or sufficiency of the design or quality of any items shown therein. Sublandlord makes no representation or warranty whatsoever with regard to the probability of approval of Subtenant’s Work, the Subtenant’s Work Conceptual Plans, Preliminary Plans, or Final Plans by Master Landlord or any governmental authority. Sublandlord shall reasonably cooperate with Subtenant to obtain Master Landlord’s approval and, when requested by Subtenant, shall sign any documents required to enable Subtenant to obtain a building permit and whatever authorizations are reasonably required to proceed with Subtenant’s Work. Sublandlord shall not be deemed to have waived its right to approve or disapprove the Final Plans if Sublandlord has not approved the Final Plans at the time it signs such documents.

(e) Governmental Approvals. Subtenant shall cause the Final Plans to be submitted to the appropriate governmental authorities for approval. If the governmental authorities require any changes, Sublandlord and Subtenant shall reasonably cooperate to incorporate such changes into the Final Plans, and neither party shall unreasonably withhold or delay its approval of such changes. Once all required approvals of the Final Plans have been obtained from Sublandlord, Master Landlord and all appropriate governmental authorities, the Final Plans shall be deemed the “Approved Plans”.

EXHIBIT I

3. Construction.

(a) Generally. Sublandlord acknowledges and approves Subtenant’s use of SC Builders as the general contractor for construction of Subtenant’s Work. Subtenant shall cause SC Builders (or any replacement general contractor, which shall be subject to Sublandlord’s reasonable written approval) (“Subtenant’s General Contractor”) to construct Subtenant’s Work using well-trained, adequately supervised workers, in a good and workmanlike manner, free from design, material, and workmanship defects in accordance with the Approved Plans and all Applicable Requirements. Subtenant shall promptly remedy all violations of this obligation at Subtenant’s sole cost and expense. Subtenant shall request and obtain from Subtenant’s General Contractor a written commitment for completing construction of Subtenant’s Work in accordance with the Approved Plans. Sublandlord’s approval of Subtenant’s General Contractor as the general contractor for construction of Subtenant’s Work is and shall be conditioned on Subtenant’s General Contractor status as a union contractor, which Subtenant hereby represents is true and correct. All subcontractors, laborers, materialmen, and suppliers shall conduct their activities in and around the Premises, Buildings and Project in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Buildings and Project, and, if necessary, union labor shall be employed to achieve such harmonious relations. Subtenant shall obtain Sublandlord’s prior written consent to each such subcontractor. Sublandord will respond in writing to Subtenant’s request for consent within five (5) business days from Sublandlord’s receipt of Subtenant’s written request. Subtenant shall not use any area outside the Building Three Premises for construction staging or other construction-related purposes other than the area depicted on Attachment 1 as “staging area,” the use of which shall be limited to construction staging activities and subject to Sublandlord’s reasonable restrictions and rules.

(b) Change Orders. No change or modification to the Approved Plans or Subtenant’s Work pursuant thereto (“Change Order”) may be made by Subtenant without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed. Sublandlord will respond in writing to Subtenant’s submission of all requests for Sublandlord approval of Change Orders for Sublandlord approval within two (2) business days from Sublandlord’s actual receipt with respect to Change Orders having a cost of Two Thousand Dollars ($2,000) or less and within five (5) business days from Sublandlord’s actual receipt for all other Change Orders. All requests for Change Orders shall be made in writing. Once approved in writing by Sublandlord and all required approvals of Master Landlord and governmental authorities have been obtained, such Change Orders shall become a part of the Approved Plans.

(c) Removal of Subtenant’s Work. The rights and obligations of the parties with respect to the removal of Subtenant’s Work and restoration of the Premises shall be governed by Paragraph 8 of the Sublease.

(d) Insurance.

i. General Coverages. Subtenant’s General Contractor and each subcontractor of Subtenant’s General Contractor shall carry worker’s compensation insurance covering all of its respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Subtenant as set forth in Paragraph 9 of the Sublease.

ii. Special Coverages. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord covering the construction of Subtenant’s Work, and such other insurance as Sublandlord may require, it being understood and agreed that Subtenant’s Work shall be insured by Subtenant pursuant to Paragraph 9 of the Sublease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord including, but not limited to, the requirement that Subtenant’s General Contractor and/or any or all of its subcontractors shall carry excess liability and Products and Completed Operation Coverage

EXHIBIT I

insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Subtenant as set forth in Paragraph 9 of the Sublease.

iii. General Terms. Certificates for all insurance carried pursuant to this Section I.3(d) shall be delivered to Sublandlord before the commencement of construction of Subtenant’s Work and before any contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Sublandlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that Subtenant’s Work is damaged by any cause during the course of the construction thereof, Subtenant shall immediately repair the same at Subtenant’s sole cost and expense. Subtenant’s General Contractor and all of its subcontractors shall each maintain all of the foregoing insurance coverage in force until Subtenant’s Work is fully completed and accepted by Sublandlord. All policies carried under this Section I.3(d) shall insure Master Landlord, Sublandlord and Subtenant, as their interests may appear, as well as Subtenant’s General Contractor. All insurance, except Workers’ Compensation, maintained by Subtenant’s General Contractor and each of its subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance with respect to the Sublandlord and that any other insurance maintained by Sublandlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Sublandlord by Subtenant under the Sublease or Section I.3(e) of this Agreement.

(e) Indemnity. Subtenant’s indemnity as set forth in Paragraph 10 of the Sublease (including any limitations or restrictions set forth therein) shall apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Subtenant or Subtenant’s contractors, subcontractors, laborers, materialmen, suppliers and design professionals and other hirees, or anyone directly or indirectly employed by any of them, or in connection with Subtenant’s non-payment of any amount arising out of Subtenant’s Work and/or Subtenant’s disapproval of all or any portion of any request for payment. Such indemnity by Subtenant, as set forth in Paragraph 10 of the Sublease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Sublandlord’s and Master Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Subtenant to complete Subtenant’s Work, and (ii) to enable Subtenant to obtain any building permit or certificate of occupancy for the Premises.

(f) Requirements of Subtenant’s General Contractor. Subtenant shall cause Subtenant’s General Contractor to provide an express written warranty that Subtenant’s Work shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, such that Subtenant’s General Contractor is responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after completion of Subtenant’s Work. Said warranty shall require Subtenant’s General Contractor to pay for all additional expenses and damages incurred in connection with such replacement or repair, including without limitation any damage or disturbance to the Premises, Buildings, or Common Areas caused thereby. Subtenant covenants to enforce any contractor guarantees and warranties for the benefit of Sublandlord where Sublandlord’s interests may appear and, if necessary to give Sublandlord the full benefit of such protection, shall give to Sublandlord any assignment or other assurances which may be necessary to effect a right of direct enforcement.

(g) Assumption of the Risk. Subtenant accepts, assumes and shall be solely responsible for all risks for the construction and installation of Subtenant’s Work other than for risks resulting from the active negligence or willful misconduct of Sublandlord or Sublandlord’s employees, agents, contractors or subcontractors.

EXHIBIT I

(h) As Built Plans. Within sixty (60) days following the substantial completion of Subtenant’s Work, Subtenant shall provide Sublandlord and Master Landlord with a set of “as built” plans, drawings and specifications for Subtenant’s Work.

II. SUBLANDLORD’S WORK.

1. Generally. Sublandlord shall perform the design and construction of Sublandlord’s Work in conformance with the Sublandlord’s Work Conceptual Plans, the cost and expense of which shall be Subtenant’s responsibility in accordance with Section II.3 below. Sublandlord’s Work includes the creation of separate server rooms for Sublandlord and Subtenant in the Server Area (“Sublandlord’s Server Room” and “Subtenant’s Server Room”, respectively). Sublandlord’s Server Room will contain 2,165 rentable square feet; Subtenant’s Server Room shall occupy the remainder of the Server Area. Sublandlord’s Work includes installation of a telephone rack for Sublandlord (in addition to the existing telephone rack located in the Subtenant portion of the Server Area) and of a separate meter to monitor power consumption from the existing UPS (uninterruptible power supply) located in the Sublandlord portion of the Server Area. Sublandlord’s Work also includes installation of a new door to the Server Area (or multiple doors to the extent required by law) and any fixturing and other work deemed appropriate or necessary by Sublandlord, including any requirements of Master Landlord or governmental authority, for conversion of the Server Area into Sublandlord’s Server Room and Subtenant’s Server Room. Notwithstanding anything in the Sublease to the contrary, Sublandlord will retain possession of the entire Server Area, including the Subtenant’s Server Room portion, until Sublandlord’s Work is Substantially Completed (defined below).

2. Construction.

(a) General Contractor. Sublandlord and Subtenant have agreed on the use of Teladata for design and project management services for Sublandlord’s Work, and SC Builders as Sublandlord’s general contractor for construction of Sublandlord’s Work. Work by Subtenant in Subtenant’s Server Room following delivery of possession thereof to Subtenant shall be designed and managed by Teladata and constructed by SC Builders, under Subtenant’s own contracts directly with Teladata and SC Builders.

(b) Substantial Completion. Sublandlord shall Substantially Complete Sublandlord’s Work and deliver possession of Subtenant’s Server Room to Subtenant by the sixtieth (60th) day following the Sublease Commencement Date (“Scheduled Completion Date”). “Substantial Completion” of Sublandlord’s Work shall occur upon the completion of construction of Sublandlord’s Work in substantial conformance with the Sublandlord’s Work Conceptual Plans, with the exception of any punch list items. If Substantial Completion is delayed as a consequence of an Excusable Delay (defined below), then the Scheduled Completion Date shall be advanced in time by the number of days that the Substantial Completion is delayed as a consequence of the Excusable Delay. “Excusable Delay” means any actual delay in the Substantial Completion of Sublandlord’s Work beyond the reasonable control of Sublandlord, including but not limited to the following causes: (i) Subtenant’s failure to fulfill any obligation under this Agreement; (ii) changes requested by Subtenant that Sublandlord agrees to make; (iii) unavailability or unusually long lead-time for delivery of materials, components, or finishes; (iv) a willful or negligent act or omission of Subtenant or a representative, agent, employee or contractor of Subtenant that interferes with the progress of the work; or (v) delays in obtaining approvals of Master Landlord and any governmental authority.

(c) Access; Staging Area. Sublandlord and Sublandlord’s representatives shall have all necessary access to the Server Area for purposes of construction of Sublandlord’s Work. Sublandlord shall also have the right to share use of the “staging area” depicted on Attachment 1 with Subtenant, for construction staging purposes. Subtenant shall not be allowed access to the Server Area during the period of construction except with Sublandlord’s express permission, accompanied by a representative of Sublandlord.

EXHIBIT I

(c) Changes. In the event Sublandlord desires a change to Subtenant’s Work that in Sublandlord’s reasonable determination constitutes a substantial modification to the Sublandlord’s Work Conceptual Plans, Sublandlord shall not make such change without Subtenant’s consent, which consent shall not be unreasonably withheld or delayed (with response time greater than three (3) business days automatically deemed an unreasonable delay). Subtenant may not withhold its approval of any change to Sublandlord’s Work required to obtain any required construction permit or otherwise required by any governmental authority or Master Landlord.

3. Costs. Subtenant shall bear all costs incurred in connection with the design and construction of Sublandlord’s Work, including without limitation all related costs to which Master Landlord is entitled under the Master Lease and Teladata’s project management fee, fees for materials, and other fees incurred in association with Teladata’s performance. Subtenant shall pay such costs within fifteen (15) days of receipt of Sublandlord’s invoice. Sublandlord may bill Subtenant in installments or in a lump sum. All sums owing by Subtenant and not paid as agreed shall bear interest, and Subtenant shall be assessed a late charge, in accordance with Paragraph 3.4 of the Sublease.

III. GENERAL TERMS.

1. No Partnership. Nothing in this Agreement shall cause Sublandlord and Subtenant to be partners or joint venturers.

2. Representatives. Subtenant has designated Charley Clark and Robert Bradley as its sole representative(s) with respect to the matters set forth in this Agreement, who, until further notice to Sublandlord, shall have full authority and responsibility to act on behalf of Subtenant as required in this Agreement. Sublandlord has designated Steve Payne and Ron Hearon as its sole representative(s) with respect to the matters set forth in this Agreement, who, until further notice to Subtenant, shall have full authority (excepting signature authority) and responsibility to act on behalf of Sublandlord as required in this Agreement.

SUBLANDLORD:		SUBTENANT:

ARIBA, INC., a Delaware corporation		NETSCREEN TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Michael Fancher	By:	/s/ Remo Canessa
Title:	VP & Corporate Controller	Title:	CFO
Date:	October 18, 2002	Date:	October 18, 2002

EXHIBIT I

ATTACHMENT 1

Subtenant’s Work Conceptual Plans

[Graphic of Subtenant’s Work Conceptual Plans Appears Here]

EXHIBIT I

ATTACHMENT 2

Sublandlord’s Work Conceptual Plans

[Graphic of Sublandlord’s Work Conceptual Plans Appears Here]

EXHIBIT I

EXHIBIT J

ESTOPPEL CERTIFICATE

TO:

RE: Sublease (“Sublease”) dated                             , by and between

                                                                                                                                                                                                                             ,

as Sublandlord, and

as Subtenant, concerning the real property known as:

(“Premises”), which Sublease was amended

(it will be presumed no amendments exist unless they are specified above).

Subtenant hereby certifies as follows:

1. True copies of the above-referenced Sublease as amended are attached hereto marked Exhibit “1” (Attach a copy of Sublease and all amendments.)

2. The Sublease term commenced on                                                           and expires on                                                                  .

3. The current monthly Base Rent and most recent monthly Subtenant’s Project Share of Operating Expense and Master Lease Expenses are as follows

	Amount		Day of Month Due	Paid Up Through
Base Rent	$	_____________	_____________	_____________
Operating Expenses	$	_____________	_____________	_____________
Master Lease Expenses	$	_____________	_____________	_____________

No Base Rent, Operating Expenses or Master Lease Expenses have been prepaid except as reflected in the Sublease.

4. The current amount of security deposit held by Sublandlord is $                            .

5. The Sublease has not been modified, orally or in writing, since its execution, except as hereinabove identified. The Sublease is in full force and effect and contains the entire agreement between Sublandlord and Subtenant, except (if there are no exceptions, write “NONE”):

6. The improvements and space required to be provided by Sublandlord have been furnished and completed in all respects to the satisfaction of Subtenant, and all promises of an inducement nature by Sublandlord have been fulfilled except (if there are no exceptions, write “NONE”): ________________________________________________________________________________

EXHIBIT J

1

7. Subtenant has no knowledge of any uncured defaults by Sublandlord or Subtenant under the Sublease, except (if there are no exceptions, write “NONE”______________________________________________________________________________

8. There are no disputes between Sublandlord and Subtenant concerning the Sublease, the Premises or the improvements therein or thereon, except (if there are no exceptions, write “NONE”):

9. Subtenant is in full and complete possession of the Premises and has not assigned or sublet any portion of the Premises, except (if there are no exceptions, write “NONE”):

10. Subtenant has no knowledge of any prior sale, transfer, assignment or encumbrance of the Sublandlord’s interest in the Sublease, except (if there are no exceptions, write “NONE”):

11. Subtenant has made no alterations or additions to the Premises, except (if there are no exceptions, write “NONE”):

If alterations or additions have been made by Subtenant, Subtenant represents that to its knowledge, all such alterations and additions were done in accordance with the terms of the Sublease and in compliance with all applicable laws, rules and regulations, except (if there are no exceptions, write “NONE”):

12. Subtenant is not currently the subject of a bankruptcy proceeding and to its knowledge Sublandlord is not involved in such a proceeding, except (if there are no exceptions, write “NONE”):

13. Subtenant is aware that buyers, lenders and others will rely upon the statements made in this Estoppel Certificate, and has therefore adjusted the language hereof as necessary to make it an accurate statement of the current facts concerning the Sublease. If no such adjustments have been made, said parties may rely upon the statements in this form as printed.

14. Additional items (if there are no additional items, write “NONE”):

DATE:

(Fill in date of execution)

EXHIBIT J

2

By:
Name Printed:
Title:

EXHIBIT J

3

Exhibit “1”

To Estoppel Certificate

(Attach a copy of Sublease and any amendments.)

EXHIBIT J

4

EXHIBIT K

SITE SIGNAGE PLAN

[Graphic of Site Signage Plan Appears Here]

EXHIBIT L

EXHIBIT L

ENVIRONMENTAL DOCUMENTS

1.	Letter from Major Ronald E. Thompson, Jr., Department of the Air Force, dated February 11, 2000 to the Major Ronald E. Thompson, Jr., Onizuka Air Station, and the Department of Community Development re: Moffett Park Drive APN 110-02-067, with the 738 EIS Engineering Report, dated 13-17 January 2000, prepared by Air Force Materiel Command and identified as 738 EIS-EMC-00-02.

2.	Letter from Mr. Peter Polson, Ph.D. Consultant, dated January 12, 2000 to Mr. Tim Hennessey of Jay Paul Company re: Moffett Park Development

3.	Memorandum from Jeff Lawson, Esq., Silicon Valley Law Group, dated June 28, 2001 to Tom Smith, Interwoven re: Interwoven/Ariba Sublease, Technology Corners, Radiation Hazard Issue

4.	Letter from Phillip L. Fitzwater, R.G., R.E.A., Iris Environmental dated May 18, 2000 to Mr. Steve Morse of the California Regional Water Quality Control Board re: RWQCB Closure Concurrence for Two Soil Areas, Former Lockheed Martin Building 104, Sunnyvale, CA (See, Items 9, 10 and11 for attachments to letter)

5.	Letter from Lawrence P. Kolb, California Regional Water Quality Control Board, dated May 24, 2000 to Mr. Phillip L. Fitzwater, R.G., R.E.A. of Iris Environmental re: Review and Concurrence with “Addendum to Post-Closure Report (April 7, 2000), Lockheed Martin Space Systems Company, Building 104, Sunnyvale, CA”

6.	Letter from Stewart McGee, Hazardous Materials Inspector, Fire & Environmental Services, Bureau of Special Operations, Department of Public Safety for the City of Sunnyvale, California dated March 21, 2000 to Mr. Allen Lund of Lockheed Martin Corporation, Missiles and Space re: Remedial Measures for Impacted Soils at Former Building 104 Facility, dated March 17, 2000

7.	Letter from Stewart McGee, Hazardous Materials Inspector, Fire & Environmental Services, Bureau of Special Operations, Department of Public Safety for the City of Sunnyvale, California dated April 11, 2000 to Mr. Allen Lund of Lockheed Martin Corporation, Missiles and Space re: McLaren/Hart “Addendum to Post-Closure Report of Lockheed Martin Space Systems Company, Building 104, Sunnyvale, CA” dated April 7, 2000

8.	Addendum to Post-Closure Report of Lockheed Martin Space Systems Company Building 104, Sunnyvale, California dated April 7, 2000; prepared by McLaren/Hart, Inc. located at 1320 Harbor Bay Parkway, Suite 100, Alameda, California 94502

EXHIBIT L